Exhibit 10.59

EXECUTION VERSION

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

AGREEMENT AND PLAN OF MERGER

by and among

MEMC ELECTRONIC MATERIALS, INC.,

SIERRA ACQUISITION SUB, LLC,

SUN EDISON LLC, and

CARLOS DOMENECH, PETER J. LEE and THOMAS MELONE, as the Representatives

Dated as of October 22, 2009

INDEX OF DEFINED TERMS

2008 Unit Plan	69
Accounts Receivable	31
Accredited Investor	3
Acquisition Proposal	59
Acquisition Subsidiary	1
Action	38
Adjustable Earnout Setoff Amount	77
Adverse Recommendation Change	58
Affiliate	88
Agents	58
Agreement	1
AIQ Form	11
Allocable Percentage	3
Amended Employment Agreements	1
Annual Financial Statements	23
Antitrust Authority	64
Antitrust Filings	70
Antitrust Law	57
Assets	28
Audited Balance Sheet	23
Balance Sheet	23
Blocker Entities	74
Blocker Interests	74
Blocker Owner	75
Blocker Purchase Agreement	74
Business Day	2
Business Plan	53
Cash Bonus Plan	62
Cashout UAR Holder	3
Cashout UAR Holder Schedule	22
Cashout UAR Merger Consideration	8
Cashout UAR Threshold Amount	10
Cashout UARs	3
Certificate of Merger	2
Claim	73
Closing	2
Closing Date	2
Closing Registration Statement	53
COBRA	45
Code	25
Common Merger Consideration	8
Common Representative	17
Common Unit	3
Common Unitholder	3
Common Unitholder Cash Election	11
Common Unitholder Schedule	3
Common Unitholder Stock Election	11
Common Unitholders’ Distributed Merger Consideration	3
Company	1

Company Board	1
Company Credit Facilities	34
Company Fundamental Reps	76
Company IP Rights	34
Company Material Adverse Change	40
Company Material Adverse Effect	40
Company Product or Service	35
Company Recommendation	57
Company Unitholder Approval	58
Company Unitholder Meeting	57
Company-Licensed IP Rights	36
Company-Owned IP Rights	36
Confidentiality Agreement	56
Consideration Exchange Agreement	4
Copyrights	37
Counterproposal	85
Covered Employees	63
De Minimis Threshold	80
Defense Notice	79
Distributed Merger Consideration	4
Domain Names	37
Drop Dead Date	84
Earnout Calculation Schedule	15
Earnout Consideration	15
Earnout Consideration Cash Election Percentage	4
Earnout Consideration Stock Election Percentage	4
Earnout Period	16
Earnout Statement	16
Effective Time	2
Election Deadline	13
Election Materials	11
Employee Inducement Grants	62
Employment, Non-Competition and Confidentiality Agreements	1
Engagement Letter Indemnification Indemnity	77
Enhanced Benefits	63
Environmental Attributes	43
Environmental Law	42
Environmental Property	41
Environmental Release	42
ERISA	44
Estimated Unitholder Transaction Expenses	15
Event	55
Excess Amount	16
Exchange Act	51
Exchange Agent	13
Exchange Agent Agreement	13
Exchange Fund	13
Expense Escrow Agent	19
Expense Escrow Agreement	19
Expense Escrow Amount	19
Expense Escrow Fund	19

Expenses Indemnity	76
Final Determination	5
Financial Statements	23
Foregone Tax Benefit	27
Form of Election	11
GAAP	24
Government	64
Government Contracts	48
Governmental Order	84
Hazardous Materials	42
HSH Repayment	64
HSH Warrants	61
HSR Act	23
Hypothetical Amortization	27
Hypothetical Annual Tax Benefit	27
Hypothetical Marginal Income Tax Rate	27
Indebtedness	33
Indemnification Escrow Account	14
Indemnification Escrow Agent	14
Indemnification Escrow Agreement	14
Indemnification Escrow Amount	5
Indemnification Escrow Cash Amount	7
Indemnification Escrow Period	14
Indemnification Escrow Shares	7
Indemnification Threshold	80
Indemnified Party	78
Indemnifying Party	78
Indemnity Claim	17
Independent Representative	17
Inducement Grant Plan	62
Initial Merger Consideration	7
Intellectual Property	36
Interim Financials	23
Intervening Event	60
Law	40
Leased Real Property	29
Liens	23
LLC Act	2
Lock-Up Agreements	68
Losses	76
MAC Notice	56
Material Contract	31
Material Customers	46
Material Permits	40
Material Subsidiaries	69
Material Suppliers	46
Merger	1
Merger Consideration	7
Merger Payment Processing Form	13
Minimum Release Threshold Percentage	78
Net Merger Consideration	5

Open Source Software	37
Operating Agreement	22
Order	38
Ordinary Course of Business	25
Owned Real Property	28
Parent	1
Parent Balance Sheet	52
Parent Cap	81
Parent Cap Carveout Matter	81
Parent Capital Stock	50
Parent Common Stock	7
Parent Common Stock Value	5
Parent Expense Contribution	18
Parent Financials	52
Parent Fundamental Reps	80
Parent Indemnified Persons	76
Parent Material Adverse Change	50
Parent Material Adverse Effect	50
Parent SEC Documents	51
Parent Special Matters Cap	81
Participating Employees	62
Parties	1
Party	1
Patents	36
Payment Event	88
Permitted Liens	23
Person	88
Plan	44
Plans	44
PPA	31
Pre-Closing Tax Returns	71
Preferred Merger Consideration	8
Preferred Representative	17
Preferred Unit	6
Preferred Unitholder	6
Preferred Unitholder Initial Cash Payment	7
Preferred Unitholder Initial Merger Payment	7
Preferred Unitholder Initial Stock Payment	7
Preferred Unitholder Schedule	6
Preferred Unitholders’ Distributed Merger Consideration	6
Preferred Unitholders’ Merger Payment	6
Preferred Units Preference Amount	6
Preliminary Earnout Consideration	16
Pro Rated Excess Unitholder Transaction Expenses	15
Project	20
Project Business	20
Project Pre-Payments	24
Property	28
Proprietary Software	37
Proxy Statement/Offering Memorandum	72
Qualified MWs	6

v

Qualifying Acquisition Proposal	89
Real Property	29
Real Property Landlord Leases	29
Real Property Leases	29
Registration Rights Agreement	70
Release	67
Representatives	17
Required Approvals	23
Required Board Approval	23
Required Unitholder Approval	23
Revised Financial Statements	60
Scheduled Indemnity Matters	76
SEC	51
Securities Act	24
Software	37
Special Deductible	80
Special Indemnity Matters	77
Straddle Period	71
Subsequent SEC Documents	51
Subsidiary	20
Subsidiary Business	20
Superior Proposal	60
Surviving Company	2
Takeover Statute	61
Tax	27
Tax Indemnity	77
Tax Return	27
Tax Returns	27
Taxes	27
Termination Fee	88
Third Party	60
Third Person	79
Third Person Claim	79
Trade Secrets	36
Trademarks	37
Transaction Documents	50
Transfer Taxes	63
UAR Plan	69
Unit	21
Unitholder	6
Unitholder Cap	81
Unitholder Cap Carveout Matter	81
Unitholder Claims	77
Unitholder Expense Contribution	7
Unitholder Indemnified Persons	78
Unitholder Representative Agreements	17
Unitholder Special Matters Cap	81
Unitholder Transaction Expenses	15
Units	21
Update Schedule	56
Voting Agreement	1

Voting Agreements	1
Warrants	61

2.31	Government Contracts	48
2.32	Brokers, Finders	48
2.33	Dissenters’ Rights	48
2.34	Proxy Statement/Offering Memorandum	48
2.35	Disclaimer; Knowledge; Disclosure Schedules and Warranties	49

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY		49
3.1	Organization, Qualification and Power; Enforceability; Noncontravention	49
3.2	Capitalization and Related Matters	50
3.3	Consents	51
3.4	SEC Documents; Financial Statements	51
3.5	Brokers, Finders	52
3.6	Financing	52
3.7	Litigation	52
3.8	Proxy Statement/Offering Memorandum	52
3.9	Absence of Certain Changes or Events	52
3.10	Interim Operations of Acquisition Subsidiary	53
3.11	S-3 Eligibility	53

ARTICLE 4 CONDUCT OF THE BUSINESS PENDING THE MERGER		53
4.1	Conduct of Business of the Company	53
4.2	Notification of Certain Matters	55
4.3	Disclosure Schedules	56
4.4	Access to Information	56
4.5	Efforts; Cooperation	57
4.6	Unitholder Materials	57
4.7	Company Unitholder Approval	57
4.8	Termination and/or Amendment of Certain Employment Agreements	58
4.9	No Solicitation	58
4.10	Unitholder Litigation	60
4.11	SAS 100 Review and Year-End Audit	60
4.12	Termination of Unit Plans	61
4.13	Warrant Terminations	61
4.14	Takeover Statutes	61

ARTICLE 5 COVENANTS OF PARENT		61
5.1	Notification of Certain Matters	61
5.2	Efforts; Cooperation	61
5.3	Registration Statements	62
5.4	Cash Retention Bonus Plan	62
5.5	Inducement Grants	62
5.6	Option Grants	62
5.7	Access to Information	62
5.8	Transfer Taxes	63
5.9	Benefits Covenant	63
5.10	Operation of Surviving Company During the Earnout Period	63
5.11	HSH Repayment	63
5.12	Working Capital Investment	64

ARTICLE 6 CONDITIONS PRECEDENT AND ADDITIONAL COVENANTS OF THE PARTIES		64
6.1	Conditions to Each Party’s Obligations	64
6.2	Conditions to Obligations of the Company	65
6.3	Conditions to Obligations of Parent and Acquisition Subsidiary	66
6.4	Regulatory and Other Filings	70
6.5	Public Announcements	71
6.6	Further Assurances	71
6.7	Taxes	71
6.8	Proxy Statement/Offering Memorandum	72
6.9	Director and Officer Liability	73
6.10	Blocker Purchase	74

ARTICLE 7 INDEMNIFICATION		76
7.1	Survival of Representations and Warranties and Covenants	76
7.2	Indemnification of Parent	76
7.3	Indemnification of the Unitholders	78
7.4	Notice of Claim	78
7.5	Right to Contest Claims of Third Persons	79
7.6	Limitations on Indemnity	80
7.7	Additional Indemnification Matters	81

ARTICLE 8 TERMINATION		84
8.1	Termination	84

ARTICLE 9 MISCELLANEOUS PROVISIONS		86
9.1	Notice	86
9.2	Entire Agreement	87
9.3	Assignment; Binding Agreement	87
9.4	Counterparts	87
9.5	Headings; Interpretation	88
9.6	Expenses	88
9.7	Remedies	89
9.8	Governing Law	90
9.9	Waiver of Jury Trial	90
9.10	Submission to Jurisdiction; Waivers	90
9.11	Amendment	91
9.12	Extension; Waiver	91
9.13	Severability	91
9.14	No Third Party Beneficiaries	91
9.15	Subsidiary Compliance	91
9.16	Conflicts and Privilege	92

EXHIBIT A	Form of Voting Agreements
EXHIBITS B-1 – B-7	Forms of Employment, Non-Competition and Confidentiality Agreements
EXHIBITS C-1 – C-7	Forms of Amended Employment Agreements
EXHIBIT D	Form of Certificate of Formation
EXHIBIT E	Form of Limited Liability Company Agreement
EXHIBIT F	Form of Certificate of Merger

x

EXHIBIT G	Form of Indemnification Escrow Agreement
EXHIBIT H	Form of Cash Bonus Plan
EXHIBIT I-1	Form of Inducement Grant Plan
EXHIBIT I-2	Form of Inducement Grant Agreement
EXHIBIT J-1	Form of Unitholder Release
EXHIBIT J-2	Form of UAR Release
EXHIBIT K	Form of Lock-up Agreement
EXHIBIT L	Form of Registration Rights Agreement
EXHIBIT M	Form of Blocker Purchase Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 22, 2009, by and among MEMC Electronic Materials, Inc., a Delaware corporation (“Parent”), Sierra Acquisition Sub, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), Sun Edison LLC, a Delaware limited liability company (the “Company”), and Carlos Domenech, Peter J. Lee and Thomas Melone, as the initial Representatives. Parent, Acquisition Subsidiary, the Company and the Representatives (as the initial Representatives) are each referred to herein as a “Party” and together as the “Parties”.

RECITALS

A. The Board of Managers of the Company (the “Company Board”) has approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of the Unitholders and has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

B. The Board of Directors of Parent and the Board of Managers of Acquisition Subsidiary have approved the Merger of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement, and have determined that the Merger is advisable and in the best interests of the member of Acquisition Subsidiary and the stockholders of Parent, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

C. The Company, Acquisition Subsidiary, the Representatives and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

D. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain Unitholders have entered into a Voting Agreement dated as of the date hereof and in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement,” and collectively the “Voting Agreements”) pursuant to which each such Person agreed to vote in favor of approval of this Agreement and the transactions contemplated hereby and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in such Voting Agreement.

E. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees and/or officers of the Company have entered into employment, non-competition and confidentiality agreements dated as of the date hereof and in substantially the forms attached hereto as Exhibits B-1 to B-7 (the “Employment, Non-Competition and Confidentiality Agreements”) and certain employees and/or officers of the Company have entered into amended employment agreements dated as of the date hereof and in substantially the forms attached hereto as Exhibits C-1 to C-7 (the “Amended Employment Agreements”).

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger and Effect of Merger.

(a) The constituent entities of the Merger are the Company and Acquisition Subsidiary.

(b) Upon the terms and subject to the conditions hereof, and in accordance with the Limited Liability Company Act of the State of Delaware, as amended (the “LLC Act”), at the Effective Time, Acquisition Subsidiary shall be merged into the Company and the separate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the surviving company in the Merger (the “Surviving Company”), and the separate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

(c) At and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the LLC Act.

(d) The Certificate of Formation and Limited Liability Company Agreement of the Surviving Company shall be in substantially the forms set forth in Exhibits D and E, respectively.

(e) The managers and officers set forth on Schedule 1.1(e) shall be the managers and officers of the Surviving Company, effective as of the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

1.2 Method of Effecting Merger; Closing. The Merger shall be effected as follows:

(a) The Company shall execute and deliver to Parent at the Closing a Certificate of Merger in substantially the form set forth in Exhibit F (the “Certificate of Merger”), and Parent shall cause the Certificate of Merger to be filed and recorded on the Closing Date with the Secretary of State of Delaware in accordance with the applicable provisions of the LLC Act. The Merger shall thereupon become effective and be consummated immediately upon the later of such filing or such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the LLC Act (the “Effective Time”).

(b) Unless this Agreement is terminated in accordance with Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, as promptly as practicable, but in no event later than the third (3rd) Business Day, after all of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to their satisfaction or, if permissible, waiver at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same and shall take place at such time and on a date consistent with this Section 1.2(b) to be specified by the Company and Parent (the “Closing Date”). “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Delaware, United States of America.

1.3 Conversion of Acquisition Subsidiary Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding membership interests of Acquisition Subsidiary shall be converted into one validly issued, fully paid and non-assessable membership interest in the Surviving Company and, upon surrender of the certificate or certificates representing such membership interests of Acquisition Subsidiary, the Surviving Company shall promptly issue to Parent or its designated Affiliate a certificate representing the membership interest in the Surviving Company into which it has been converted. After the Effective Time, such membership interest shall be the only issued and outstanding membership interests of the Surviving Company and shall be owned by Parent or its designated Affiliate.

1.4 Certain Defined Terms. In addition to defined terms that are defined elsewhere in this Agreement, the following terms which are used in the remaining provisions of this Article 1 are defined as follows:

(a) “Accredited Investor” has the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.

(b) “AIQ Form” is defined in Section 1.8(a)(ii).

(c) “Allocable Percentage” means, with respect to a particular Common Unitholder or Preferred Unitholder, the percentage (as determined in accordance with the Operating Agreement relative to each other Preferred Unitholder or Common Unitholder, as applicable) set forth next to such Unitholder’s name in the column labeled “Allocable Percentage” on the Preferred Unitholder Schedule or the Common Unitholder Schedule, as applicable. For clarity, the Allocable Percentages for the Preferred Unitholders will aggregate to 100% and the Allocable Percentages for the Common Unitholders will aggregate to 100%; provided, however, pursuant to the Consideration Exchange Agreements, if any, the Allocation Percentages for the Preferred Unitholders shall reflect the exchange transactions contemplated therein in accordance with Section 1.7(a)(i); provided, further, the Allocation Percentages for the Common Unitholders shall reflect the Cashout UARs in accordance with Section 1.7(a)(ii).

(d) “Cashout UARs” means only the unit appreciation rights of the Company issued under the UAR Plan with a strike price of $0.861 per unit appreciation right.

(e) “Cashout UAR Holder” means a holder of Cashout UARs.

(f) “Common Merger Consideration” is defined in Section 1.6(a)(ii).

(g) “Common Representative” is defined in Section 1.13(a).

(h) “Common Unit” means a unit of the Company’s Class A Units or Class B Units.

(i) “Common Unitholder” means a holder of any of the Company’s Common Units, each of whom is listed on the Common Unitholder Schedule.

(j) “Common Unitholder Cash Election” is defined in Section 1.8(a)(i).

(k) “Common Unitholder Schedule” means the Common Unitholder Schedule attached to this Agreement as Schedule 1.4(k). The Common Unitholder Schedule shall reflect the Allocable Percentage of each Common Unitholder and each Cashout UAR Holder.

(l) “Common Unitholder Stock Election” is defined in Section 1.8(a)(i).

(m) “Common Unitholders’ Distributed Merger Consideration” means:

(i) to the extent that the aggregate Preferred Unitholders’ Merger Payment equals the Preferred Units Preference Amount, then an amount equal to the Distributed Merger Consideration minus the Preferred Unitholders’ Preference Amount; and

(ii) at all times that the Preferred Unitholders’ Merger Payment is less than the Preferred Units Preference Amount, then $0.

(n) “Consideration Exchange Agreement” means an agreement among two or more Preferred Unitholders pursuant to which all or a portion of a Preferred Unitholder’s Merger Consideration payable in cash is exchanged for all or a portion of a Preferred Unitholder’s Merger Consideration payable in shares of Parent Common Stock.

(o) “Distributed Merger Consideration” shall mean an amount equal to the Net Merger Consideration minus the sum of the portion, if any, of (i) the Indemnification Escrow Amount paid to Parent (whether in cash or by distribution of Parent Common Stock valued for these purposes at the Parent Common Stock Value), and not returned to the Unitholders or Cashout UAR Holders, as applicable, pursuant to the terms of this Agreement and the Indemnification Escrow Agreement plus (ii) the Expense Escrow Amount paid to the Representatives for the reimbursement or payment of expenses in accordance with this Agreement and the Expense Escrow Agreement, and not returned to the Unitholders, Cashout UAR Holders or Parent, as applicable.

(p) “Earnout Calculation Schedule” is defined in Section 1.12(a).

(q) “Earnout Consideration” is defined in Section 1.12(a).

(r) “Earnout Consideration Cash Election Percentage” means, with respect to each Common Unitholder, the percentage set forth next to such Unitholder’s name in the column labeled “Earnout Consideration Cash Election Percentage” on the Common Unitholder Schedule.

(s) “Earnout Consideration Stock Election Percentage” means, with respect to each Common Unitholder, the percentage set forth next to such Unitholder’s name in the column labeled “Earnout Consideration Stock Election Percentage” on the Common Unitholder Schedule.

(t) “Earnout Period” is defined in Section 1.12(b).

(u) “Earnout Statement” is defined in Section 1.12(b).

(v) “Election Deadline” is defined in Section 1.8(a)(v).

(w) “Election Materials” is defined in Section 1.8(a)(ii).

(x) “Estimated Unitholder Transaction Expenses” is defined in Section 1.11(a).

(y) “Excess Amount” is defined in Section 1.12(c).

(z) “Exchange Agent” is defined in Section 1.9(a).

(aa) “Exchange Agent Agreement” is defined in Section 1.9(a).

(bb) “Exchange Fund” is defined in Section 1.9(a).

(cc) “Expense Escrow Agent” is defined in Section 1.13(f).

(dd) “Expense Escrow Agreement” is defined in Section 1.13(f).

(ee) “Expense Escrow Amount” is defined in Section 1.13(f).

(ff) “Expense Escrow Fund” is defined in Section 1.13(f).

(gg) “Final Determination Date” means the date on which the Earnout Statement is finally determined in accordance with Section 1.12 and Schedule 5.10.

(hh) “Form of Election” is defined in Section 1.8(a)(ii).

(ii) “Indemnification Escrow Account” is defined in Section 1.10(a).

(jj) “Indemnification Escrow Agent” is defined in Section 1.10(a).

(kk) “Indemnification Escrow Agreement” is defined in Section 1.10(a).

(ll) “Indemnification Escrow Amount” means $30,000,000.

(mm) “Indemnification Escrow Cash Amount” is defined in Section 1.5(a)(iii).

(nn) “Indemnification Escrow Period” is defined in Section 1.10(c).

(oo) “Indemnification Escrow Shares” is defined in Section 1.5(a)(iv).

(pp) “Indemnity Claim” is defined in Section 1.13(b).

(qq) “Independent Representative” is defined in Section 1.13(a).

(rr) “Initial Merger Consideration” is defined in Section 1.5(a)(v).

(ss) “Merger Consideration” is defined in Section 1.5(a).

(tt) “Merger Payment Processing Form” is defined in Section 1.9(b).

(uu) “Net Merger Consideration” means the Merger Consideration minus the Pro Rated Excess Unitholder Transaction Expenses.

(vv) “Operating Agreement” is defined in Section 2.3(f).

(ww) “Parent Common Stock” is defined in Section 1.5(a)(ii).

(xx) “Parent Common Stock Value” means $15.81, as proportionately adjusted for stock splits, subdivisions, reverse stock splits, combinations, recapitalizations, dividends, distributions and the like following the date of this Agreement.

(yy) “Parent Expense Contribution” is defined in Section 1.13(f).

(zz) “Preferred Merger Consideration” is defined in Section 1.6(a)(i).

(aaa) “Preferred Representative” is defined in Section 1.13(a).

(bbb) “Preferred Unit” means a unit of the Company’s Class C Units or Class D Units.

(ccc) “Preferred Unitholder” means a holder of any of the Preferred Units, each of whom is listed on the Preferred Unitholder Schedule.

(ddd) “Preferred Unitholder Initial Cash Payment” is defined in Section 1.5(a)(i).

(eee) “Preferred Unitholder Initial Merger Payment” is defined in Section 1.5(a)(ii).

(fff) “Preferred Unitholder Initial Stock Payment” is defined in Section 1.5(a)(ii).

(ggg) “Preferred Unitholder Schedule” means the Preferred Unitholder Schedule attached to this Agreement as Schedule 1.4(ggg), as updated pursuant to Section 1.4(jjj).

(hhh) “Preferred Unitholders’ Distributed Merger Consideration” means the lesser of the Preferred Units Preference Amount or the aggregate Distributed Merger Consideration. For clarity, once the Preferred Unitholders receive Distributed Merger Consideration in an amount equal to the Preferred Units Preference Amount, the Preferred Unitholders cease their participation in the Distributed Merger Consideration and the Common Unitholders will share pro rata among themselves in the Common Unitholders’ Distributed Merger Consideration until the last dollar has been paid.

(iii) “Preferred Unitholders’ Merger Payment” means the aggregate amount of Net Merger Consideration that has been actually distributed to the Preferred Unitholders as of the date of calculation. For purposes of this definition, any portion of the Net Merger Consideration held in the Indemnification Escrow Account or the Expense Escrow Fund or payable (but not yet paid) as Earnout Consideration has not been “distributed” to Preferred Unitholders until such time as such escrowed amount is actually paid to the Preferred Unitholders from the Indemnification Escrow Account or Expense Escrow Fund or, with respect to the Earnout Consideration, paid to the Preferred Unitholder following the conclusion of the Earnout Period or pursuant to Section 5.10 as the case may be.

(jjj) “Preferred Units Preference Amount” means the aggregate accrued, but unpaid, liquidation preference of the Preferred Unitholders applicable in the context of a sale of the Company, based on each Preferred Unitholder’s capital investment in the Company, plus an annualized rate of return of 8% per annum calculated in accordance with the Operating Agreement. The Preferred Unitholder Schedule shall be updated at Closing to reflect the actual Preferred Units Preference Amount as of such date which updated amount shall be controlling for all purposes hereunder.

(kkk) “Preliminary Earnout Consideration” is defined in Section 1.12(b).

(lll) “Pro Rated Excess Unitholder Transaction Expenses” is defined in Section 1.11(b).

(mmm) “Qualified MWs” means the Aggregate Qualified Adjusted MW of Financially Closed Projects as calculated in accordance with the Earnout Calculation Schedule and determined in accordance with Sections 1.12 and 5.10.

(nnn) “Representatives” is defined in Section 1.13(a).

(ooo) “Unitholder” means a Preferred Unitholder or a Common Unitholder as the case may be.

(ppp) “Unitholder Expense Contribution” is defined in Section 1.5(a)(v).

(qqq) “Unitholder Representative Agreements” is defined in Section 1.13(b).

(rrr) “Unitholder Transaction Expenses” is defined in Section 1.11(a).

1.5 Merger Consideration.

(a) For purposes of this Agreement, the “Merger Consideration” shall mean:

(i) an amount equal to (x) $119,000,000 less (y) the Unitholder Expense Contribution, in cash less (z) 50% of the amount of any Transfer Taxes to be paid by Parent pursuant to Section 5.8 (the “Preferred Unitholder Initial Cash Payment”); plus

(ii) 3,225,806 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Preferred Unitholder Initial Stock Payment” and together with the Preferred Unitholder Initial Cash Payment, the “Preferred Unitholder Initial Merger Payment”); plus

(iii) $21,000,000, in cash (the “Indemnification Escrow Cash Amount”); plus

(iv) 569,260 shares of Parent Common Stock (the “Indemnification Escrow Shares”); plus

(v) $460,830 in cash (the “Unitholder Expense Contribution” and, together with the Preferred Unitholder Initial Cash Payment, Preferred Unitholder Initial Stock Payment, Indemnification Escrow Cash Amount and the Indemnification Escrow Shares, the “Initial Merger Consideration”); plus

(vi) The amount, if any, of the Earnout Consideration payable in a combination of shares of Parent Common Stock and cash in accordance with the provisions of Section 1.12.

(b) The Pro Rated Excess Unitholder Transaction Expenses shall be paid in accordance with the provisions of Section 1.11(b) and shall reduce the Merger Consideration payable to the Unitholders.

(c) The Net Merger Consideration shall be paid by Parent as follows:

(i) the Preferred Unitholder Initial Merger Payment shall be paid to the Preferred Unitholders in accordance with the provisions of Sections 1.7 and 1.9;

(ii) the Indemnification Escrow Amount shall be deposited with the Indemnification Escrow Agent in accordance with the provisions of Section 1.10;

(iii) the Unitholder Expense Contribution shall be deposited with the Expense Escrow Agent in accordance with the provisions of Section 1.13(f); and

(iv) following the conclusion of the Earnout Period or earlier payment pursuant to Section 5.10 as the case may be, the Earnout Consideration, if any, shall be payable to the Unitholders and Cashout UAR Holders in accordance with the provisions of Sections 1.7 and 1.12.

1.6 Effect on Units and Cashout UARs.

(a) Effect on Units and Cashout UARs. Subject to Section 1.7(f) and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(i) each Preferred Unitholder’s Preferred Units shall be converted into and become the right to receive an amount, in the aggregate, equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholders’ Distributed Merger Consideration. The amount to which any particular Preferred Unitholder is entitled pursuant to this Section 1.6(a)(i) is referred to as such Preferred Unitholder’s “Preferred Merger Consideration.”

(ii) each Common Unitholder’s Common Units shall be converted into and become the right to receive an amount, in the aggregate, equal to such Common Unitholder’s Allocable Percentage of the Common Unitholders’ Distributed Merger Consideration. The amount to which any such Common Unitholder is entitled pursuant to this Section 1.6(a)(ii) is referred to as such Common Unitholder’s “Common Merger Consideration.”

(iii) each Cashout UAR Holder’s Cashout UARs shall be converted into and become the right to receive an amount, in the aggregate, equal to such Cashout UAR Holder’s Allocable Percentage of the Cashout UAR Holders’ Distributed Merger Consideration. The amount to which any such Cashout UAR Holder is entitled pursuant to this Section 1.6(a)(iii) is referred to as such Cashout UAR Holder’s “Cashout UAR Merger Consideration.”

(b) Unpaid Distributions. Other than the amounts payable as part of the Merger Consideration, any and all undeclared or unpaid dividends or distributions on the Units or unit appreciation rights of the Company immediately prior to the Effective Time shall be canceled at the Effective Time. All the Units held in the treasury of the Company immediately prior to the Effective Time shall be canceled and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

(c) Rights upon Merger. Upon consummation of the Merger, the Units and Cashout UARs shall cease to represent any rights with respect thereto, and, subject to applicable Law and this Agreement, shall only represent the right to receive the portion of the Merger Consideration payable hereunder with respect to such Units or Cashout UARs, as applicable.

1.7 Form of Payment Consideration.

(a) Payment of the amounts set forth in Section 1.5(a) shall be effectuated as follows:

(i) Each Preferred Unitholder shall receive:

(1)	an amount in cash equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholder Initial Cash Payment;

(2)	a number of shares of Parent Common Stock equal to such Preferred Unitholder’s Allocable Percentage of the Preferred Unitholder Initial Stock Payment;

(3)	an amount in cash equal to the product of such Preferred Unitholder’s Allocable Percentage of Earnout Consideration payable to Preferred Unitholders in cash pursuant to Section 1.12(c);

(4)	a number of shares of Parent Common Stock equal to the quotient of (A) such Preferred Unitholder’s Allocable Percentage of Earnout Consideration payable to Preferred Unitholders in shares of Parent Common Stock pursuant to Section 1.12(c), divided by (B) the Parent Common Stock Value;

(5)	if a portion of the Indemnification Escrow Cash Amount and the Indemnification Escrow Shares is distributed to the Preferred Unitholders pursuant to the terms of the Indemnification Escrow Agreement, each Preferred Unitholder shall receive an amount equal to such Preferred Unitholder’s Allocable Percentage of the amount distributed to the Preferred Unitholders pursuant to such Indemnification Escrow Agreement, either in cash or shares of Parent Common Stock (valued at the Parent Common Stock Value), as applicable, as set forth therein; and

(6)	if a portion of the Expense Escrow Amount is distributed to the Preferred Unitholders pursuant to the terms of the Expense Escrow Agreement, each Preferred Unitholder shall receive an amount equal to such Preferred Unitholder’s Allocable Percentage of the amount distributed to the Preferred Unitholders pursuant to such Expense Escrow Agreement in cash.

Notwithstanding the foregoing, prior to the Closing, any Preferred Unitholder may exchange with any other Preferred Unitholder, all or a portion of the cash that such Preferred Unitholder is entitled to under this Section 1.7(a)(i) for an equal value of shares of Parent Common Stock that such other Preferred Unitholder is entitled to under this Section 1.7(a)(i), and vice versa, pursuant to Consideration Exchange Agreements, and any changes to the Allocable Percentages set forth in the updated Preferred Unitholder Schedule to be delivered on the Closing Date shall reflect each Preferred Unitholder’s Allocable Percentage in cash and shares of Parent Common Stock (including as a result of such Consideration Exchange Agreements, if any), and the Exchange Agent shall distribute the Merger Consideration accordingly.

(ii) Each Common Unitholder shall receive:

(1)	if such Common Unitholder has made or is deemed to have made a Common Unitholder Cash Election pursuant to Section 1.8(a), an amount in cash equal to such Common Unitholder’s Allocable Percentage of Common Merger Consideration; or

(2)	if such Common Unitholder has made a valid Common Unitholder Stock Election, a number of shares of Parent Common Stock equal to the quotient of such Common Unitholder’s Allocable Percentage of Common Merger Consideration divided by (B) the Parent Common Stock Value;

(3)	if a portion of the Indemnification Escrow Cash Amount and the Indemnification Escrow Shares is distributed to the Common Unitholders pursuant to the terms of the Indemnification Escrow Agreement, each Common Unitholder shall receive an amount equal to such Common Unitholder’s Allocable Percentage of the amount distributed to the Common Unitholders pursuant to such Indemnification Escrow Agreement, either in cash or shares of Parent Common Stock (valued at the Parent Common Stock Value), as applicable, as set forth therein; and

(4)	if a portion of the Expense Escrow Amount is distributed to the Common Unitholders pursuant to the terms of the Expense Escrow Agreement, each Common Unitholder shall receive an amount equal to its Allocable Percentage of the amount distributed to the Common Unitholders pursuant to such Expense Escrow Agreement in cash;

provided, however, that if and at such time as the Common Unitholders shall receive pursuant to this Section 1.7(a)(ii) an amount in cash and value of shares of Parent Common Stock calculated at the Parent Common Stock Value equal to $21,525 per Common Unit (“Cashout UAR Threshold Amount”), the Cashout UAR Holders shall receive in cash, in respect of each Cashout UAR (for the avoidance of doubt, from and out of the Net Merger Consideration), any amount payable to the Common Unitholders in respect of each Common Unit in excess of the Cashout UAR Threshold Amount as if each Cashout UAR was a Common Unit for purposes of this Section 1.7(a)(ii) (therefore reducing the amount payable (in stock and/or cash, as applicable) to the Common Unitholders).

(b) Payment Priority. All payments of Net Merger Consideration (whether payments of Initial Merger Consideration, distributions to the Unitholders of any portion of the Indemnification Escrow Amount, distributions to the Unitholders of any portion of Expense Escrow Amount or payment of the Earnout Consideration) shall be made in the following priority, consistent with the terms of the Operating Agreement as in effect immediately prior to the Effective Time:

(i) First, such payments shall be made to the Preferred Unitholders, pro rata based on the Allocable Percentage of each Preferred Unitholder, until the Preferred Merger Payments equal the Preferred Units Preference Amount; and

(ii) Second, payments in respect of Net Merger Consideration in excess of the Preferred Units Preference Amount, if any, shall be made to the Common Unitholders and the Cashout UAR Holders (if applicable) pro rata based on the Allocable Percentage of each Common Unitholder and each Cashout UAR Holder (if applicable).

(c) Effect of Distribution of Preferred Units Preference Amount. For purposes of clarity, the Parties acknowledge that the purpose of the foregoing payment provisions in Section 1.7(b) is to give effect to the relative distribution preferences and priority of the Preferred Units pursuant to the terms of the Operating Agreement as in effect immediately prior to the Effective Time. The effect of this priority, when taken together with the fact that a portion of the Merger Consideration is subject to indemnification and expense escrow arrangements as well as the earnout, means that the Common Unitholders and Cashout UAR Holders may not ultimately receive any payment of Merger Consideration.

(d) Stock Splits and Similar Events. Notwithstanding any other provision in this Agreement to the contrary, the shares of Parent Common Stock issued in connection with the Net Merger Consideration (including the Preferred Unitholder Initial Stock Payment, the Indemnification Escrow Shares and the stock portion of the Earnout Consideration) shall be adjusted proportionately for any stock splits, subdivisions, reverse stock splits, combinations, recapitalizations, dividends, distributions and the like.

(e) Example. Attached hereto as Annex A is an illustrative example of the calculation and payment of Merger Consideration pursuant to the foregoing terms of this Agreement.

(f) Withholding. Parent shall be entitled to deduct and withhold from each Unitholder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Unitholders in respect of which Parent made such deduction and withholding.

1.8 Election Mechanics.

(a) Common Unitholders.

(i) Generally. Each Common Unitholder shall make, or be deemed to have made, an election to receive all of its Common Merger Consideration (1) in shares of Parent Common Stock (a “Common Unitholder Stock Election”) or (2) in cash (a “Common Unitholder Cash Election”) in accordance with the provisions of this Section 1.8.

(ii) Election Form; Accredited Investor Questionnaire. Promptly following the date hereof, the Company shall mail (by U.S. Mail, reputable overnight delivery service or to the email address of such Person in the Company’s possession) to each Person who was a Common Unitholder of record as of the date hereof (1) a form, reasonably acceptable to Parent (“Form of Election”), pursuant to which each Common Unitholder shall be entitled to elect to receive all of its Common Merger Consideration in either cash or shares of Parent Common Stock and (2) an Accredited Investor Questionnaire, in a form reasonably acceptable to Parent (an “AIQ Form” and, together with the Form of Election, the “Election Materials”). The Company shall use commercially reasonable efforts to promptly make available the Election Materials to any holder of Common Units who requests such materials following the initial mailing of the Election Materials and prior to the Election Deadline. In no event shall the initial mailing of Election Materials to the Common Unitholders be made less than five (5) days prior to the Election Deadline. For the avoidance of doubt, the Company shall have the option to mail the Election Materials in the same mailing as the Proxy Statement/Offering Memorandum.

(iii) Election.

(1)	To make a valid Common Unitholder Stock Election, a Common Unitholder must deliver to the Company prior to the Election Deadline an executed and properly completed (A) Form of Election making a Common Unitholder Stock Election and (B) an AIQ Form indicating that such Common Unitholder is an Accredited Investor. For clarity, any Common Unitholder who is not an Accredited Investor shall not be entitled to make a Common Unitholder Stock Election and will receive his, her or its portion of the Common Merger Consideration, if any, in cash.

(2)	A Common Unitholder shall be deemed to have made a Common Unitholder Cash Election if such Common Unitholder:

a.	delivers to the Company prior to the Election Deadline an executed and properly completed Form of Election making a Common Unitholder Cash Election; or

b.	does not deliver to the Company both (i) an executed and properly completed Form of Election prior to the Election Deadline and (ii) an AIQ Form indicating that such Common Unitholder is an Accredited Investor; or

c.	otherwise has not satisfied the requirements of Section 1.8(a)(iii)(1) to the reasonable satisfaction of the Company on or prior to the Election Deadline.

Any reasonable determination by the Company with respect to whether a Common Unitholder has or has not made a valid Common Unitholder Stock Election shall be final, binding and unappealable.

For the avoidance of doubt, the provisions of this Agreement are intended to provide that any Unitholder who has not executed and delivered an AIQ Form indicating that he, she, or it is an Accredited Investor shall receive cash in the Merger and not shares of Parent Common Stock.

(iv) Schedule Update. Not less than two (2) Business Days prior to the Closing, the Company shall deliver (A) an updated Common Unitholder Schedule to Parent and the Exchange Agent which schedule shall indicate each Common Unitholder’s Common Unitholder Stock Election or Common Unitholder Cash Election and (B) an updated Cashout UAR Holder Schedule to Parent and the Exchange Agent which schedule shall indicate each Cashout UAR Holder’s portion of the Common Unitholders’ Distributed Merger Consideration, if any.

(v) Election Deadline. Any election pursuant to this Section 1.8(a) shall have been made properly only if the Company shall have received, by the Election Deadline, a Form of Election and AIQ Form with respect to any Common Unitholder Stock Election properly completed and signed and reasonably acceptable to the Company. As used herein, “Election Deadline” means 9:00 a.m. Central time on the date of the Company Unitholder Meeting.

(b) Elections Irrevocable. All elections shall be irrevocable once made and shall be binding on the Unitholder and any subsequent transferee of any Units.

1.9 Initial Preferred Unitholder Payment Mechanics.

(a) Pursuant to an Exchange Agent Agreement between Parent and the Exchange Agent in a form reasonably acceptable to the Representatives (the “Exchange Agent Agreement”), as of the Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Units, certificates representing the shares of Parent Common Stock to be exchanged for Units in respect of the Preferred Unitholder Initial Stock Payment to be paid in connection with the Merger and any cash necessary to pay the Preferred Unitholder Initial Cash Payment to be paid in connection with the Merger (such cash and such certificates for shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund,” it being understood that any and all interest earned on funds deposited therein pending payment shall be turned over to Parent and that Parent shall pay all of the fees and expenses of the Exchange Agent). At least five (5) Business Days prior to the Closing, Parent shall enter into the Exchange Agent Agreement with the Exchange Agent. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 1.9 and the Exchange Fund shall not be used for any other purpose.

(b) Parent will cause the Exchange Agent, on or prior to the Closing Date, to deliver to each Unitholder at the address set forth opposite such Unitholder’s name on Schedule 1.9(b) (as updated from time to time in writing by the Company) a merger payment processing form and instructions for obtaining payment hereunder in a form reasonably acceptable to Parent and the Representatives (a “Merger Payment Processing Form”). Upon submission of a completed Merger Payment Processing Form to the Exchange Agent, the holder of the Units to which such Merger Payment Processing Form relates shall be entitled to receive in exchange therefor cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement. Following the Effective Time and pending a Unitholder’s submission of a Merger Payment Processing Form, each such Unitholder of outstanding Units will be deemed, for all purposes, to hold an irrevocable right to receive that amount of cash and/or shares of Parent Common Stock equal to his, her or its respective portion of the Merger Consideration into which such Unitholder’s Units shall have been so converted in accordance with this Agreement.

(c) Parent shall cause the Exchange Agent to deliver, no later than four (4) Business Days after submission of a properly completed Merger Payment Processing Form by a Unitholder (but in no event prior to the Closing), cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Unitholder’s respective portion of the Initial Merger Consideration calculated and payable in accordance with this Agreement. Parent shall cause the Exchange Agent to deliver, not later than four (4) Business Days after the later of submission of a properly completed Merger Payment Processing Form by a Unitholder or the date upon which the Earnout Consideration is paid to the Exchange Agent pursuant to Section 1.12(c), cash (without interest) and/or shares of Parent Common Stock, as applicable, representing such Unitholder’s respective portion of the Earnout Consideration calculated and payable in accordance with this Agreement.

(d) At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the Units that were outstanding immediately prior to the Effective Time.

(e) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in connection with the transactions contemplated by this Agreement and any holder of Units entitled to receive a fractional share of Parent Common Stock shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Parent Common Stock Value.

(f) Any portion of the Exchange Fund that remains unclaimed by a Preferred Unitholder six (6) months after the Effective Time, and any portion of the Earnout Consideration that remains unclaimed by a Unitholder six (6) months after the date it is paid to the Exchange Agent pursuant to Section 1.12(c), shall be delivered to Parent and any such Unitholder who has not returned a Merger Payment Processing Form in accordance with this Section 1.9 prior to that time shall thereafter look only to Parent for payment of such Unitholder’s portion of the Initial Merger Consideration or Earnout Consideration, as applicable. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company, the Representatives or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Units two (2) years after the Effective Time or two (2) years after the date it is paid to the Exchange Agent pursuant to Section 1.12(c) (or, in either case, such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.10 Indemnification Escrow.

(a) Indemnification Escrow Account. On the Closing Date, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, the Indemnification Escrow Cash Amount and deliver the Indemnification Escrow Shares, in each case to U.S. Bank, National Association, as escrow agent (“Indemnification Escrow Agent”), such Indemnification Escrow Amount to be held in escrow to satisfy, at least in part (and only to satisfy), the indemnity obligations described in Section 7.2(a) of this Agreement. The Indemnification Escrow Agent shall hold the Indemnification Escrow Amount in a segregated account (“Indemnification Escrow Account”) and invest, and make payments of, the Indemnification Escrow Amount solely in accordance with the terms of the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit G (“Indemnification Escrow Agreement”).

(b) The Representatives. Upon any claim for indemnification pursuant to Section 7.2, the Representatives shall serve as the designated representative of the Unitholders for purposes of receiving notices, contesting claims, authorizing payments for such claims and all such other proper purposes in all respects consistent with the provisions of Section 1.13 below.

(c) Remaining Balance in Indemnification Escrow Account. Upon the expiration of the Indemnification Escrow Period, Parent and the Representatives shall cause the Indemnification Escrow Agent (in accordance with the terms of the Indemnification Escrow Agreement) to pay (by wire transfer of immediately available funds) any portion of the Indemnification Escrow Cash Amount or distribute any remaining Indemnification Escrow Shares to such account(s) designated by the Representatives (on behalf of the Unitholders), any amounts and shares remaining in the Indemnification Escrow Account not then subject to claims for indemnification made by Parent in accordance with the provisions of Article 7, for distribution to the Unitholders in accordance with the terms of the Indemnification Escrow Agreement and this Agreement. As used in this Agreement, “Indemnification Escrow Period” means the period commencing on the Closing Date and concluding on the 15 month anniversary of the Closing Date.

(d) Merger Consideration Adjustments. Except for any interest amount(s) paid thereon (which interest, together with all dividends on Indemnification Escrow Shares, shall be paid to (i) Parent with respect to any portion of the Indemnification Escrow Amount distributed to Parent and (ii) the Unitholders with respect to any portion of the Indemnification Escrow Amount distributed to the Unitholders), any amounts distributed to Parent pursuant to the provisions of this Section 1.10 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

1.11 Payment Mechanics of Unitholder Transaction Expenses.

(a) Estimated Unitholder Transaction Expenses. At least two (2) Business Days prior to the Closing Date, the Company shall provide to Parent an estimate which has been approved in advance by the Representatives (which estimate shall include such reserves as the Company determines in good faith to be appropriate for any expenses that are not then known or determinable) of the Unitholder Transaction Expenses (segregated by payee, to the extent reasonably known or anticipated) that have been incurred prior to the Closing and that will be incurred at or after the Closing (“Estimated Unitholder Transaction Expenses”), in each case whether or not paid prior to the Closing. For purposes of this Agreement, “Unitholder Transaction Expenses” means all expenses for legal, investment banking and/or financial advisory fees of the Company and/or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger), including fees and expenses, whether or not paid prior to the Closing, in respect of such matters of Goodwin Procter LLP, Orrick Herrington & Sutcliffe, LLP, Goldman Sachs, Morgan Stanley and any other Person other than Ernst & Young LLP (including any fees or expenses incurred in connection with preparation of the Revised Financial Statements), the Indemnification Escrow Agent or the Exchange Agent.

(b) Payment of Estimated Unitholder Transaction Expenses. On the Closing Date, Parent shall pay (by wire transfer of immediately available funds): (i) to Goodwin Procter LLP, the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Goodwin Procter LLP; (ii) to Morgan Stanley the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Morgan Stanley; (iii) to Goldman Sachs the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Goldman Sachs; (iv) to Orrick Herrington Sutcliffe LLP the amount indicated in the Estimated Unitholder Transaction Expenses as payable to Orrick Herrington Sutcliffe LLP; and (v) to any other Person (other than Ernst & Young LLP, the Indemnification Escrow Agent and the Exchange Agent) indicated in the Estimated Unitholder Transaction Expenses, the amount indicated in the Estimated Unitholder Transaction Expenses as payable to such Person. An amount equal to 92.166% of any Unitholder Transaction Expenses in excess of $5,000,000 (the “Pro Rated Excess Unitholder Transaction Expenses”) shall be paid out of the Preferred Unitholder Initial Cash Payment.

1.12 Earnout.

(a) Earnout Consideration. If the Surviving Company achieves the Qualified MWs as calculated pursuant to Schedule 1.12 (the “Earnout Calculation Schedule”), then Parent shall pay to the Unitholders the amount of consideration set forth on and in accordance with the Earnout Calculation Schedule (the “Earnout Consideration”). Any portion of the Earnout Consideration payable pursuant to Section 1.7 to the (i) Preferred Unitholders shall be paid 30% in shares of Parent Common Stock and 70% in cash based on their respective Allocable Percentages, unless otherwise provided for in the Consideration Exchange Agreements and (ii) Common Unitholders shall be paid in shares of Parent Common Stock and/or cash in proportions as are determined by reference to each Common Unitholder’s Earnout Consideration Stock Election Percentage or Earnout Consideration Cash Election Percentage. Parent Common Stock shall be valued at the Parent Common Stock Value for purposes of payment of the Earnout Consideration.

(b) Earnout Period. Within 15 days following the expiration of the period commencing on January 1, 2010 and ending on December 31, 2010 unless the Closing has not occurred by January 1, 2010, in which case the period shall commence on the Closing Date and end 12 months following the Closing Date (as applicable, the “Earnout Period”), Parent shall (i) deliver a statement (the “Earnout Statement”) to the Representatives containing Parent’s calculation of the Earnout Consideration (the “Preliminary Earnout Consideration”). Parent shall permit the Representatives and their accountants to review promptly upon reasonable request, on-site or otherwise, during normal business hours as mutually agreed, all records, work papers and other information prepared or used by Parent in connection with the preparation of the Earnout Statement. The Representatives shall have up to 15 Business Days after receipt of the Earnout Statement and all requested records, work papers and other information prepared or used by Parent in connection with the preparation of the Earnout Statement to dispute any or all amounts or elements of such Earnout Statement pursuant to Schedule 5.10(e).

(c) Final Determination. No later than one (1) Business Day following the Final Determination Date of such Earnout Statement, Parent shall pay to the Exchange Agent (for the account of the Unitholders) by wire transfer or delivery of other immediately available funds or certificates, as applicable, an amount equal to the Earnout Consideration due pursuant to the final determination of such Earnout Statement pursuant to Section 1.12(b) and instruct the Exchange Agent to distribute such Earnout Consideration within four (4) Business Days thereafter in accordance with the provisions of this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, from and after the Closing in the event that Parent claims that any Parent Indemnified Person is entitled to indemnification or other payments under this Agreement or in connection with the transactions contemplated hereby (to the extent permitted in accordance with Article 7 or Section 9.7(b) hereof) in an amount (the “Excess Amount”) in excess of (i) any remaining Cash Escrow Funds (as defined in the Indemnification Escrow Agreement) or Escrowed Shares (as defined in the Indemnification Escrow Agreement and valued at the Parent Common Stock Value) less (ii) any Claimed Amount (as defined in the Indemnification Escrow Agreement) which has not been previously paid to Parent, then Parent shall be entitled to retain such Excess Amount from the Earnout Consideration until the claims of any such Parent Indemnified Persons have been resolved; provided, however, that the Excess Amount shall not be greater than the Adjustable Earnout Setoff Amount with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap (it being understood that if Releases are executed by 100% of the Unitholders, the Adjustable Earnout Setoff Amount shall be zero (0) and (except in instances of breach, fraud or intentional misrepresentation) Parent shall not be entitled to retain any portion of the Earnout Consideration with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap); provided, further, that (except in instances of willful breach, fraud or intentional misrepresentation) Parent shall pay any portion of the Earnout Consideration in excess of the Excess Amount to the Exchange Agent (for the account of the Unitholders) by wire transfer or delivery of other immediately available funds or certificates, as applicable. Promptly following the resolution of any such claims, Parent shall pay to the Exchange Agent (for the account of the Unitholders) by wire transfer or delivery of other immediately available funds or certificates, as applicable, the portion, if any, of the Excess Amount to which the Parent Indemnified Persons are not entitled and to the applicable Parent Indemnified Persons the portion, if any, of the Excess Amount to which they are entitled.

(d) Tax Treatment. The Unitholders and Parent shall to the extent permitted by applicable Law treat and report for applicable Tax reporting purposes any Earnout Consideration as payment of additional Merger Consideration, except that a portion of the Earnout Consideration shall constitute interest as determined using the appropriate applicable federal rate (as defined in Section 1274(d) of the Code and the Treasury Regulations thereunder), and shall be treated and reported by Unitholders and Parent as interest for such purposes.

(e) Covenants. Section 5.10 and Schedule 5.10 set forth certain covenants with respect to the operation of the Surviving Company during the Earnout Period and certain methodologies to be followed in determining whether the Qualified MWs have been achieved and whether the Earnout Consideration, if any, will be payable to Unitholders in accordance with this Agreement.

1.13 Unitholders’ Representatives; Actions.

(a) Thomas Melone (“Preferred Representative”), Carlos Domenech (“Common Representative”) and Peter J. Lee (“Independent Representative” and, together with the Preferred Representative and the Common Representative, the “Representatives”) have been appointed as the true and lawful agent and attorney-in-fact of the Unitholders for all matters in connection with this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement and the Registration Rights Agreement pursuant to and by virtue of the requisite approval of this Agreement by the Unitholders. The Representatives will act on behalf of the Unitholders with respect to all matters requiring action by the Unitholders under this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement, the Registration Rights Agreement and any other agreement to which the Representatives will be a party in connection with the Merger and the other transactions contemplated by the Transaction Documents. The Representatives hereby accept such appointment. Such Representatives may be changed from time to time upon not less than five (5) Business Days prior written notice to Parent. A vacancy in the position of (i) the Preferred Representative (and any successor thereto) may be filled by the vote of the Preferred Unitholders holding a majority of the Preferred Units, (ii) the Common Representative (and any successor thereto) may be filled by the vote of the Common Unitholders holding a majority of the Common Units and (iii) the Independent Representative (and any successor thereto) may be filled by the vote of the Unitholders holding a majority of all Units. In the event of the incapacity of any Representative, a successor representative will be appointed by the Unitholders entitled to fill the vacancy as described in the foregoing sentence.

(b) At all times, an agreement among two of the three Representatives shall be required to take any action in their capacity as the Representatives (on behalf of the Unitholders) under this Agreement and the other Transaction Documents. Subject to the foregoing sentence, the Representatives shall have the full power and authority to take all actions required to be taken by the Unitholders under this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement or the Registration Rights Agreement (collectively, the “Unitholder Representative Agreements”) and may take any action contemplated by any Unitholder Representative Agreement which it believes is necessary or appropriate under such Unitholder Representative Agreement, including, without limitation, executing each Unitholder Representative Agreement, authorizing payments to be made with respect hereto or thereto, objecting to such payments, giving and receiving notices and communications permitted or required under any Unitholder Representative Agreement, obtaining reimbursements as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Representatives in connection with any Unitholder Representative Agreement, disputing calculation of the Earnout Consideration, defending all indemnity claims against the Indemnification Escrow Account or Unitholders pursuant to this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, agreeing to, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims, conducting negotiations with Parent or any other Parent Indemnified Person and their respective agents regarding such claims and dealing with Parent or any other Parent Indemnified Person, the Exchange Agent, the Expense Escrow Agent and the Indemnification Escrow Agent under this Agreement. Without limiting the generality of the foregoing, the Representatives shall have the full power and authority to interpret (on behalf of the Unitholders) the terms and provisions of each Unitholder Representative Agreement including, without limitation, to consent to any amendment or waiver of any provision hereof or thereof in their capacity as Representatives. By giving notice to the Representatives in the manner provided by Section 9.1, Parent shall be deemed to have given notice to all Unitholders. A decision, act, consent or instruction of the Representatives, including an amendment, extension or waiver of any provision of any Unitholder Representative Agreement, shall require an agreement of two of three Representatives and shall constitute a decision of the Unitholder(s) for whom such action was taken and shall be final, binding and conclusive upon such Unitholder(s). Any action taken by two of three the Representatives may be considered by Parent, each other Parent Indemnified Person, the Exchange Agent, the Expense Escrow Agent and the Indemnification Escrow Agent to be the action of the Unitholder(s) for whom such action was taken for all purposes of such Unitholder Representative Agreement or any other Transaction Document.

(c) In the event that Parent gives notice to the Representatives of a claim for which indemnification may be sought, the Representatives shall have the authority to determine, in their sole judgment, whether to retain counsel (and to select that counsel) to protect the Unitholders’ interests, subject to Section 7.5, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Unitholders pursuant to any Unitholder Representative Agreement, including without limitation whether to consent or withhold their consent to any settlement or compromise of a claim.

(d) The Representatives shall not have, by reason of this Agreement or the performance of services as the Representatives, a fiduciary relationship with any Unitholders. The Representatives shall not be liable to any Unitholder for any act or omission taken pursuant to or in conjunction with this Agreement, except for their own gross negligence or willful misconduct. The Representatives shall be indemnified and held harmless first from the Expense Escrow Fund, second from any portion of the Indemnification Escrow Amount and Earnout Consideration to be distributed to the Unitholders and Cashout UAR Holders and third from the Unitholders and Cashout UAR Holders, severally and not jointly, against any and all Loss, liability or expense (including, without limitation, reasonable fees and expenses of any legal counsel) which may arise out of any action taken or omitted by them as the Representatives in accordance with this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement or the Registration Rights Agreement, as the same may be amended, modified or supplemented, except such Loss, liability or expense as may result from the gross negligence or willful misconduct of any Representative. This indemnification shall survive the termination of this Agreement. The Indemnification Escrow Agent, Expense Escrow Agent, Exchange Agent, Parent and each other Parent Indemnified Person are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Representatives.

(e) The Representatives agree that within a commercially reasonable time after receipt of notice of a claim, they shall give each Unitholder notice of the same and shall from time to time keep the Unitholders reasonably apprised as to developments with respect to such claim. Such notices shall be sent to the Unitholders at their respective addresses as may be communicated to the Representatives in writing by the Unitholders.

(f) The Unitholder Expense Contribution shall be paid into the Expense Escrow Fund out of the Merger Consideration for the benefit of the Unitholders and the Unitholders shall retain all right, title and interest in such amount and $39,170 shall be paid into the Expense Escrow Fund out of Parent’s cash on hand and does not represent any portion of the Merger Consideration (the “Parent Expense Contribution”). All disbursements from the Expense Escrow Fund shall be made pro rata as between the Unitholder Expense Contribution and the Parent Expense Contribution. As of the expiration or termination of the Expense Escrow Agreement or as otherwise contemplated thereby, any remaining portion shall be distributed to the Unitholders (in accordance with the preference and payment provisions set forth in this Agreement) and Parent, pro rata based on the initial contribution amounts. At the

Effective Time, Parent shall cause the Unitholder Expense Contribution and the Parent Expense Contribution (the “Expense Escrow Amount”) to be deposited on behalf of the Unitholders and certain employees of the Company with U.S. Bank, National Association (the “Expense Escrow Agent”), such deposit to constitute the expense escrow fund for the benefit and use of the Representatives should it be necessary as provided herein (the “Expense Escrow Fund”). The Expense Escrow Fund shall be used to reimburse the out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Representatives in performing all of its duties and obligations as the Representatives. Each Unitholder hereby authorizes the Representatives to enter into an Escrow Agreement (the “Expense Escrow Agreement”) with the Expense Escrow Agent, under such terms and conditions as may be agreed upon by the Representatives and the Expense Escrow Agent consistent with the terms hereof and in a form reasonably acceptable to Parent. If any portion of the Expense Escrow Amount is disbursed to the Unitholders from the Expense Escrow Fund at the discretion of the Representatives, such disbursement shall be allocated among the Unitholders pursuant to the provisions of the Expense Escrow Agreement and this Agreement.

1.14 Allocation. The Company and Parent agree to treat the transactions contemplated by this Agreement in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1) (A) as a sale of Units with respect to Unitholders and (B) with respect to Parent, as a purchase by Parent of all of the assets of the Company attributable to such Units and assumption by Parent of all of the Company’s liabilities attributable to such Units (other than liabilities for which Parent is required to be indemnified pursuant to this Agreement). The Parties agree, to prepare jointly a valuation, based upon the Merger Consideration (and all other capitalized costs) and using principles of Section 1060 of the Code for purposes of applying Section 751 of the Code to Unitholders in the Company and Section 1060 of the Code to Parent, of the assets owned by the Company attributable to such Units, which valuation shall be binding upon Parent, Acquisition Subsidiary and the Company. Such valuation shall be completed no later than 15 days prior to the Closing Date, and the joint agreement of the Parties to such valuation shall be a condition to the Closing as set forth in Sections 6.2(n) and 6.3(p). The Parties agree that with respect to Parent, the Merger Consideration, the liabilities of the Company and any other relevant items shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder and on a basis consistent with such valuation. The Representatives, the Company and Parent and their Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with such valuation. The Company and Parent shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as may reasonably requested in preparing such valuation. None of the Representatives, the Company, the Surviving Company or Parent shall take any tax position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Parent and Acquisition Subsidiary, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing as provided in Section 7.1.

2.1 Organization, Qualification and Power.

(a) Each of the Company and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth opposite the name of the Company and each of its Subsidiaries listed on Schedule 2.1. The Company has made available to Parent true, complete and correct copies of the organizational and constituent documents of each of the Company and each of its Subsidiaries.

(b) Each of the Company and each of its Subsidiaries has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is currently engaged. Each of the Company and each of its Subsidiaries is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.1 except where the failure to be so licensed or qualified would not have or reasonably be expected to have an adverse impact which is material on the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is required to be registered, licensed or qualified to do business in any other jurisdiction except where the failure to be so registered, licensed or qualified would not have or reasonably be expected to have an adverse impact which is material on the Company or any of its Subsidiaries.

2.2 Subsidiaries.

(a) Other than the entities listed on Schedule 2.2(a), the Company does not, directly or indirectly, own or have the right or the obligation to acquire and has not, directly or indirectly, owned or had the right or the obligation to acquire any capital stock or other equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or other equity or similar interest in, any Person. Except as set forth on Schedule 2.2(a), none of the Company’s Subsidiaries directly or indirectly owns or has the right or the obligation to acquire any capital stock or other equity interest in any Person. Schedule 2.2(a) sets forth a true, correct and complete list of each of the Company’s Subsidiaries indicating (i) its officers and directors and (ii) the record owners of all of its issued and outstanding equity interests. All of the outstanding equity of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Schedule 2.2(a), are wholly owned by the Company or a Subsidiary of the Company of record and beneficially free from all Liens. There are no options, warrants, calls, rights or agreements, written or oral, to which any of the Company’s Subsidiaries is a party or by which it is bound under applicable Law obligating any of the Company’s Subsidiaries to issue, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any equity interests of such Subsidiary to or from any Person other than the Company or any of its Subsidiaries, or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 2.2(a), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company’s Subsidiaries. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association limited liability company or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

(b) With respect to each Subsidiary of the Company, since the formation date of such Subsidiary, such Subsidiary has engaged solely in the business of developing, financing, constructing and/or operating the Project for which it was formed or has indirectly supported the Company’s business (such Subsidiary’s “Subsidiary Business”), and no such Subsidiary has, in any material respect, engaged in any other business, incurred any capital expense or acquired any real or personal property other than specifically related to the Project Business. For purposes of this Agreement, “Project Business” means the Company’s and its Subsidiaries’ businesses directly or indirectly related to the Projects, and “Project” means each of the solar power projects (i) which have heretofore been developed by the Company either directly or through any of its Subsidiaries, (ii) which are currently under development by the Company either directly or through any of its Subsidiaries or (iii) which may hereafter be developed by the Company either directly or indirectly through any of its Subsidiaries.

2.3 Capitalization and Related Matters.

(a) The authorized equity of the Company consists solely of 2,000 Class A Units, 200 Class B Units, 2,500 Class C Units and 300 Class D Units. As of the date of this Agreement, 1,243.3250 Class A Units, 200 Class B Units, 1,840.0482 Class C Units and 41.3708 Class D Units (each, a “Unit” and, collectively, the “Units”) are issued and outstanding. Schedule 2.3(a) lists each holder of record of the Units and the class and number of Units owned by such holder as of the date of this Agreement. All equity interests in the Company are owned by the Unitholders, of record, and constitute the only issued and outstanding equity interests of the Company. To the Knowledge of the Company, each such holder owns his, her or its Units in the Company free and clear of any Lien. All of the Units were duly authorized and validly issued and are fully paid and non-assessable without restriction on the right of transfer thereof except as set forth in the Operating Agreement. On the Closing Date, all of the information set forth on the Common Unitholder Schedule and the Preferred Unitholder Schedule will be true, correct and complete and will accurately reflect the number of issued and outstanding Units of the Company. None of the restrictions on the rights of transfer or disposition which are set forth in the Operating Agreement apply to or are implicated by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 2.3(a) (all of which will be terminated at the Closing) and subject in the case of the HSH Warrants to Parent’s compliance with its obligations pursuant to Section 5.11, (i) there are no authorized or outstanding (A) equity securities of the Company other than the Units or (B) warrants, preemptive rights, other rights or options with respect to any equity securities of the Company or any equity securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any equity securities of the Company other than the Warrants listed on Schedule 2.3(b), and (ii) neither the Company nor any Unitholder is subject to any obligation to issue, sell, redeem, or otherwise transfer, acquire or retire the Units or any other equity securities of the Company. Schedule 2.3(b) sets forth a list of each outstanding and unexercised warrant, option or unit appreciation right exercisable for Units in the Company as of the date of this Agreement. On the Closing Date, there will be no outstanding warrants, options, unit appreciation rights or other rights exercisable for, convertible into or exchangeable for, or evidencing the right to subscribe for or acquire equity securities of the Company, and on the Closing Date, the only issued and outstanding equity securities of the Company will be the Units set forth on the Common Unitholder Schedule and Preferred Unitholder Schedule as issued and outstanding.

(c) Except for such agreements contained in the Operating Agreement or as set forth on Schedule 2.3(c), there are no equity agreements, buy-sell agreements, voting trusts, preemptive rights or other agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound under applicable Law with respect to any of its Units or other equity interests. To the Knowledge of the Company, there are no equity agreements, buy-sell agreements, voting trusts, preemptive rights or other agreements to which any of the Unitholders is a party or is bound under applicable Law, other than the Operating Agreement and those set forth on Schedule 2.3(c).

(d) Except as set forth on Schedule 2.3(d), all of the Units and all options, unit appreciation rights, warrants or other securities of the Company have been issued in material compliance with applicable federal and state securities laws.

(e) Each of the unit appreciation rights, the 2008 Unit Plan, the UAR Plan and the Warrants may, in accordance with their respective terms, be terminated in the manner provided for in this Agreement; provided, however, that the Cashout UARs shall be treated in accordance with this Agreement. The Company does not have more than 1,403,985 Cashout UARs issued and outstanding. Set forth on Schedule 2.3(e) is a true, complete and correct list of all Cashout UAR Holders, together with the number of Cashout UARs held by each such Cashout UAR Holder (collectively, the “Cashout UAR Holder Schedule”). All of the amounts payable to the Cashout UAR Holders pursuant to this Agreement have been determined in accordance with, and not in violation of, the terms of the Operating Agreement and the UAR Plan (including, in each case, with respect to the Cashout UAR Threshold Amount) and shall be deducted from the Net Merger Consideration payable to the Unitholders. Schedule 2.3(e) sets forth the manner in which the Cashout UAR Threshold was determined.

(f) Each of the amounts payable to the holders of the Class A Units, Class B Units, Class C Units, Class D Units and Cashout UARs under this Agreement has been calculated and will be paid (when paid in accordance with and subject to the terms of this Agreement) in accordance with and subject to all terms of the Seventh Amended and Restated Operating Agreement of the Company dated as of May 8, 2008, as amended on July 31, 2008, September 29, 2008 and December 18, 2008 (the “Operating Agreement”), the UAR Plan and any other agreements binding upon the Company or to which the Company is subject and all applicable Laws. The Company has made available to Parent a true, correct and complete copy of the Operating Agreement.

2.4 Enforceability; Noncontravention; Consents.

(a) The Company has the limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Unitholder Approval, to consummate the transactions contemplated hereby. The Company has previously obtained the Required Board Approval. Assuming the due authorization, execution and delivery of this Agreement by each of Parent and Acquisition Subsidiary, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except to the extent that enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

(b) None of the execution and delivery of this Agreement or the other Transaction Documents by the Company or the Representatives, the performance by the Company and the Representatives of their obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of any provision of the organizational documents (including the Operating Agreement) of the Company, its Subsidiaries or the Representatives. Except as set forth on Schedule 2.4(b) and subject to obtaining the Required Unitholder Approval, neither of the Company nor any of its Subsidiaries or any of the Representatives is subject to or bound under applicable Law by any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, which would (i) conflict with or be violated by, in any material respect, the execution, delivery or performance by them of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (ii) prevent, in any material respect, the carrying out of the transactions contemplated hereby or by the other Transaction Documents.

(c) Except as set forth on Schedule 2.4(c) and subject to obtaining the Required Unitholder Approval, neither of the Company nor any of its Subsidiaries or any of the Representatives is a party to, subject to or bound under applicable Law by any material note, bond, mortgage, indenture, deed of trust, lien, agreement, lease or contract which would (i) conflict with or be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both), in any material respect, by the execution, delivery or performance by them of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (ii) prevent, in any material respect, the carrying out of the transactions contemplated hereby or by the other Transaction Documents.

(d) Except as set forth on Schedule 2.4(d), no material permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third Person or any Government is required in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents by the Company or the Representatives or the consummation by the Company or the Representatives of the transactions contemplated hereby or by the other Transaction Documents, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period thereunder; and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any material Liens against the Company or its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries. As used in this Agreement, “Liens” means any, lien, claim, encumbrance, security interest, charge, pledge, equitable interest or other restriction except for Permitted Liens and “Permitted Liens” means (i) Liens reflected in the Balance Sheet, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being challenged in good faith by appropriate proceedings, (iii) mechanics’, materialmens’, carriers’, workers’, repairmen’s, landlords’ and other similar liens arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable, (iv) any matters which an accurate survey of the Real Property would show, (v) any matters set forth in any instrument recorded or filed in the applicable land records for the Real Property, (vi) imperfection of title which are not material in character, amount or extent and which do not materially interfere with the current use of such Real Property and assets subject thereto or affected thereby and (vii) Liens imposed by the Company Credit Facilities, working capital facilities and Project financings. The Company’s tangible assets and Real Property are adequate, in all material respects, for the conduct of the Company’s business in substantially the same manner and to substantially the same extent as presently conducted by the Company and its Subsidiaries.

(e) Except to the extent required pursuant to this Agreement, the affirmative vote of a majority of the outstanding Class A Units, Class B Units and Class C Units, voting together as a single class (the “Required Unitholder Approval”) is the only vote of the Unitholders of any of the Company’s equity necessary in connection with the consummation of the Merger, and the approval mechanisms described in Sections 7.01 and 7.09 of the Company’s Operating Agreement (the “Required Board Approval” and, together with the Required Unitholder Approval, the “Required Approvals”) are the only vote of the members of the Company Board necessary in connection with the consummation of the Merger. Notwithstanding the foregoing, the Company will use its commercially reasonable efforts to obtain, at the Company Unitholder Meeting, the Company Unitholder Approval.

2.5 Financial Statements.

(a) Set forth on Schedule 2.5 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, 2007 and 2008 and the related audited statements of operations, changes in members’ equity and cash flows for the periods then ended, together with notes and schedules thereto (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2009 and the related unaudited statements of operations, changes in members’ equity and cash flows for the nine-month period then ended, together with notes and schedules, if any, thereto (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Annual Financial Statements, the “Financial Statements”). For purposes of this Agreement, the audited consolidated balance sheet of the Company as of December 31, 2008 shall be considered the “Audited Balance Sheet,” and the unaudited consolidated balance sheet of the Company as of September 30, 2009 shall be considered the “Balance Sheet.” The Company has made available to Parent copies of the documentation creating or governing all outstanding material securitization transactions and on-going material “off-balance sheet arrangements” (as defined in Item 303(c) of

Regulation S-K under the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”)) effected by the Company, and such documentation is true, complete and correct in all material respects. To the Knowledge of the Company, Ernst & Young LLP is and has been throughout the periods covered by the Financial Statements “independent” with respect to the Company within the meaning of Regulation S-X. Schedule 2.5 lists all non-audit services performed by Ernst & Young LLP for the Company.

(b) The Financial Statements (i) were derived from the books and records of the Company and its Subsidiaries, (ii) present fairly in all material respects the financial position, results of operations, and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”), subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of footnotes.

(c) Schedule 2.5(c) contains a true and complete list, as of the date hereof, of all material pre-payments, deposits, payments for land rights and letters of credit in support of each PPA, and similar payments made, accrued or owed by the Company or any of its Subsidiaries related to the Project Business (collectively, the “Project Pre-Payments”).

2.6 Books and Records; Financial Controls.

(a) True, correct and complete copies of the books of account, stock record books, minute books and other corporate records of the Company have been made available to Parent, and such books and records contain, in all material respects, accurate and complete records of all meetings held of, and action taken by, the members, the Board of Managers and the committees of the Board of Managers of the Company. The books of record, stock record books, minute books and other corporate records of the Material Subsidiaries have been made available to Parent, and such books and records are true, correct and complete in all material respects and contain materially accurate and complete records of all meetings held of, and action taken by, the members or shareholders, as applicable, the board of managers or directors, as applicable, and the committees of the board of managers or directors of each such Subsidiary. The books of record, stock record books, minute books and other corporate records of the Subsidiaries of the Company other than the Material Subsidiaries have been made available to Parent, and such books and records (i) are true, correct and complete except to the extent the failure to be so true, correct and complete would not reasonably be expected to have a Company Material Adverse Effect and (ii) contain accurate and complete records of all meetings held of, and action taken by, the members or shareholders, as applicable, the board of managers or directors, as applicable, and the committees of the board of managers or directors of each such Subsidiary, except to the extent the failure to be so accurate and complete would not reasonably be expected to have a Company Material Adverse Effect. At the Closing, the books of account, stock record books, minute books and other corporate records of the Company and its Subsidiaries will be in the possession or control of the Company and its Subsidiaries or Intertrust (Fortis).

(b) Each of the Company and its Subsidiaries has established commercially reasonable accounting and financial controls to operate the Company’s business.

2.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise (and there is no valid basis for any such liability or obligation or any valid claim in respect thereof), other than:

(a) to the extent and for the amount reflected as a liability on the Balance Sheet;

(b) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which is reasonably expected to have an adverse impact in any material respect upon the Company) that are not required to be set forth in a Schedule hereto;

(c) obligations for performance (but not for breach) under contracts; and

(d) the other obligations and liabilities disclosed on Schedule 2.7.

As used in this Agreement, “Ordinary Course of Business” means, (i) with respect to the Company or any of its Subsidiaries, only the ordinary course of commercial operations customarily engaged in by the Company and its Subsidiaries consistent with past practices, and specifically does not include (A) activity involving the purchase or sale of such Person or any product line or business unit thereof, or (B) the incurrence of any liability for any tort or any breach or violation of or default under any contract or Law and (ii) with respect to Parent or any of its Subsidiaries, only the ordinary course of commercial operations customarily engaged in by Parent and its Subsidiaries consistent with past practices, and specifically does not include the incurrence of any liability for any tort or any breach or violation of or default under any contract or Law.

2.8 Taxes. Except as set forth on Schedule 2.8:

(a) The Company and its Subsidiaries have filed, or caused to be filed on a timely basis (including any extensions) all income Tax Returns and all other material Tax Returns required to be filed by each of them, and such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any Subsidiary has entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis, and there has been no act or omission on the part of the Company and its Subsidiaries that has resulted or could result in the imposition of a penalty under Section 6707A of the Internal Revenue Code (the “Code”).

(b) Schedule 2.8 lists all Tax Returns required to be filed by the Company and its Subsidiaries for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes reflected on the income Tax Returns of the Company or any of its Subsidiaries, and all material Taxes reflected on all other Tax Returns of the Company or any of its Subsidiaries, have been timely (after taking into account any extensions thereof) and fully paid. To the Company’s Knowledge there are no reasonable grounds for the assertion or assessment of additional material Taxes against the Company or any of its Subsidiaries or any of their respective assets.

(d) The Company and its Subsidiaries have timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or stockholder, as applicable, or other third party (whether arising on or prior to the Closing Date or out of the transactions contemplated by this Agreement), including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(e) The unpaid Taxes of the Company and its Subsidiaries (i) do not exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financials and on the Balance Sheet and (ii) will not exceed such reserves, as adjusted for operations and transactions through the Closing Date in accordance with GAAP and with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(f) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any Subsidiary.

(g) Other than with respect to all sale-leaseback project finance funds in the United States, neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h) The Company (i) is not and never has been a member of an “Affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(i) To the Company’s Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) To the Company’s Knowledge, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary.

(k) Neither the Company nor any Subsidiary has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where neither the Company nor any Subsidiary has filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary.

(l) Neither the Company nor any Subsidiary has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(m) True, correct and materially complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company or any Subsidiary with respect to the last three (3) years with the Internal Revenue Service or any other taxing authority have been made available to Parent.

(n) None of the assets of the Company or any Subsidiary is property that the Company or any Subsidiary is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(o) None of the assets of the Company or any Subsidiary has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither the Company nor any Subsidiary is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any Subsidiary is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(p) None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(q) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(r) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(s) Neither the Company nor any Subsidiary has been required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 108(i) of the Code.

(t) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or Government unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”

(u) As used in this Agreement, “Tax Returns” means all returns, reports, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

(v) The Foregone Tax Benefit shall not exceed $2,500,000. For purposes of this Agreement, the “Foregone Tax Benefit” shall be equal to the present value of the income Tax benefit that would have resulted to Parent (or its affiliated entities) if it had acquired Units rather than the Blocker Interests determined as follows: (1) first, determine excess of clause (i) over clause (ii), where (i) is the total purchase price paid for the Blocker Interests purchased under a Blocker Purchase Agreement in connection with this Agreement at the Effective Time and (ii) is the sum of the adjusted tax bases of such Blocker Entities’ interests in the Units held by such Blocker Entities at the Effective Time (exclusive of any liabilities allocable thereto); (2) second, divide the amount of the Hypothetical Step-Up by 15 (the “Hypothetical Amortization”); (3) third, multiply the Hypothetical Amortization by 35% (the “Hypothetical Marginal Income Tax Rate”) (the “Hypothetical Annual Tax Benefit”); and (4) fourth, determine the present value of a series of payments equal to the Hypothetical Annual Tax Benefit over a period of 15 years at a discount rate of 8%.

(w) The amount of any inclusion under Section 951(a)(1)(A)(i) of the Code determined as if the Closing Date was the last day of the taxable year with respect to all Subsidiaries of the Company which constitute controlled foreign corporations shall not exceed $100,000.

2.9 Assets and Real Property.

(a) Except as set forth on Schedule 2.9(a), the Company or one of its Subsidiaries is the owner of all right, title, and interest in and to all assets reflected as being owned by it on the Balance Sheet and all other material assets and property, real and personal, tangible and intangible, owned or used by it in the operation of the business, other than (i) any property or assets leased to the Company or its Subsidiaries or (ii) Intellectual Property licensed to the Company or its Subsidiaries (collectively, the “Assets,” and together with (1) all property or assets leased to the Company or its Subsidiaries and (2) Intellectual Property licensed to the Company or its Subsidiaries, the “Property”). The Company and its Subsidiaries have (A) good and marketable title to all of the Assets, free and clear of all Liens, and (B) a valid leasehold interest in all of the leased Property or a valid license right to use all of the licensed Property, free and clear of all Liens. Upon and immediately following the Closing, each of the Company and its Subsidiaries shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, its Property.

(b) Other than as set forth on Schedule 2.9(b), all of the tangible Property has been maintained in accordance with normal industry practice, is in all material respects in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

(c) Schedule 2.9(c) contains a complete and accurate list of all real property interests owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”). Except as set forth on Schedule 2.9(c), (i) there are no leases, subleases, licenses, concessions or other agreements of the Company or any of its Subsidiaries, written or oral, granting to any Person the right to use or occupy any portion of the Owned Real Property, and no Person (other than the Company or such Subsidiary) is in possession of any portion of the Owned Real Property; (ii) neither the current use of the Owned Real Property nor the operations of the Company or any such Subsidiary violates, in a manner that could reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Owned Real Property, (A) any agreement of the Company or any of its Subsidiaries (whether of record or otherwise) or (B) any applicable Law; (iii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Owned Real Property are sufficient in all material respects (including, without limitation, as to capacity) to enable immediately following the Effective Time the continued operation of the Owned Real Property by the Company or such Subsidiary, as currently operated (and the Company or such Subsidiary has paid all material initial tap fees, connections fees and the like); (iv) all certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company or such Subsidiary in connection with the present operations of the Company or such Subsidiary on the Owned Real Property have been lawfully issued to the Company or such Subsidiary and are, as of the date hereof, in full force and effect, except to the extent that the failure to obtain or maintain such certificates of occupancy, permits, licenses, approvals and other authorizations would not reasonably be expected to have a adverse effect which is material on the value or use or enjoyment of the Owned Real Property; (v) the Company and its Subsidiaries have not received any notice or order which would reasonably be expected to have a material adverse affect on the value or use or enjoyment of the Owned Real Property; (vi) the improvements on the Owned Real Property, and related HVAC, plumbing, drainage, electrical and mechanical systems, are adequate for the uses to which they are currently being put, and conform to all Laws, except to the extent that the condition of the foregoing or their failure to conform to all Laws would not reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Owned Real Property; (vii) there is no pending eminent domain proceeding that would result in the taking of all or any material part of the Owned Real Property; and (viii) from and after January 1, 2008, to and including the date of this Agreement, there have been no casualty losses exceeding $100,000, in the aggregate, affecting the Owned Real Property.

(d) Schedule 2.9(d)-1 contains a complete and accurate list of all real property interests leased by the Company or one of its Subsidiaries as tenant (collectively, the “Leased Real Property” and, together with Owned Real Property, the “Real Property”). Except as set forth on Schedule 2.9(d)-2, the Company or its applicable Subsidiary holds a valid leasehold interest in the Leased Real Property, and each lease pursuant to which the Company or its Subsidiary leases such Leased Real Property as a tenant (collectively, with all amendments, modifications and other supplements thereto, the “Real Property Leases”) is enforceable against the Company and, to the Company’s Knowledge, the applicable landlord(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Schedule 2.9(d)-3 contains a complete and accurate list of all Real Property Leases, together with all amendments thereto. Copies of the Real Property Leases have been made available by the Company to Parent. None of the Company, its Subsidiaries (if applicable) or, to the Company’s Knowledge, the applicable landlord, is in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound under applicable Law, and no event caused by or relating to or affecting the Company or such Subsidiary or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a material default by the Company or its Subsidiary thereunder which would result in the termination or cancellation thereof, diminish the enforceability thereof, in any material respect, or otherwise contravene, conflict with or modify the material terms and requirements of any of the Real Property Leases. Each such Real Property Lease leasehold interest is valid, subsisting and in full force and effect. Except as set forth on Schedule 2.9(d)-4, each of the Real Property Leases may be assigned or otherwise transferred by the Company or its applicable Subsidiaries without the consent or other action of any other Person.

(e) Schedule 2.9(e) contains a complete and accurate list of all real property interests leased or subleased by the Company as landlord or sublandlord to any third party tenants or subtenants (collectively, with all amendments, modifications and other supplements thereto, the “Real Property Landlord Leases”). Except as set forth on Schedule 2.9(e), each Real Property Landlord Lease is enforceable against the Company and, to the Company’s Knowledge, the applicable tenant(s) or subtenant(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Schedule 2.9(e) contains a complete and accurate list of all Real Property Landlord Leases. Copies of the Real Property Landlord Leases have been made available to Parent. Neither the Company nor, to the Company’s Knowledge, the applicable tenant or subtenant, is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Landlord Lease to which it is a party or bound under applicable Law. Each such Real Property Landlord Lease leasehold interest is valid, subsisting and in full force and effect.

(f) Except as set forth on Schedule 2.9(f), (i) there are no leases, subleases, licenses, concessions or other agreements of the Company or any of its Subsidiaries, written or oral, granting to any Person the right to use or occupy any portion of the Leased Real Property, and no Person (other than the Company or such Subsidiary) is in possession of any portion of the Leased Real Property; (ii) neither the current use of the Leased Real Property nor the operations of the Company or any such Subsidiary violates, in a manner that would reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Leased Real Property, (A) any agreement of the Company or any of its Subsidiaries (whether of record or otherwise) or (B) any applicable Law or legal requirements; (iii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Leased Real Property are sufficient in all material respects

(including, without limitation, as to capacity) to enable the continued operation of the Leased Real Property by the Company or such Subsidiary, as currently operated (and the Company or such Subsidiary has paid all initial tap fees, connection fees and the like); (iv) all certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company or such Subsidiary in connection with the present operations of the Company or such Subsidiary on the Leased Real Property have been lawfully issued to the Company or such Subsidiary and are, as of the date hereof, in full force and effect, except to the extent that the failure to obtain or maintain such certificates of occupancy, permits, licenses, approvals and other authorizations would not reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Leased Real Property; (v) the Company and its Subsidiaries have not received any written notice or order which would reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Leased Real Property; (vi) the improvements on or otherwise constituting the Leased Real Property, and the related HVAC, plumbing, drainage, electrical and mechanical systems are adequate for the uses to which they are currently being put, and conform to all applicable Laws in all material respects, except to the extent that the condition of the foregoing or their failure to conform to all Laws would not reasonably be expected to have an adverse effect which is material on the value or use or enjoyment of the Leased Real Property; (vii) there is no pending eminent domain proceeding that would result in the taking of all or any material part of the Leased Real Property; and (viii) from and after August 31, 2009, to and including the date of this Agreement, there have been no casualty losses exceeding $100,000 affecting the Leased Real Property.

(g) Neither the Company nor any of its Subsidiaries has received written notice that the rights of the Company or any of its Subsidiaries to seek permits on real property administered by the Bureau of Land Management of the United States Department of the Interior, or any successor agency thereto, are not prior in time and right to the rights of any other Person seeking any permit on such real property for the development, construction and operation of solar energy generating facilities.

2.10 Project Development.

(a) Neither the Company nor any of its Subsidiaries is currently subject to regulation by the Federal Energy Regulatory Commission (except with respect to (i) self-certification filings, as to which the Company and its Subsidiaries have made all such material filings and, to the Company’s Knowledge, none of which is the subject of any formal or informal complaint or investigation and (ii) the limited regulation applicable to Qualifying Facilities (as defined in the Federal Power Act), or by any regulatory body in Canada or Europe with authority over the provision or pricing of energy services; neither the Company nor any of its Subsidiaries has filed or is required to file any tariff, contract or other instrument for the approval of any such agency to provide its services; the transactions contemplated by this Agreement do not require the prior approval of the Federal Energy Regulatory Commission, or any other agency within the United States Department of Energy, or of any state regulatory commission with authority over the provision or pricing of energy services, or of any agency in Canada or Europe; and the Company and its Subsidiaries are exempt from regulation under the federal Public Utility Holding Company Act of 2005 and the Federal Power Act (except for the limited regulation applicable to Qualifying Facilities (as defined in the Federal Power Act)). Other than as described in Schedule 2.10(a), the Company and its Subsidiaries are exempt from all laws and regulations of the states in which they currently operate as such laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities and the Company has filed, where the Company is required to file, any material tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. To the Company’s Knowledge, no state in which the Company or any of its Subsidiaries operates a facility has requested and received from the Federal Energy Regulatory Commission any permission to apply any state energy regulation to the Company or any of its Subsidiaries.

(b) The interconnection queue positions held by the Company or any of its Subsidiaries are as listed on Schedule 2.10. Other than as disclosed in the documents listed on Schedule 2.10, neither the Company nor any of its Subsidiaries has received written notice (or, to the Company’s Knowledge any oral notice) from any applicable interconnection provider that such interconnection provider has taken or has determined to take any action with respect to termination of such queue positions. The Company has timely made all material deposits and other material payments, and filed all material reports and other material information, required in order to maintain such interconnection queue positions.

2.11 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries (collectively, the “Accounts Receivable”) are reflected properly on the Interim Financials, are valid receivables and subsisting, and except as set forth on Schedule 2.11 all such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Balance Sheet as adjusted for operations and transactions through the Closing, and, to the Company’s Knowledge, the Accounts Receivable are fully collectible and, to the Company’s Knowledge, no Account Receivable is subject to any counterclaim, set off, defense, security interest, claim or other encumbrance.

2.12 Material Contracts and Commitments.

(a) Attached as Schedule 2.12(a) is a true, correct and complete list of each contract (other than underlying PPAs related thereto, which PPAs are listed on Schedule 2.12(b)-1) related to those Projects in which the Company or any Subsidiary of the Company has transferred title to the fixed assets or other tangible assets used by the Company or such Subsidiary in such Project to another Person and leased such fixed assets or other tangible assets back from such Person.

(b) Set forth in an email dated October 16, 2009, is a true, correct and complete copy of the Company’s and each of its Subsidiaries’ standard form of solar power and services agreement with a customer having more than 10 Megawatts DC of nameplate capacity (each of the Company’s and its Subsidiaries’ solar power and services agreements (whether or not with a customer having more than 10 Megawatt DC of nameplate capacity, a “PPA”). Schedule 2.12(b)-1 lists all photovoltaic projects with executed PPAs, photovoltaic project cash-sale agreements and, for systems located in countries with feed-in tariff regimes, projects where the Company has received evidence of interconnection capacity at a location where it has obtained legal rights to acquire or lease land, of the Company or any of its Subsidiaries. None of the equipment installed by or on behalf of the Company or any of its Subsidiaries in connection with any such PPA has been annexed to the related real property so as to constitute a fixture under real property law or the Uniform Commercial Code except as would not be material to the Company and its Subsidiaries, taken as a whole. Set forth on Schedule 2.12(b)-2 is a true and correct list of (i) the top 25 projects with customer PPAs (based on Megawatts direct current of nameplate capacity) involving photovoltaic projects not completed and installed prior to the date hereof, and (ii) the PPAs that, in the good faith estimation of the management of the Company, are likely to be completed and installed in 2010, provided, however, that there are no guarantees that such projects will be completed or installed. Except as set forth on Schedule 2.12(b)-3, projects associated with all PPAs that have been built and financed in sale-leaseback transactions have positive annual cash flows, with such cash flows determined by including the value of cash placed in reserve, escrow, pre-pay or other project finance accounts, and such cash flow is determined on a pre-tax basis.

(c) Except as set forth on Schedule 2.12(c)(i)-(xx) or as disclosed on Schedule 2.12(a), Schedule 2.12(b)-1 or Schedule 2.12(b)-2, the Company and its Subsidiaries are not a party to or otherwise obligated under any of the following, whether written or, to the Company’s Knowledge, oral (each of the contracts listed on any of Schedule 2.12(a), Schedule 2.12(b)-1, Schedule 2.12(b)-2 or Schedule 2.12(c), and each PPA, a “Material Contract”):

(i) Any single contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of $250,000 each, in any such case, by the Company or any of its Subsidiaries to any other Person;

(ii) Any single contract or purchase order providing for an expenditure by the Company or any of its Subsidiaries in excess of $250,000 each or any single contract or purchase order with the same or affiliated vendor(s) providing for an expenditure by the Company or any of its Subsidiaries in excess of $250,000;

(iii) Any contract providing for an expenditure by the Company or any of its Subsidiaries for the purchase, lease or sale of any real property in excess of $250,000 each;

(iv) Any purchase commitment for materials, supplies, component parts or other items or services requiring an annual expenditure by the Company or its Subsidiaries in excess of $250,000 each;

(v) Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases with annual lease payments no greater than $250,000 each);

(vi) Any contract pursuant to which the Company or any of its Subsidiaries is the lessor, sublessor or lessee of any personal property owned or leased by any Unitholder or an officer or employee of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate thereof;

(vii) Any revocable or irrevocable power of attorney granted by the Company or any of its Subsidiaries to any Person for any purpose whatsoever;

(viii) Any loan agreement, indenture, promissory note, mortgage, security agreement, letter of credit arrangement, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, and, in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness;

(ix) Any assumption, surety, guarantee, support, indemnity or other similar type contract or agreement guaranteeing or supporting the obligations of or indemnifying another Person;

(x) Any agreement which involves (A) a sharing of profits with any Person other than the Company or any of its Subsidiaries or (B) any joint venture, partnership or similar contract or arrangement;

(xi) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is not terminable in 90 days or less without cost or penalty;

(xii) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or any of its Subsidiaries or a substantial portion of such entity’s assets, including, without limitation, in connection with the transactions contemplated hereby;

(xiii) Any contract (A) prohibiting competition by the Company or any of the Company’s Subsidiaries, (B) prohibiting the Company or any of its Subsidiaries or their employees from freely engaging in any business anywhere in the world, (C) prohibiting the disclosure of trade secrets or other confidential or proprietary information (in the case of (C), other than nondisclosure agreements entered into in the Ordinary Course of Business) or (D) that includes a “most favored pricing” or similar clause restricting or otherwise impacting the right of the Company or any of its Subsidiaries to sell any products or services in any manner or terms under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market;

(xiv) Any material contract or commitment (A) not in the Ordinary Course of Business and (B) which was or should have been approved by the Company Board;

(xv) Any contract pursuant to which the Company or any of its Subsidiaries has entered into or has agreed to enter into any currency hedging or interest rate swaps;

(xvi) Any interconnection agreement or application for interconnections of any Project evidencing an interconnection queue position in each case with a nameplate capacity greater than one (1) Megawatt direct current;

(xvii) Any contract pursuant to which the Company or any of its Subsidiaries has acquired or disposed of or has agreed to acquire or dispose of any securities of any other Person or any business or product line or the like;

(xviii) Any license, sublicense, assignment or agreement that are included in or related to the Company-Owned IP Rights or the Company-Licensed IP Rights;

(xix) Any contract pursuant to which the Company or any of its Subsidiaries has an option to build a power system on a roof and is paying consideration specifically to obtain or preserve such option; and

(xx) Any other contract or commitment (other than non-disclosure or confidentiality agreements) having value in excess of $250,000 (value for this purpose shall mean annual payments by or to the Company in excess of $250,000) which is not cancelable without monetary penalty on 90 days notice or less and which is not specifically described on any other Schedule to this Agreement.

For purposes of this Agreement, “Indebtedness” shall mean, without duplication (A) all indebtedness for borrowed money, whether current or funded, secured or unsecured, including, without limitation, all amounts payable under or pursuant to the Company Credit Facilities; (B) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP; (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company, which have been endorsed by the Company for collection in the Ordinary Course of Business); (D) all amounts drawn under outstanding letters of credit; (E) all interest rate swap, derivative or similar arrangements; (F) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to the Company which have been endorsed by the Company for collection in the Ordinary Course of Business); (G) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (H) all obligations secured by liens on property acquired by the Company or one of its Subsidiaries, whether or not such obligations were assumed by the Company or one of its Subsidiaries at the time of acquisition of such property; (I) all obligations of a type referred to in clauses (A)-(H) which is directly or indirectly guaranteed by the Company or one of its Subsidiaries or which the Company or such Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (J) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount, provided, however, that, to the extent otherwise included above, ordinary course trade credit shall not be deemed “Indebtedness.” For purposes of this Agreement, “Company Credit Facilities” means the (i) Wachovia Bank, N.A. Loan Agreement dated as of July 31, 2007; (ii) Norddeutsche Landesbank Girozentrale, New York Branch Revolving Credit Agreement dated as of October 24, 2008, as amended; (iii) the HSH Nordbank AG, New York Branch Second Amended and Restated Revolving Credit and Letter of Credit Agreement for Senior Secured Revolving Credit and Letter of Credit Facility dated as of September 24, 2008, as amended (NVT, LLC as borrower); (iv) HSH Nordbank AG, New York Branch Credit and Letter of Credit Agreement for Senior Secured Credit and Credit Facility dated as of August 29, 2008, as amended (Company as borrower); and (v) HSH Nordbank AG, New York Branch Omnibus Agreement dated as of September 11, 2009, and any and all similar loan agreements and/or credit facilities of the Company and/or its Subsidiaries.

2.13 Validity of Material Contracts. Except as set forth on Schedule 2.13, each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, the other parties thereto in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and general equitable principles. Neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any other party to any of the Material Contracts is in material default under or in material violation of such Material Contract, and no written notice of any claims of material default has been given to the Company or any of its Subsidiaries with regard to any Material Contract. Except as set forth on Schedule 2.13, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a material default under or a material violation of any Material Contract by the Company, any of its Subsidiaries or any other party to such Material Contract or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Property or any of the equity interests of the Company or any of its Subsidiaries, or would require a consent thereunder. The Company has made available to Parent a copy of each written Material Contract and a materially accurate description of each oral Material Contract, and none of such Material Contracts has been modified or amended in any respect, except as reflected in such disclosure to Parent and, to the Company’s Knowledge, there is no condition or fact which will prevent the Company or any Subsidiary of the Company from performing any obligation of the Company or any such Subsidiary contained in a Material Contract.

2.14 Intellectual Property.

(a) As used in this Agreement, “Company IP Rights” means all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as set forth on Schedule 2.14(b) and any fees payable for commercially available software and hardware, neither the Company nor any of its Subsidiaries is paying any royalties, honoraria, fees or other payments to any third Person (other than fees paid to accountants, lawyers, and other advisors, and salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Schedule 2.14(c) (A) sets forth a list of each of the material Company proprietary products and services currently produced, manufactured, marketed, licensed, sold, furnished, distributed by the Company or any of its Subsidiaries, in each of the foregoing cases, solely to the extent made generally commercially available (each a “Company Product or Service”), and (B) identifies, for each such Company Product or Service, whether the Company or its Subsidiary provides support or maintenance for such Company Product or Service. The operation of the Company’s and its Subsidiaries’ business as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any Company Product or Service) does not infringe or misappropriate any Intellectual Property right of any third party other than any patent of a third party, and, to the Company’s Knowledge, the operation of the Company’s and its Subsidiaries’ business as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any Company Product or Service) does not infringe any patent of any third party. Except as set forth Schedule 2.14(c), neither the Company nor any of its Subsidiaries has received any written notice asserting that any process, machine, manufacture or composition of matter used, sold, offered for sale, distributed, exported or imported by the Company or any of its Subsidiaries or the proposed use, sale, offer for sale, distribution, export or import of any process, machine, manufacture or composition of matter by the Company or any of its Subsidiaries conflicts with or infringes, or would conflict with or infringe, the Intellectual Property or other rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice from any third party offering a license under any such third party Intellectual Property or other right to avoid litigation or other claims.

(d) Except as set forth on Schedule 2.14(d), no current or, to the Company’s Knowledge, former employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any third party by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or any of its Subsidiaries or using Trade Secrets or other Intellectual Property of others without permission; (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property or other right in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work; or (iii) who participated in the creation of any of the Company’s Intellectual Property, has failed to deliver an enforceable written Contract assigning the rights to such employee’s, consultant’s or independent contractor’s material contributions to the Company IP Rights that may be owned by such Persons or that the Company does not otherwise own by operation of law. To the Company’s Knowledge, neither the employment of any employee of the Company or any of its Subsidiaries, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any obligation to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Subsidiary, whether such obligation is contractual or otherwise. To the Company’s Knowledge, no third party has or will have the right to revoke any assignment of material Company IP Rights or the right to revoke any license of material Company IP Rights other than for cause.

(e) The Company and its Subsidiaries have taken reasonable steps consistent with industry standard practices to protect, preserve and maintain the secrecy and confidentiality of Trade Secrets in the Company IP Rights. Except as set forth on Schedule 2.14(e), no current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

(f) Schedule 2.14(f) contains a true and materially complete list of (i) all worldwide registrations made by or on behalf of the Company of any Patents, Copyrights, Trademarks or Domain Names with any Government authority, including Domain Name registries, (ii) all applications filed by the Company to secure its interest in Company IP Rights, including all Patents, Copyrights and Trademarks, and, where applicable, the jurisdiction in which each of the items of Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of Company IP Rights and to which the Company is a party. All material registered Patents, Copyrights, Trademarks and Domain Names held by the Company are valid, enforceable and subsisting, and the Company is the record owner thereof. All necessary registration, maintenance and renewal fees in connection with such Company-Owned IP Rights (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees) have been paid and all necessary documents and articles in connection with such Company IP Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company-Owned IP Rights (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees), except for such issuances, registrations or applications that the Company has permitted to expire or has canceled or abandoned in its reasonable business judgment.

(g) The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all Liens.

(h) Except as set forth on Schedule 2.14(h), to the Company’s Knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(i) None of the Company-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part. No Company-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Company IP Right.

(j) For purposes of this Agreement, “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights and “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

(k) For purposes of this Agreement, “Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship

(“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

(l) The source code for the software owned by the Company or any of its Subsidiaries (“Proprietary Software”) will, at Closing, be materially complete and accompanied by a complete copy, in the English language, of documentation and other explanatory materials to the extent reasonably needed by a computer programmer possessing ordinary skills and experience to independently compile, maintain, support and further develop such Proprietary Software, except where the failure to do so would not result in an adverse impact in any material respect upon the Company or any Subsidiary of the Company.

(m) Except as set forth on Schedule 2.14(m) and other than the original owners or developers of such Proprietary Software, or any independent contractors engaged by Company or its Subsidiaries, neither the Company nor its Subsidiaries has licensed or provided to any Person, or otherwise permitted any Person to access or use, any source code or related materials for any of the Proprietary Software, and, to the Company’s Knowledge, there are no facts that would give rise to a right on the part of any Person to obtain the release or disclosure of any such source code or related materials.

(n) Except as set forth on Schedule 2.14(n), no material open source or public library software (including any version of any software licensed pursuant to any GNU public license) (“Open Source Software”), was incorporated into or used by any Proprietary Software. Except as set forth on Schedule 2.14(n), the use of such Open Source Software does not obligate the Company or its Subsidiaries to make available to third parties the source code for such Proprietary Software other than such Open Source Software.

(o) Each item of Proprietary Software performs substantially in accordance with its documentation and other written material used in connection with such Proprietary Software and is free of material defects in programming and operation, is in machine-readable form, is the current version of such Software and includes computer programs, materials, tapes, object and source codes, other written materials, know how and processes related to such Proprietary Software.

(p) To the Company’s Knowledge, the Proprietary Software does not contain any time bombs, viruses, worms, Trojan horses, back doors, drop dead devices, or any other software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, software or data.

(q) All Persons currently or, to the Company’s Knowledge, formerly engaged by the Company or its Subsidiaries, other than the employees of the Company and its Subsidiaries who have participated in the creation or development of the Proprietary Software, have executed and delivered to the Company a valid and enforceable agreement (A) providing for the nondisclosure by such Person of any confidential information of any of the Company and its Subsidiaries, and (B) providing the assignment by such Person of any Proprietary Software or related intellectual property arising out of such Person’s employment by, engagement by or contract with any of the Company and its Subsidiaries. No such Person is in material default or breach of any term of any employment agreement, non-disclosure agreement, and assignment of invention agreement or similar agreement with any of the Company and its Subsidiaries.

2.15 Litigation. Except as set forth on Schedule 2.15, (a) there is no, and there has not been in the past two (2) years any, material suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution) or other action excluding any routine audit or examination (any of the foregoing, “Action”) pending or, to the Company’s Knowledge, threatened in writing (including email) against the Company or any of its Subsidiaries or any of their respective officers, directors or managers, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby and (b) neither the Company nor any of its Subsidiaries is or within the past two (2) years has been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability.

2.16 Insurance. Set forth on Schedule 2.16 is a list of material insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and its Subsidiaries and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time in the last two (2) years, and a list of all material claims filed by the Company with any insurance carrier in the last two (2) years. All such material insurance policies are in full force and effect (with respect to the applicable coverage periods), and neither the Company nor any of its Subsidiaries is in material default under any of such material insurance policies.

2.17 Absence of Certain Changes. Except as contemplated herein, since December 31, 2008, except as set forth on Schedule 2.17 hereto or reflected in the Interim Financials, there has not been:

(a) Any adverse change of a type required to be reflected on a financial statement prepared in accordance with GAAP and which is material to the business, condition (financial or otherwise) or operations of the Company or its Subsidiaries, or the condition of the Property, and no such material change will arise with respect to the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated hereby;

(b) Other than intercompany dividends and distributions, any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company or its Subsidiaries, or any redemption, purchase, or other acquisition by the Company or any of its Subsidiaries of any of their securities;

(c) Any material increase in compensation or other remuneration payable or committed to be paid to director, officer, or employee of the Company or any of its Subsidiaries, or in any benefits granted under any Plan with or for the benefit of any such director, officer or employee (other than increases in compensation, other remuneration, wages or salaries required under existing Material Contracts listed on Schedule 2.12(c));

(d) Except in the Ordinary Course of Business, any borrowing of money or incurrence of any other Indebtedness by or on behalf of the Company or any of its Subsidiaries;

(e) Except for modification, amendments or termination otherwise disclosed pursuant to this Agreement or in the Ordinary Course of Business, any material modification or material amendment of any Material Contract or any material modification or termination of any Material Permit issued to the Company or any of its Subsidiaries;

(f) Any purchase by the Company or any of its Subsidiaries of any interests in real property in excess of $500,000;

(g) Any abandonment or lapse of material Intellectual Property that was or is owned by the Company or any of its Subsidiaries, or any grant of a license, release or covenant not to sue with respect to any Company IP Rights other than non-exclusive licenses granted in the Ordinary Course of Business;

(h) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or equity interest in any Person;

(i) Any acquisition of any assets (other than interests in real property disclosed pursuant to subsection (f) above), whether through capital spending or otherwise, for an amount in excess of $500,000;

(j) Any written or, to the Company’s Knowledge, oral waiver by the Company or any of its Subsidiaries of any claims or rights that involve amounts individually or in the aggregate in excess of $500,000;

(k) Any charitable contribution or commitment by the Company or any of its Subsidiaries in an amount in excess of $100,000, or any such contributions or commitments in an amount in excess of $250,000 on an aggregate basis;

(l) Any material change in the Company’s or any of its Subsidiaries’ respective practices with respect to the timing of the payment of accounts payable or in the collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected, other than in the Company’s Ordinary Course of Business;

(m) Any change in any material method of accounting or material accounting policies of the Company or any of its Subsidiaries (including any changes in any estimates used in implementing such method and policies), other than those required by GAAP, or any material write-down in the accounts receivable or inventories of the Company or any of its Subsidiaries;

(n) Any action taken by the Company or, to the Company’s Knowledge, by another Person on behalf of the Company that will or may reasonably be expected to cause or constitute a material breach of any provision of this Agreement;

(o) Any change in Tax elections;

(p) Any amendment of any Tax Return relating to the Company or any of its Subsidiaries;

(q) Any settlement of compromise with respect to any Tax controversy, Tax claim, audit or assessment;

(r) Any closing agreement with respect to any Tax; or

(s) Any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(t) Any action or failure to take action if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or its Subsidiaries, other than in the Company’s Ordinary Course of Business;

(u) Any binding commitment or agreement by the Company or any of its Subsidiaries to do any of the foregoing items (a) through (t); or

(v) Any Company Material Adverse Change.

For purposes of this Agreement, “Company Material Adverse Change” and “Company Material Adverse Effect” shall mean any change or effect that is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, earnings or results of operations, condition (financial or otherwise), pipeline or backlog of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following constitute, or will be considered (including the results thereof) in determining whether there has occurred a Company Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Company or any of its Subsidiaries operate (other than those that have had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); (ii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including as a result of actions of competitors or any delays or cancellations for services or losses of suppliers directly linked to such pendency or announcement (other than any such change, effect or circumstance resulting from a material breach by the Company of this Agreement or a breach by the Company or any Subsidiary of the Company of any Material Contract or Law as a result of the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby); (iii) changes in Laws (including, for the avoidance of doubt, Laws relating to Taxes), solar incentive programs or policies, or GAAP or the interpretation thereof; (iv) any action taken at the written request of Parent or Acquisition Subsidiary; and (v) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than any such change that has had a materially disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole).

2.18 No Breach of Law; Licenses and Permits.

(a) Neither the Company nor any of its Subsidiaries are, or since January 1, 2008 have been, in material default under or in material breach or violation of any applicable statute, law, treaty, convention, ordinance, decree, order, judgment, common law, injunction, rule, directive, technical standard or regulation of any Government (“Law”) or the provisions of any Government permit, franchise, or license, or any provision of their respective organizational documents. Neither the Company nor any of its Subsidiaries has received any written notice alleging such material default, breach or violation.

(b) The Company and each of its Subsidiaries has all material authorizations, licenses, certificates, registrations and permits from a Government body necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit the Company and/or its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets (collectively, “Material Permits”), and each Material Permit is valid and in full force and effect. Notwithstanding the foregoing, “Material Permits” shall not be deemed to include material authorizations, licenses, certificates, registrations and permits from a Government body necessary for future Projects, which shall be obtained by the Company and/or its Subsidiaries in the Ordinary Course of Business. Except as set forth on Schedule 2.18(b):

(i) the Company and its Subsidiaries are in compliance with all of the material terms and requirements of each Material Permit;

(ii) neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2008, any written notice from any Government entity regarding (A) any material violation of or material failure to comply with any term or requirement of any Material Permit, or (B) any actual revocation, withdrawal, suspension, cancellation, termination (which shall not be deemed to include the expiration of a Material Permit in accordance with its terms) of or material modification to any Material Permit; and

(iii) all applications required to have been filed for the renewal of the Material Permits have been duly filed with the appropriate Government entities, and neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, verbal notice that such applications are likely to be rejected, delayed or require any material modification.

(c) Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Material Permit.

(d) Notwithstanding the foregoing, the representations and warranties of this Section 2.18 do not apply to matters covered by Sections 2.8 (Taxes).

2.19 Transactions with Related Persons. Other than as set forth on Schedule 2.19, no director, officer or Unitholder is a party to any contract with the Company or any of its Subsidiaries (other than a contract relating to employment or the Operating Agreement) or owns any of the material assets or property used in the business of the Company and/or any of its Subsidiaries.

2.20 Bank Accounts. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and each Subsidiary, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder on such account.

2.21 Environmental Matters.

(a) Except as set forth on Schedule 2.21, all assets, personal property, and real property currently owned, leased or operated by the Company and/or any Subsidiary (“Environmental Property”), all conditions on and uses and operation of the Environmental Property, and all operations of the Company and/or any Subsidiary (including without limitation storage, handling, transportation and disposal of Hazardous Materials by or for the Company or any Subsidiary of the Company) comply in all material respects, and at all times since January 1, 2008 have complied in all material respects, with all Laws relating to the protection of health, safety or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, the terms of Directive 2002/96/EC on waste electrical and electronic equipment as implemented in each member state of the European Union in which the Company or any Subsidiary of the Company is a “producer”, Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, Directive 2003/108/EC, common law nuisance and strict liability, and any comparable state or foreign Law (the foregoing collectively, “Environmental Law”).

(b) Except as set forth on Schedule 2.21, the Company and its Subsidiaries have obtained and are in material compliance with all Material Permits required for the conduct of the business and operations of the Company and/or any Subsidiary, and have properly made all material filings and submissions to any Government or other Person required under any Environmental Law.

(c) Except as set forth on Schedule 2.21, to the Company’s Knowledge, there has been no spill, discharge, leak, leaching, emission, injection, disposal, escape, dumping, or release (“Environmental Release”) at, on, beneath, or from the Environmental Property or into the environment surrounding the Environmental Property, which requires any remediation or response action by the Company and/or any Subsidiary under any Environmental Law, or which will give rise to any material liability to the Company or any Subsidiaries under any Environmental Law, or which will materially interfere with any operations by the Company or any Subsidiaries, of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes, (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid wastes or, (vi) radioactive materials (collectively, “Hazardous Materials”). Neither the Company nor any of its Subsidiaries sells or has sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials.

(d) Except as set forth on Schedule 2.21 or as would not give rise to any material liability to the Company or any Subsidiaries under any Environmental Law, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, migrated, produced, or treated at, upon or from the Environmental Property; nor (ii) any underground storage tanks located on or beneath the Environmental Property.

(e) The Company has made available to Parent complete copies of all material environmental assessments, reviews, audits, filings or reports concerning the Environmental Property in the possession of any of the Company or any of its Subsidiaries.

(f) Except as set forth on Schedule 2.21, there are no pending or, to the Company’s Knowledge, threatened Actions against the Company or any of its Subsidiaries under any Environmental Law.

(g) Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary of the Company has received any written complaint, request for information, notice of claim, notice of responsibility, notice of liability or potential liability, notice of violation or other written notice (including e-mail) from any Person (i) alleging actual or potential liability under any Environmental Law; (ii) alleging a material violation of any Environmental Law; (iii) seeking information under CERCLA or any equivalent state or foreign Law; (iv) notifying the Company or any Subsidiary of the presence of any endangered or threatened species affecting any Project; or (v) notifying the Company or any Subsidiary that a nongovernmental organization, public interest group or citizen organization may contest, interfere, or otherwise take action to prevent the Company or any of its Subsidiaries from obtaining or maintaining any of the Material Permits issued or to be issued for any Project under any Environmental Law.

(h) Except as set forth on Schedule 2.21, to the Company’s Knowledge, neither the Company nor any Subsidiary of the Company has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Materials to or at any location that is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program.

(i) Except as set forth on Schedule 2.21: (i) the Company and/or its Subsidiaries own, control, and are otherwise entitled to the benefit of the Environmental Attributes which have been created or issued as a result of the Projects; (ii) such Environmental Attributes are valid, in full force and effect and neither the Company nor any of its Subsidiaries have pledged any Environmental Attributes as collateral or security in support of any loan agreement; (iii) the Company and/or its Subsidiaries have operated, managed and maintained the Projects as required for continued preservation of the Environmental Attributes in compliance with all Laws, and know of no condition or fact which will prevent the Company or any Subsidiary from performing any obligation contained in any contract; (iv) the Company and each of its Subsidiaries are, and since January 1, 2008 have been, in material compliance with each and every representation and warranty they have made in each contract it has entered into involving Environmental Attributes; (v) neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that any of the Environmental Attributes are in violation of any Law, invalid, or have no or reduced value; and (vi) with respect to Projects currently under development, the Company and/or its Subsidiaries have followed, and intend to continue to follow, best practices and protocols designed to maximize the production or issuance of Environmental Attributes. For purposes of this Agreement, “Environmental Attributes” means any and all environmental air quality credits, renewable energy credits, green credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar rights available under currently existing Laws and resulting from the avoidance of the emission of any gas, chemical, or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants.

(j) Attached as Schedule 2.21 is a true, correct and complete list of each contract which involves or relates to the creation, existence, control, management, preservation, or sale of Environmental Attributes by the Company or any of its Subsidiaries.

2.22 Officers, Directors, Employees; Compensation.

(a) Set forth on Schedule 2.22(a) is a complete list of: (i) all current directors of the Company and each of its Material Subsidiaries, (ii) all current officers (with office held) of the Company and each of its Material Subsidiaries, (iii) all current employees of the Company and each of its Subsidiaries employed in the United States, and (iv) all current employees of the Company and each of its Subsidiaries employed outside of the United States. The Company has delivered, under cover of letter dated October 21, 2009, a true, correct and complete list of the current rate of compensation (if any) payable to each employee or consultant, and any paid vacation time owing to such person, any incentive or bonus payments owing to such persons but not yet paid and the date of employment of each such person.

(b) Except as set forth on Schedule 2.22(b): (i) neither the Company nor any of its Subsidiaries has borrowed money from any of its officers, directors or employees except for amounts due in the Ordinary Course of Business as salaries, wages, employee benefits and bonuses and in reimbursement of business expenses in the Ordinary Course of Business; and (ii) no officer, director, or employee of the Company or any of its Subsidiaries has borrowed money from the Company or such Subsidiary except for advances for business expenses in the Ordinary Course of Business or otherwise repaid in full in cash prior to the Effective Time.

(c) Except as set forth on Schedule 2.22(c), all contracts between the Company or one of its Subsidiaries and their employees are terminable at any time on three (3) month’s notice or less without compensation other than wages and award bonuses earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law.

(d) Except as set forth on Schedule 2.22(d), every employee of the Company or one of its Subsidiaries is a party to a confidentiality/non-disclosure agreement with the Company or such Subsidiary.

2.23 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound under applicable Law by any collective bargaining, works council, union representation or similar agreement or arrangement, except certain industry-specific collective bargaining agreements that apply automatically to employees in Europe by virtue of the application of relevant European law. Except as set forth on Schedule 2.23, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Company’s Knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary of the Company.

(b) There is no material labor strike, material dispute, material slowdown, or material stoppage pending or, to the Company’s Knowledge, threatened against either the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is engaging in or has engaged in any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended.

2.24 Employee Benefit Matters.

(a) Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries has outstanding and neither the Company nor any of its Subsidiaries is a party to or subject to liability under: (i) any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not written, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (iii) any employment, consulting, engagement, or similar retainer agreement or golden parachute arrangement (but excluding third-party corporate services agreements) ((i), (ii) and (iii) together the “Plans” and each item thereunder a “Plan”). For any Plans of the Company or its Subsidiaries so disclosed on Schedule 2.24, such disclosure lists any U.S. Plans and any non-U.S. Plans separately. True, correct, and complete in all material respects copies of all documents creating or evidencing any Plan listed on Schedule 2.24, including the plan document and, if applicable, the summary plan description (including any summaries of material modifications) have been made available to Parent. Other than amendments provided to Parent, no amendments have been made to or promised with respect to any Plans.

(b) Each Plan covering individuals who are employed by the Company or any of its Subsidiaries complies in all material respects with, has been administered, operated and maintained in compliance in all material respects with its terms and in compliance in all material respects with, and neither the Company nor any Subsidiary has any direct or indirect material liability for non-compliance under, ERISA or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts and all actuarial reports, have been made available to Parent. Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Parent) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would reasonably be expected to cause, and no Action is pending or, to the Company’s Knowledge, threatened, which would reasonably be expected to result in the loss of such exemption or qualification.

(c) Neither the Company nor any of its Subsidiaries (i) has any obligation to make any contributions to any multi-employer plan (as defined in Section 4001 of ERISA) or to any pension plan subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, (ii) has been a member of a controlled group which has an obligation to contribute to any such plans and (iii) is under common control with an employer which has an obligation to contribute to any such plans. Neither the Company nor any of its Subsidiaries has terminated or taken action to terminate, in whole or in part, any employee pension benefit plan, as defined in ERISA Section 3(2), that is subject to Title IV of ERISA within the 3-year period preceding the Closing Date.

(d) With respect to each Plan, no prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) has occurred which would result in any material liability to the Company or its Subsidiaries.

(e) Each and every Plan which is a group health plan (as such term is defined in Code Section 5001(b)) complies and in each and every case has been operated in compliance in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, as amended and any applicable state and local laws.

(f) Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than as required by COBRA or applicable state law.

(g) Except as set forth on Schedule 2.24, all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(h) There is no pending or, to the Company’s Knowledge, threatened proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan described on Schedule 2.24 hereof, other than routine claims for benefits.

(i) All material expenses and material liabilities relating to all of the Plans described on Schedule 2.24 have been, and will be on the Closing Date, fully and properly accrued on the books and records of the Company and its Subsidiaries and the Financial Statements reflect all of such liabilities in a manner reasonably satisfying the requirements of Financial Accounting Standards 87 and 88.

(j) With respect to Plans covering employees outside the United States (including any Plan covering former employees and/or retirees of the Company and its Subsidiaries outside the United States):

(i) Such Plan may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or its Subsidiaries on or at any time after the Closing Date and the Company may take contribution holidays or withdraw surplus from each Plan, subject only to approvals required by applicable Law and the terms of such Plan;

(ii) Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its employees outside the United States any severance or redundancy payment scheme that exceeds the minimum requirements imposed by Law, nor is there any agreed procedure for redundancy selection;

(iii) Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its employees outside the United States any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or its Subsidiaries;

(iv) Neither the Company nor any of its Subsidiaries has incurred any material liability for failure to provide information or to consult with employees outside the United States as required by applicable Law;

(v) No subject access requests made by employees to the Company pursuant to any applicable data protection or privacy Law (including, but not limited to, the Data Protection Act 1998) are outstanding and the Company and its Subsidiaries have complied in all material respects with the provisions of any applicable data protection or privacy Law in respect of all personal data held or processed by them; and

(vi) Neither the Company nor any of its Subsidiaries has offered, promised or agreed to any future variation in the Contract of employment of any employee outside the United States other than the substitution of Parent equity, stock option, 401(k) matching and bonus plans for Company UARs and bonus plans; for avoidance of doubt, Parties acknowledge and agree the Company’s 2009 Bonus Plan shall remain in place for the duration of its effective period.

(k) Except as set forth on Schedule 2.24, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Parent following the Closing, will not (i) entitle any current or former employee of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company or its Subsidiaries.

2.25 Discrimination and Occupational Safety and Health. Except as set forth on Schedule 2.25, since January 1, 2008, neither the Company nor any of its Subsidiaries (i) has received any written notice from any Government entity alleging a material violation of occupational safety or health Laws or other default order or (ii) is in material breach or violation of any Law related to occupational health or safety.

2.26 Customers and Suppliers. Schedule 2.26 sets forth a true, complete and correct list of the 20 largest customers (the “Material Customers”) of the Company and its Subsidiaries, taken together, and the 20 largest suppliers (the “Material Suppliers”) of the Company and its Subsidiaries, taken together, by volume of sales and purchases, respectively (by dollar volume) for the year ending December 31, 2009. Except as disclosed on Schedule 2.26, the Company has not received written notice from any Material Supplier that such Material Supplier will stop or materially decrease the rate of supplying materials, products or services to the Company or any Subsidiary of the Company. Except as disclosed on Schedule 2.26, neither the Company nor any of its Subsidiaries has received written notice from any Material Customer that such Material Customer will stop or decrease the rate of buying materials, services or products from the Company or any of its Subsidiaries. Other than financial and engineering relationships, the Company is not reliant on any sole source supply arrangements relative to significant components of the conduct of the business of the Company and its Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all significant goods and services for which there is only one reasonably available source).

2.27 Product Liability Claims. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted against the Company and/or any of its Subsidiaries with respect to all products or services manufactured or provided by the Company and/or any of its Subsidiaries on or prior to the Effective Time will not exceed $100,000.

2.28 Product and Service Warranties. The Company has made available to Parent the standard forms of product and service warranties and guarantees provided by the Company and each Subsidiary of the Company to their customers. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or hereafter asserted against the Company and/or any of its Subsidiaries with respect to products manufactured or services rendered on or prior to the Effective Time will not exceed $100,000.

2.29 Foreign Operations and Export Control. Except as set forth in Schedule 2.29, at all times in the last two (2) years, (i) the Company and each of its Subsidiaries are not, were not and will not become subject to any material unpaid import-related duties, taxes, interest or penalties associated with the failure by the Company or any of its Subsidiaries to register with the appropriate Government authority in the United States as an “importer of record” of solar modules or to pay import or related duties, taxes, interest or penalties in the United States as an “importer of record” of solar modules, in either case as a result of the importation of solar modules by the Company or any of its Subsidiaries prior to the Effective Time and (ii) the Company and each of its Subsidiaries have acted:

(a) in all material respects pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or any of its Subsidiaries’ activities in such jurisdictions;

(b) in material compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) without material violation of and in material compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any Person for boycott-related reasons;

(d) without material violation of and in material compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States and any jurisdiction in which the Company or any relevant Subsidiary of the Company is established or from which it exports or reexports any items or in which it provides services, including without limitation the Export Administration Regulations administrated by the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended from time to time, and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such laws, regulations or orders, which licenses or authorizations are described in Schedule 2.29;

(e) without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and

(f) without written notice of violation and in material compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in material compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Schedule 2.29.

2.30 Inventories. The inventories of the Company and/or its Subsidiaries are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances and reserves reflected on the Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with GAAP for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP (none of which adjustments will, or are expected to, be in an amount that is materially more than the similar adjustments made by the Company for the quarter ended September 30, 2009). Such allowances have been calculated in accordance with GAAP in a manner consistent with the past practice of the Company. None of the inventory of the Company or any of its Subsidiaries is held on consignment, or otherwise, by third parties.

2.31 Government Contracts. Schedule 2.31 lists all of the Material Contracts to which the Company or any of its Subsidiaries and a Government authority are parties (“Government Contracts”). Neither the Company nor any of its Subsidiaries is suspended or debarred from contracting by a Government authority. Neither the Company nor any of its Subsidiaries has received a document subpoena or been the subject of an enforcement action in connection with a contract involving a Government authority. Each of the Company and its Subsidiaries are in compliance, in all material respects, with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its contracts with the U.S. Government authorities.

2.32 Brokers, Finders. Except for Morgan Stanley and Goldman Sachs, no finder, broker, agent, or other intermediary, acting on behalf of the Company or any of its Subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.33 Dissenters’ Rights. Neither the Company nor the transactions contemplated by this Agreement will provide any Unitholder with any appraisal or dissenters’ rights under the LLC Act or other applicable Law.

2.34 Proxy Statement/Offering Memorandum. None of the information relating to the Company or any of its Subsidiaries in the Proxy Statement/Offering Memorandum or in any amendment or supplement thereto will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

2.35 Disclaimer; Knowledge; Disclosure Schedules and Warranties.

(a) The representations and warranties set forth in this Article 2 are the only representations and warranties of the Company in connection with the transactions contemplated hereby. It is understood and acknowledged that, except as otherwise set forth in this Article 2, the Company has not made any representations and warranties regarding projections, future revenue or profits or other similar predictions.

(b) Whenever a representation or warranty made by the Company in this Agreement refers to the “knowledge of the Company,” “the Company’s Knowledge” or words of similar import, such knowledge shall be deemed to consist only of the actual knowledge of the Persons listed on Schedule 2.35(b) after due inquiry.

(c) Certain information set forth in the schedules to this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, Acquisition Subsidiary or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Acquisition Subsidiary or the Company, as applicable. The section number headings in the schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the schedules shall be deemed to be disclosed with respect to and incorporated into any other section of the schedules where such disclosure is specifically cross-referenced or is reasonably apparent as being applicable from the face of the disclosure itself.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY

Parent and Acquisition Subsidiary hereby jointly and severally make the following representations and warranties to the Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing as provided in Section 7.1.

3.1 Organization, Qualification and Power; Enforceability; Noncontravention. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Subsidiary is duly licensed and qualified to do business and is in good standing in each other jurisdiction in which the failure to be so qualified or in good standing would be reasonably expected to have a material impact on Parent and Acquisition Subsidiary. Each of Parent and Acquisition Subsidiary has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is presently engaged. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Parent and/or Acquisition Subsidiary has been duly authorized by all requisite corporate or limited liability company action on the part of Parent and Acquisition Subsidiary. This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and binding obligation of Parent and Acquisition Subsidiary, enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally. “Parent Material Adverse Effect” and “Parent Material Adverse Change” mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of Parent and Acquisition Subsidiary, taken as a whole, or the ability of Parent or Acquisition Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that none of the following constitute, or will be considered (including the results thereof) in determining whether there has occurred, a Parent Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which Parent operates (other than those that have had a materially disproportionate adverse effect relative to other industry participants on Parent); (ii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including as a result of actions of competitors or any delays or cancellations for services or losses of employees, suppliers or customers directly linked to such pendency or announcement (other than any such change, effect or circumstance resulting from a material breach by Parent of this Agreement); (iii) changes in Laws (including, for the avoidance of doubt, Laws relating to Taxes), solar incentive programs or policies, or GAAP or the interpretation thereof; (iv) any action taken at the written request of the Company or the Representatives; and (v) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (other than any such change that has had a materially disproportionate adverse effect relative to other industry participants on Parent and Acquisition Subsidiary, taken as a whole). As used in this Agreement, “Transaction Documents” means this Agreement, the Voting Agreements, the Employment, Non-Competition and Confidentiality Agreements, the Amended Employment Agreements, the Blocker Purchase Agreements, the Certificate of Merger, the Indemnification Escrow Agreement, the Expense Escrow Agreement, the Exchange Agent Agreement, each Release, the Registration Rights Agreement, the Cash Bonus Plan, the Consideration Exchange Agreements, the Lock-Up Agreements and any other agreements, instruments or documents executed or delivered in accordance with the terms of this Agreement in connection with the consummation of the transactions contemplated hereby.

3.2 Capitalization and Related Matters.

(a) The authorized capital stock of Parent (“Parent Capital Stock”) consists of 300,000,000 shares of the Parent Common Stock and 50,000,000 shares of preferred stock. As of October 15, 2009, 223,557,497 shares of Parent Common Stock (net of treasury shares) were issued and outstanding. All shares of Parent Capital Stock have been duly authorized, and all issued and outstanding shares of Parent Capital Stock have been validly issued and are fully paid and non-assessable.

(b) The entire authorized equity interests of Acquisition Subsidiary consists solely of 1,000 membership units, of which 1,000 membership units are issued and outstanding. Parent or a wholly-owned subsidiary of Parent owns all issued and outstanding equity interests of Acquisition Subsidiary, free and clear of any and all Liens.

(c) The shares of Parent Common Stock to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any Liens (other than Liens created by this Agreement or any of the other Transaction Documents and obligations of the holder thereof to comply with applicable Laws in connection with the transfer or sale thereof) and not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of Parent or Acquisition Subsidiary or any Contract to which Parent or Acquisition Subsidiary is a party or is bound under applicable Law. Subject to the accuracy of the representations and warranties of the Unitholders in each AIQ Form provided to the Company, the shares of Parent to be issued pursuant to this Agreement, including the exhibits and attachments thereto, will be issued without violation of the Securities Act or applicable state securities Law.

3.3 Consents. Except as set forth on Schedule 3.3, no material permit, consent, waiver, approval or authorization of, or material declaration to or filing or registration with, any third Person or Government is required for the execution, delivery or performance by Parent and Acquisition Subsidiary of this Agreement or any other Transaction Document to which each of them is a party, or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby or thereby except for: (A) the filing of a pre-merger notification and report form by Parent or Acquisition Subsidiary under the HSR Act and the expiration or termination of the applicable waiting period thereunder and any other required Antitrust Filings; and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Except as set forth on Schedule 3.3, neither Parent nor Acquisition Subsidiary is a party to, subject to or bound under applicable Law by any note, bond, mortgage, indenture, deed of trust, agreement, lease or contract or any statute, law, rule, regulation, judgment, order, warrant, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body which will conflict with or be breached, violated or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Parent or Acquisition Subsidiary of this Agreement or any other Transaction Document to which it is a party. The execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will not result in the creation of any material Liens against Parent or Acquisition Subsidiary or any of the properties or assets of Parent or Acquisition Subsidiary. None of the execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party by the Company, the performance by Parent or Acquisition Subsidiary of its obligations hereunder or under any of the other Transaction Documents to which is a party, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of any provision of the organizational documents of Parent or Acquisition Subsidiary. No vote of any of Parent’s stockholders is necessary in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the other Transaction Documents (including the adoption of the Cash Bonus Plan and Inducement Grant Plan and the issuance of equity under the Inducement Grant Plan).

3.4 SEC Documents; Financial Statements.

(a) Parent has made available to the Company a true and complete copy of all registration statements, reports, forms, proxy statements, information statements or other documents (including all exhibits and other information incorporated by reference) (collectively, the “Parent SEC Documents”) filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2008. Parent has filed all required registration statements, reports, forms, proxy statements, information statements and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2007. As of their respective filing dates, each Parent SEC Document complied (and each document to be filed with the SEC by Parent after the date hereof and before the Closing Date (“Subsequent SEC Documents”) will comply) in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder and each Parent SEC Document, as of its respective filing date and taken together with all other Parent SEC Documents filed prior to such date, did not contain (and each Subsequent SEC Document will not, as of its filing date and taken together with the Parent SEC Documents and Subsequent SEC Documents filed prior to such date, contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Document or Subsequent SEC Document, and to the extent based on information (financial or otherwise) provided by the Company or any of its Subsidiaries or any of their respective members, directors, officers, partners, employees, successors, assigns, representatives or agents. None of Parent’s Subsidiaries is required to file any forms or reports with the SEC.

(b) The Parent SEC Documents contain an audited consolidated balance sheet of Parent as of December 31, 2008 and the related audited consolidated statements of income and cash flow for the year then ended and Parent’s unaudited consolidated balance sheet as of June 30, 2009 (the “Parent Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the six-month period then ended (collectively, the “Parent Financials”). The Parent Financials (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by GAAP), and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of Parent and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, are material).

3.5 Brokers, Finders. Except for Credit Suisse Securities (USA) LLC, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.6 Financing. Parent has and will have as of the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds and sufficiently authorized but unissued shares of Parent Common Stock to enable it to pay the aggregate Merger Consideration, the HSH Repayment and the Cash Bonus Payments and make the Inducement Grants all in accordance with the terms of this Agreement.

3.7 Litigation. Except as set forth on Schedule 3.7, there is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.7 or as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no material action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective officers or directors. As of the date hereof, there is no investigation or similar proceeding pending or, to the knowledge of Parent, threatened, against Parent by or before the SEC or New York Stock Exchange. As of the date hereof, no Government entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted.

3.8 Proxy Statement/Offering Memorandum. None of the information relating to Parent or Acquisition Subsidiary in the Proxy Statement/Offering Memorandum or in any amendment or supplement thereto will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.9 Absence of Certain Changes or Events. Since December 31, 2008 and until the date of this Agreement, except as disclosed in the Parent SEC Reports, Parent has conducted its business only in the Ordinary Course of Business and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent Capital Stock, (c) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (d) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (e) any split, combination or reclassification of any of Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Parent Capital Stock.

3.10 Interim Operations of Acquisition Subsidiary.

(a) Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as expressly contemplated by this Agreement.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Acquisition Subsidiary has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.11 S-3 Eligibility. Parent is and will be at Closing (i) eligible to register secondary offerings of securities, including the resale of the shares of Parent Common Stock constituting the Initial Stock Consideration, Indemnification Escrow Shares and the Earnout Consideration payable in shares of Parent Common Stock on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder. No reason currently exists which will prevent the registration statement on Form S-3 to be filed at Closing (the “Closing Registration Statement”) from becoming effective automatically upon filing with the SEC pursuant to this Agreement and the Registration Rights Agreement.

ARTICLE 4

CONDUCT OF THE BUSINESS PENDING THE MERGER

4.1 Conduct of Business of the Company. Except as set forth on Schedule 4.1 or as otherwise expressly permitted by this Agreement or as Parent may otherwise consent to or approve in writing, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that a delay of two (2) Business Days or less shall not be deemed unreasonable) on and after the date hereof and prior to the Effective Time, the Company and its Subsidiaries shall operate in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts consistent with prudent business practices to (i) preserve intact its current business organization in all material respects, (ii) keep available the services of its current officers and other key employees and (iii) preserve its relationships with those Persons having business dealings with it, including vendors and customers. Furthermore, the Company covenants that, from and after the date hereof, unless Parent shall otherwise expressly consent in writing, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that a delay of two (2) Business Days or less shall not be deemed unreasonable), the Company and each of its Subsidiaries shall use its commercially reasonable efforts to: (x) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it, (y) follow its currently contemplated Project installation schedule as reflected in the business plan of the Company delivered to Parent under cover of letter dated October 21, 2009 (the “Business Plan”) and (z) pay all accounts payable and other obligations in the Ordinary Course of Business consistent with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Units or any other equity interests to any Person other than the Company or one of its Subsidiaries, (ii) split, combine or reclassify any of its Units or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Units or any other equity interests, except for issuances of capital stock or other equity interests upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire any Units or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any Units or other equity interests or otherwise make any payments to Unitholders in their capacity as such;

(b) except as set forth in Schedule 4.1(b), issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Units, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Units, voting securities or other equity interests or convertible securities except in connection with the exercise of the Warrants;

(c) amend its limited liability company operating agreement, certificate of incorporation or bylaws or organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of any business or any Person;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than in the Ordinary Course of Business or as contemplated by the Business Plan;

(f) other than as set forth in the Business Plan and intercompany Indebtedness, incur any Indebtedness for borrowed money or issue any debt securities, make any loans, advances (other than routine travel and business expense advances) or capital contributions to, or investments in, any Person, except in the Ordinary Course of Business and in amounts not to exceed $500,000 or with respect to module purchases in amounts not to exceed $500,000;

(g) assume, guarantee or endorse the Indebtedness of any other Person (other than a Subsidiary of the Company);

(h) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation;

(i) make any capital expenditure other than for Projects in the Ordinary Course of Business or in an amount which would cause (i) the aggregate capital expenditures during calendar year 2009 to exceed the capital expenditures contemplated by the Business Plan or (ii) the aggregate capital expenditures during any month thereafter to exceed $500,000;

(j) (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement; (ii) adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods; (iii) file any material amended Tax Returns or claims for Tax refunds; (iv) enter into any closing agreement related to any material Tax; (v) surrender any material Tax claim, audit or assessment; (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; (viii) settle or resolve any material Tax controversy; or (ix) take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries;

(k) except as required under an existing Plan or as contemplated by this Agreement, (i) grant or commit to grant any employee, officer or director any increase in wages, bonus, severance, profit sharing, retirement, insurance or other direct compensation or benefits (other than (A) an increase in compensation or benefits in the Ordinary Course of Business for any individual other than a director of the Company or (B) in accordance with the present terms of a contract entered into prior to the date of this Agreement), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable Law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination or severance (with payments in excess of $25,000 per agreement), or collective bargaining agreement;

(l) revalue any of its assets or liabilities in any material respect, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(m) except as set forth in Schedule 4.1(m), enter into any contract or agreement reasonably expected to involve payments to or by the Company or any of its Subsidiaries in excess of $500,000 per annum, other than in the Ordinary Course of Business, or amend in any material respect any of the Material Contracts other than (i) in the Ordinary Course of Business, (ii) with respect to module purchases in amounts not to exceed $500,000, (iii) with respect to rooftop lease transactions with real estate investment trusts in amounts not to exceed $500,000 or (iv) photovoltaic pipeline acquisitions in amounts up to $500,000;

(n) except as set forth in Schedule 4.1(n), pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of claims, obligations or liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the date of the Balance Sheet or the settlement of currently existing litigation or contract dispute matters resulting in payment by the Company and/or any of its Subsidiaries in amounts up to $500,000;

(o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(p) enter into any agreement or arrangement that would limit or restrict the Surviving Company and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

(q) authorize, or commit or agree to take, any of the foregoing actions.

4.2 Notification of Certain Matters. The Company shall give prompt notice to Parent if, to the Company’s Knowledge, any of the following occur after the date of this Agreement: (a) any notice of, or other communication relating to, a default or event, occurrence, fact, condition, change, development or effect (“Event”) which, with notice or lapse of time or both, would become a material default under any Material Contract; (b) receipt of any written notice from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any material written notice from any Government authority in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of an Event which would reasonably be expected to have a Company Material Adverse Effect or Company Material Adverse Change (each a “MAC Notice”); (e) the commencement or threat of any Action involving the Company or any of its Subsidiaries, or any of their property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger; and (f) the occurrence of any Event that, to the Company’s Knowledge, would cause or be reasonably likely to cause a breach by the Company of any material provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement, provided, however, that the delivery of any notice pursuant to this Section 4.2 shall not constitute an acknowledgment or admission of a breach under this Agreement.

4.3 Disclosure Schedules. The Company shall deliver to Parent by no later than 8:00 a.m. Central Time on the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the schedules of the Company to this Agreement (including changes to any other representations or warranties in Article 2 as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Company in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to Parent having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement (including for purposes of determining the fulfillment of the condition precedent in Section 6.3(a)) or negate any indemnity hereunder.

4.4 Access to Information.

(a) To the extent permitted by applicable law and subject to the Confidentiality Agreement dated May 6, 2009 (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access on reasonable notice during normal business hours during the period prior to the Effective Time to the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 4.4 shall affect or modify any representation or warranty or any liability with respect thereto. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

(b) Any such investigation by Parent or Acquisition Subsidiary shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries. Neither Parent nor Acquisition Subsidiary shall, prior to the Closing Date, have any contact with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or Acquisition Subsidiary for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company. Neither Parent nor Acquisition Subsidiary shall be permitted to conduct any invasive tests on any Real Property without the prior written consent of the Company.

4.5 Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings under any applicable Antitrust Law within ten (10) Business Days of the date hereof, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to carry out the purposes of this Agreement. As used in this Agreement, “Antitrust Law” means any federal, state, foreign or supranational antitrust, competition or trade regulation law, regulation or statute, including any amendments to any thereof, and including but not limited to the HSR Act.

4.6 Unitholder Materials. The Company shall send to Parent a copy of all material reports and materials as and when it sends the same to its Unitholders or any Government authority relating to this Agreement or the transactions contemplated hereby, but not including any materials the Company believes in good faith after consulting with its outside legal counsel to be subject to attorney-client privilege.

4.7 Company Unitholder Approval.

(a) The Company shall cause a special meeting of its Unitholders (the “Company Unitholder Meeting”) to be duly called and held as soon as reasonably practicable (and in any event within five (5) Business Days after the mailing of the Proxy Statement/Offering Memorandum pursuant to Section 4.7(b)) for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company Board has adopted a resolution recommending the approval and adoption of this Agreement and the Merger by the Company’s Unitholders (the “Company Recommendation”) and, except as permitted pursuant to Section 4.9, the Company Board will continue to recommend to the Unitholders that they approve and adopt this Agreement and the Merger.

(b) In connection with such Company Unitholder Meeting, the Company shall (i) as soon as reasonably practicable following (and in any event within ten (10) Business Days of) the date of this Agreement, mail to the Unitholders the Proxy Statement/Offering Memorandum and all other proxy materials for such meeting and (ii) otherwise comply in all material respects with all requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Unitholders at the Company Unitholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(c) Subject to Section 4.9, the Company will use its commercially reasonable efforts to obtain at the Company Unitholder Meeting (a) the Required Unitholder Approval, (b) the vote of at least a majority of the Unitholders that have provided the Company with an AIQ Form indicating that he, she or it is an Accredited Investor to approve and adopt this Agreement and the Merger and (c) the vote of at least a majority of the Unitholders that have (x) not provided the Company with a completed AIQ Form or (y) provided the Company with an AIQ Form indicating that he, she or it is not an Accredited Investor to approve and adopt this Agreement and the Merger (clauses (a) through (c), collectively, the “Company Unitholder Approval”).

4.8 Termination and/or Amendment of Certain Employment Agreements. Effective contemporaneously with the Closing, the Company will terminate and/or amend the employment agreements listed on Schedule 4.8, in the manner contemplated by Schedule 4.8.

4.9 No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their respective directors, officers, employees, the Unitholders set forth on Schedule 4.9(a) and/or who have signed a Voting Agreement, Affiliates, representatives or agents (collectively, “Agents”), to, directly or indirectly: (i) solicit, knowingly encourage, initiate, accept or participate in any negotiations or discussions with respect to any Acquisition Proposal; (ii) disclose any confidential information not customarily disclosed in the Ordinary Course of Business to any Third Party concerning the Company or any of its Subsidiaries and which the Company or any of its Subsidiaries believes, in good faith, has been requested for the purposes of formulating any offer, indication of interest or proposal for an Acquisition Proposal; (iii) assist, cooperate with, knowingly facilitate or knowingly encourage any Third Party to make any offer, indication of interest or proposal for an Acquisition Proposal; (iv) execute or agree to execute a binding contract or agreement or a non-binding letter of intent or term sheet or similar document regarding any Acquisition Proposal; or (v) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing in this clause (v), an “Adverse Recommendation Change”). In addition, none of the Company or any of its Subsidiaries, nor any of their respective Agents, will grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Company Board shall have determined in good faith that the failure to grant such waiver or release would be inconsistent with its duties to the Unitholders under applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company or any of its Subsidiaries set forth in this Section 4.9 by any Agent of the Company or any of its Subsidiaries shall be a breach of this Section 4.9 by the Company. The Company shall, and shall cause its Subsidiaries and their respective Agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal; provided, however, that the Company, its Subsidiaries and Agents may communicate with any such Third Parties for the purpose of complying with the next sentence. The Company shall use its commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company, any of its Subsidiaries or any of their respective Agents within the last 12 months in connection with consideration of an Acquisition Proposal to return or destroy all such information. During the term of this Agreement, subject to Section 4.9(c), neither the Company, any of its Subsidiaries nor any of the Unitholders shall take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal except upon termination of this Agreement in connection with a Superior Proposal entered into in compliance with this Agreement.

(b) Notwithstanding anything to the contrary in this Section 4.9, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Required Unitholder Approval, but subject to compliance with Section 4.9(d), participating in negotiations or discussions with, or disclosing any information to, any Third Party that makes after the date hereof an unsolicited bona fide Acquisition Proposal in writing, if, prior to taking such action, (i) the Company Board determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (ii) the Company (A) provides Parent with any information to be provided to such Third Party which Parent has not previously been provided prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (B) has received from such Third Party an executed confidentiality agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent), with confidentiality provisions and other restrictive covenants no less favorable to the Company (other than with respect to exclusivity) than those contained in the Confidentiality Agreement or the Exclusivity and Confidentiality Agreement dated as of August 7, 2009 by and between Parent and the Company, as amended.

(c) Notwithstanding anything to the contrary in this Section 4.9, but subject to compliance with Section 4.9(d), at any time prior to receipt of the Required Unitholder Approval and following receipt of a Superior Proposal or the occurrence of an Intervening Event after the date hereof, if the Company Board determines in good faith after consulting with its legal counsel and financial advisors that the failure to do so would be inconsistent with its duties to Unitholders under applicable Law, then the Company Board may (i) make an Adverse Recommendation Change and (ii) enter into a definitive agreement with respect to a Superior Proposal if it concurrently terminates this Agreement pursuant to Section 8.1(a)(viii).

(d) The Board of Managers of the Company shall not take any of the actions referred to in Section 4.9(b) or Section 4.9(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall keep Parent reasonably informed after taking such action of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has stated that it is considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request (including any material changes thereto). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the material status and material details of any such Acquisition Proposal or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and other written materials sent or provided to the Company or any of its Subsidiaries that describes any such material terms or conditions of any Acquisition Proposal.

(e) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

(f) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Units or all or substantially all of the assets of the Company made by a Third Party on terms that the Company Board determines in its good faith judgment, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of such Acquisition Proposal and this Agreement and all the surrounding circumstances (including any governmental and other approval requirements) would result in a transaction (i) that if consummated, is more favorable to Unitholders from a financial point of view than the Merger (if applicable, as modified by any written proposal by Parent to amend the terms of this Agreement (which proposal is in the form of a proposed written amendment to this Agreement) taking into account all the terms and conditions of such proposal and this Agreement and all the surrounding circumstances (including any Government and other approval requirements)), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Managers of the Company.

(g) “Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

(h) “Intervening Event” means any event, development, circumstance or state of affairs, other than an Acquisition Proposal (whether or not constituting a Superior Proposal), which materially and positively impacts the Company and which is unknown to the Board of Managers of the Company as of the date hereof and is not reasonably likely to occur after the date hereof, which becomes known prior to the Company Unitholder Meeting.

4.10 Unitholder Litigation. Prior to the Closing, the Company shall promptly notify Parent and give Parent the opportunity to participate, at its sole cost and expense prior to the Closing, in the defense or settlement of any Action brought by any Unitholder against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent, unless the aggregate amount of such settlement shall be less than $250,000 and the settlement shall not contain any material non-monetary terms.

4.11 SAS 100 Review and Year-End Audit. As promptly as reasonably practicable after the date hereof, the Company will use its commercially reasonable efforts to facilitate its external accountants’ review under Statement on Auditing Standards No. 100 of the Company’s interim financial statements for each period for which such statements are required to be included, or are included, in the Closing Registration Statement or any other filing of Parent with the SEC, including a subsequent events review from the Company’s auditors for the period from December 31, 2008 through September 30, 2009 (the “Revised Financial Statements”). If the Effective Time has not occurred prior to December 31, 2009, as promptly as reasonably practicable after December 31, 2009, the Company will begin preparing and, when reasonably appropriate, cause its external accountants to audit the financial statements of the Company as of and for the year ended December 31, 2009.

4.12 Termination of Unit Plans. Prior to or contemporaneously with the Closing, the Company agrees to terminate the 2008 Unit Plan, and the UAR Plan, and all outstanding awards and grants thereunder.

4.13 Warrant Terminations. The Company covenants and agrees to cause effective as of immediately prior to the Effective Time, the mandatory exercise, cancellation or termination of all warrants to purchase Class C Units outstanding under that certain Amended and Restated Unit Purchase Warrant issued to Allco American Capital Limited, LLC dated December 31, 2007, or any other outstanding warrant to purchase any of the Company Units (the “Warrants”) in accordance with their respective terms, such that no warrants shall remain outstanding at or following the Effective Time; provided, however, that as it pertains to any warrant issued to HSH Nordbank, AG, New York Branch (the “HSH Warrants”), the foregoing covenant is expressly conditioned on Parent’s satisfaction of its payment obligations pursuant to Section 5.11.

4.14 Takeover Statutes. If any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a “Takeover Statute”) is or may become applicable to the Merger or any the other transactions contemplated hereby, the Company and the members of the Company Board will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

ARTICLE 5

COVENANTS OF PARENT

5.1 Notification of Certain Matters. Parent shall give prompt notice to the Company if, to Parent’s knowledge, any of the following occur after the date of this Agreement: (i) receipt of any material written notice from any Government authority in connection with the transactions contemplated by this Agreement; (ii) the commencement of any Action involving Parent, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger; (iii) the occurrence or non-occurrence of an event which would reasonably be expected to have a Parent Material Adverse Effect; or (iv) the occurrence of a fact, condition or event that to Parent’s knowledge would reasonably likely to result in a failure of a condition set forth in Section 6.1 or 6.2, provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not constitute an acknowledgment or admission of a breach under this Agreement.

5.2 Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) making all necessary filings under any applicable Antitrust Law within ten (10) Business Days of the date hereof, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, (v) entry into the Exchange Agent Agreement and (vi) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby and to carry out the purposes of this Agreement; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Company of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company.

5.3 Registration Statements. Parent shall prepare and file with the SEC the Closing Registration Statement and other registration statements on Form S-3 covering the shares of Parent Common Stock to be issued to the Unitholders under this Agreement in accordance with terms and conditions set forth in the Registration Rights Agreement.

5.4 Cash Retention Bonus Plan. Prior to the Closing, Parent will adopt a cash retention bonus plan in substantially the form attached hereto as Exhibit H (the “Cash Bonus Plan”), which will provide retention bonuses in cash of $17,000,000 in the aggregate, subject to holdbacks applicable to (i) 15% of such $17,000,000 (or $2,550,000) relating to the Indemnification Escrow Agreement, (ii) 7.83% of Pro Rated Excess Unitholder Transaction Expenses and (iii) the amount of any Parent Expense Contribution. Pursuant to the Cash Bonus Plan, cash retention bonus awards will be paid by Parent to those employees who shall be listed on a Schedule 5.4 (the “Participating Employees”) in accordance with the terms of the Cash Bonus Plan pursuant to the allocation schedule attached to be agreed upon by the Parties within 10 Business Days after the date hereof and to be attached as Schedule 5.4.

5.5 Inducement Grants. At the Closing, Parent agrees to issue a total of 2,150,538 shares of restricted common stock or restricted stock units of Parent as inducement grants (the “Employee Inducement Grants”) pursuant to a Plan which Parent will establish prior to the Closing in substantially the form attached hereto as Exhibit I-1 (the “Inducement Grant Plan”). Pursuant to the Inducement Grant Plan, Inducement Grants shall be issued to those employees who shall be listed on a Schedule 5.5 and agreed upon by the Company and the Parent within 10 Business Days after the date hereof which Grants shall be made pursuant to inducement grant agreements in substantially the form attached hereto as Exhibit I-2. Following the Closing, Parent shall promptly register the shares of Parent Common Stock underlying the Employee Inducement Grants on Form S-8.

5.6 Option Grants. Parent may issue additional options to acquire shares of Parent Common Stock to continuing employees of the Company under Parent’s normal option program. The continuing Company employees shall be eligible to participate in Parent’s option program.

5.7 Access to Information. Parent and Acquisition Subsidiary shall, and shall cause the Surviving Company and each Subsidiary of the Surviving Company to, until the third (3rd) anniversary of the Closing Date, retain all material books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Representatives or any of the representatives of such Representatives at the expense of the Representatives during the normal business hours of Parent, Acquisition Subsidiary, the Surviving Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice. No such material books, records or documents shall be destroyed after the third (3rd) anniversary of the Closing Date by Parent, Acquisition Subsidiary or the Surviving Company, without first advising the Representatives in writing and giving the Representatives, on behalf of the Unitholders as of immediately prior to the Effective Time, a reasonable opportunity to obtain possession thereof.

5.8 Transfer Taxes. Parent shall be liable for and shall hold the Company harmless against all transfer, value added, excise, stock transfer, stamp, recording, registration and similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby, if any (“Transfer Taxes”). The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

5.9 Benefits Covenant. On and after the Effective Time, Parent shall, or shall cause the Surviving Company to:

(a) provide the employees of the Company and its Subsidiaries as of the Effective Time for so long as they remain employed by the Company or any of its Subsidiaries (other than those employees to be terminated as of the Effective Time, each of whom is listed on Schedule 5.9(a)) (the “Covered Employees”) with (i) during the period commencing at the Effective Time through and including December 31, 2010, employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to those the Covered Employees enjoy immediately prior to the Effective Time; provided, however, that if the employees of Parent or any of its Subsidiaries receive 401(k) matching benefits or participate in an Employee Stock Purchase Plan or similar program (the “Enhanced Benefits”), then the Covered Employees shall be provided with such Enhanced Benefits, and (ii) beginning on January 1, 2011 and thereafter, the same employee benefits and compensation plans, programs and arrangements that are provided to similarly situated employees of Parent and its Subsidiaries;

(b) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Company in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or any predecessor entities) prior to the Effective Time and with the Surviving Company and any of its Affiliates on and after the Effective Time;

(c) pay employees of the Company or any of its Subsidiaries who are terminated as of the Effective Time severance in accordance with the Company’s policies in existence as of June 30, 2009; and

(d) not amend or modify, and make all payments under, the Company’s 2009 Bonus Plan as in effect immediately prior to the date hereof.

5.10 Operation of Surviving Company During the Earnout Period. Parent shall cause the Surviving Company to be operated during the Earnout Period in accordance with the provisions of Schedule 5.10.

5.11 HSH Repayment. On the Closing Date, Parent shall pay (or cause to be paid) by wire transfer of immediately available funds to HSH the outstanding principal and accrued and unpaid interest (as well as prepayment, breakage and similar charges and fees payable) under that certain Omnibus

Agreement dated as of September 11, 2009 and Credit and Letter of Credit Agreement, dated as of August 29, 2008, as amended, among the Company, as borrower, the lenders party thereto and HSH Nordbank AG as administrative agent of the HSH Loan Repayment Amendment, issuing bank and lender, as amended, modified, supplemented, amended and restated and in effect from time to time and shall provide evidence to the Company and the Representatives of same (the “HSH Repayment”). Following the Closing, Parent shall not impose or otherwise characterize the HSH Repayment as a liability, debt or other obligation of the Surviving Company.

5.12 Working Capital Investment. Parent agrees to make available, on terms and at times consistent with those set forth in Schedule 5.12, at least $100,000,000 (exclusive of any amounts owed by the Company at Closing to HSH Nordbank pursuant to the Company’s outstanding promissory note in the principal amount of $30,000,000) in working capital for the Company Business Unit projects following the Closing and prior to the end of the Earn-Out Period.

ARTICLE 6

CONDITIONS PRECEDENT AND

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to proceed with the Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) No Injunction. No order, statute, rule, regulation, executive order, stay, decree, investigation, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(b) Required Unitholder Approval. The Company shall have received the Required Unitholder Approval at or prior to the Effective Time.

(c) Governmental Approvals. All consents of any the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”), if any, required for the consummation of the Merger and the transactions contemplated by this Agreement, as set forth on Schedule 6.1(c), shall have been obtained.

(d) Antitrust Filings. Subject to the requirements of Section 6.4, any waiting or suspension period applicable to the Merger under any applicable Antitrust Law shall have expired or earlier termination or clearance thereof shall have been granted and no action shall have been instituted by any Antitrust Authority or any private action or any action by a state attorney general to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be. As used in this Agreement, “Antitrust Authority” means any federal, state, foreign or supranational governmental body that has authority to review mergers, acquisitions, joint ventures, and other combinations of businesses pursuant to an Antitrust Law, including but not limited to the Department of Justice Antitrust Division and the Federal Trade Commission Bureau of Competition.

6.2 Conditions to Obligations of the Company. The obligation of the Company to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Performance of Obligations; Representations and Warranties. (i) Parent and Acquisition Subsidiary shall have performed in all material respects each of its agreements contained in this Agreement and each other Transaction Document to which it is a party required to be performed at or prior to the Closing; (ii) each of the representations and warranties of Parent and Acquisition Subsidiary contained in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality (including Parent Material Adverse Effect) which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement, and (iii) the Company and the Representatives shall have received a certificate, dated the Closing Date, from Parent, signed on behalf of Parent by a duly authorized officer of Parent, to such effect.

(b) No Material Adverse Change. Since the date of this Agreement, there shall have been no Parent Material Adverse Change, and the Company shall have received a certificate dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent that there has been no such Parent Material Adverse Change.

(c) Listing of Shares; Closing Registration Statement. The shares of Parent Common Stock to be issued in connection with the Initial Stock Merger Consideration shall have been approved for listing on the New York Stock Exchange and the Company shall be reasonably satisfied that Parent shall file the Closing Registration Statement with respect to such shares within two (2) Business Days of the Effective Time and the Representatives shall be reasonably satisfied with such Closing Registration Statement.

(d) Exchange Fund. Parent shall have deposited the Exchange Fund with the Exchange Agent pursuant to Section 1.9.

(e) Indemnification Escrow Amount. Parent shall have deposited the Indemnification Escrow Amount (consisting of cash and shares of Parent Common Stock as contemplated by this Agreement) with the Indemnification Escrow Agent.

(f) Expense Escrow Amount. Parent shall have deposited the Expense Escrow Amount with the Expense Escrow Agent.

(g) Cash Bonus Plan. Parent shall have adopted the Cash Bonus Plan and, within one (1) Business Day of the Closing, shall make the payments contemplated thereby to be made at Closing to the Participating Employees.

(h) Inducement Grant Plan. Parent shall have duly adopted the Inducement Grant Plan and, contemporaneously with the Closing, shall make the grants contemplated thereby.

(i) Working Capital. Contemporaneously with the Effective Time, Parent shall fund such amount of working capital with the Company which is contemplated by Section 5.12 to be funded as of the Effective Time.

(j) Adoption of Agreement. This Agreement shall have been adopted and approved by the Board of Directors of Parent and by Parent as the sole member of Acquisition Subsidiary in accordance with the LLC Act and Acquisition Subsidiary’s organizational documents.

(k) Contemporaneously with the Effective Time, Parent shall make the HSH Repayment.

(l) Deliveries. At the Closing, Parent shall deliver or cause to be delivered:

(i) to the Representatives and the Company, the Exchange Agent Agreement, duly executed by Parent and the Exchange Agent;

(ii) to the Representatives and the Company, the Indemnification Escrow Agreement, duly executed by Parent and the Indemnification Escrow Agent;

(iii) to the Representatives and the Company, the Registration Rights Agreement duly executed by Parent; and

(iv) to the Representatives and the Company, a copy, certified by the Secretary of Parent to be true, complete and correct as of the Closing Date, of resolutions of Parent, as the sole member of Acquisition Subsidiary, of the board of managers of Acquisition Subsidiary and of the board of directors of Parent authorizing and approving the transactions contemplated hereby.

(m) Blocker Purchase Agreements. Subject to Section 6.10(c), the transactions contemplated by each Blocker Purchase Agreement shall have been consummated immediately prior to the Effective Time, unless the failure of the transactions contemplated by any particular Blocker Purchase Agreement to have been consummated shall have directly or indirectly resulted from the failure of any of the Blocker Owners party to such Blocker Purchase Agreement to fulfill any of their respective obligations thereunder.

(n) Allocation. The Company shall have agreed to the valuation contemplated by Section 1.14 in its sole and absolute discretion.

6.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

(a) Performance of Obligations; Representations and Warranties. (i) The Company and the Representatives shall have performed in all material respects each of its agreements contained in this Agreement and each other Transaction Document to which it is a party required to be performed at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality (including Company Material Adverse Effect) which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement, and (iii) Parent shall have received certificates, dated the Closing Date, from the Company and the Representatives, signed on behalf of each such Party, by a duly authorized officer of such Party, to such effect.

(b) No Material Adverse Change. Since the date of this Agreement, there shall have been no Company Material Adverse Change, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer (or, if the Company has no Chief Executive Officer as of the Closing Date, the Chief Operating Officer) and the Chief Financial Officer of the Company that there has been no such Company Material Adverse Change.

(c) Company Unitholder Approval. The Company shall have received the Company Unitholder Approval at or prior to the Effective Time.

(d) Unitholder Releases. The Company shall have received and delivered to Parent releases in substantially the form attached hereto as Exhibit J-1 (the “Unitholder Release”) from Unitholders holding at least a majority of the Units (or, in the case of the Blocker Entities, the Unitholder Releases shall be executed by the Selling Equityholders (as defined in the Blocker Purchase Agreements) and the Units that were held by such Blocker Entities prior to the consummation of the transactions contemplated by the Blocker Purchase Agreements shall be deemed to be included in such majority);

(e) Accredited and Non-Accredited Investor Matters. The Unitholders holding at least 50% of the Units represented by the Unitholders that have provided the Company with an AIQ Form indicating that he, she or it is an Accredited Investor, and the Unitholders holding at least 50% of the Units represented by Unitholders that have (x) not provided the Company with a completed AIQ Form or (y) provided the Company with an AIQ Form indicating that he, she or it is not an Accredited Investor, shall have entered into a Unitholder Release, and the Company shall have delivered such Unitholder Releases to Parent;

(f) Required Consents. All consents and approvals set forth on Schedule 6.3(f) shall have been obtained on terms and conditions reasonably acceptable to Parent and be in full force and effect, and copies of such consents and approvals shall have been delivered to Parent.

(g) No Pending Action. (i) There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government authority, and (ii) there shall not be instituted, pending or threatened any action or proceeding by any other Person, domestic or foreign, before any Government authority which, in the case of (ii), is determined by Parent, acting reasonably, to have a substantial likelihood of being successful in (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their Affiliates of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, or to compel Parent or Acquisition Subsidiary or any of their Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, (C) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their Affiliates to exercise full rights of the ownership of the equity interests of the Company, including, without limitation, the right to vote the Units of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their Affiliates on all matters properly presented to the holders of such equity interests, (D) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their Affiliates of the equity interests of the Company or any assets of the Company or any of its Subsidiaries, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

(h) Employment, Non-Competition and Confidentiality Agreements and Amended Employment Agreements. Employment, Non-Competition and Confidentiality Agreements and Amended Employment Agreements with all of the individuals listed on Schedule 6.3(h) shall remain in full force and effect on and as of the Closing Date.

(i) Key Personnel. None of the individuals listed on Schedule 6.3(i) has resigned or retired from the Company or any of its Subsidiaries or has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within 16 months after the Closing Date, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by an authorized officer of the Company, to such effect.

(j) 2008 Unit Plan and UAR Plan. The 2008 Unit Plan and the UAR Plan and all unit appreciation rights issued thereunder shall have been terminated and canceled and the holders (who are current employees of the Company) of not less than 90% of the awards and unit appreciation rights issued under such Plans, including each holder who is not entitled to any Merger Consideration pursuant to this Agreement, shall have entered into releases in substantially the form attached hereto as Exhibit J-2 (the “UAR Release” and, together with the Unitholder Release, the “Releases”), and copies of such UAR Releases shall have been delivered to Parent.

(k) Warrants. Each outstanding warrant of the Company shall have been mandatorily exercised, terminated and/or canceled, effective as of or prior to the Effective Time, in accordance with its respective terms, and evidence of the same that is reasonable satisfactory to Parent shall have been delivered to Parent.

(l) Lock-Up Agreement. Each Preferred Unitholder who is to receive any shares of Parent Common Stock as part of such Preferred Unitholder’s Preferred Unitholder Initial Merger Payment shall have entered into a Lock-Up Agreement in substantially the form attached hereto as Exhibit K (the “Lock-Up Agreements”), and copies of each such Lock-Up Agreement shall have been delivered to Parent.

(m) Unitholder Expenses Schedule. The Company shall have delivered to Parent a schedule of the Estimated Unitholder Transaction Expenses.

(n) Deliveries. At the Closing, the Representatives or the Company shall deliver to Parent and/or such other Persons contemplated herein:

(i) to Parent and the Exchange Agent, the Exchange Agent Agreement, duly executed by the Representatives and the Exchange Agent;

(ii) to Parent and the Indemnification Escrow Agent, the Indemnification Escrow Agreement, duly executed by the Representatives and the Indemnification Escrow Agent;

(iii) to Parent and the Expense Escrow Agent, the Expense Escrow Agreement, duly executed by the Representatives and the Expense Escrow Agent;

(iv) the Certificate of Merger, duly executed by the Company;

(v) a certificate from each of Goodwin Procter LLP, Orrick Herrington and Sutcliffe LLP, Morgan Stanley, Goldman Sachs and such other Persons (other than Ernst & Young LLP, the Exchange Agent and the Indemnification Escrow Agent) for which payment is so required certifying as to the payment required to be paid to such Persons as Estimated Unitholder Transaction Expenses pursuant to Section 1.11(b) hereof, that such payment is in full satisfaction of all Unitholder Transaction Expenses owed to it by the Company or any of its Subsidiaries and, as applicable, evidence satisfactory to Parent in its reasonable discretion that any engagement letters with Morgan Stanley and Goldman Sachs (other than the Department of Energy Loan Guaranty Program engagement letter) have been effectively terminated (other than for continuing indemnification and similar obligations) without penalty or further obligation to Parent or the Company or any of its Subsidiaries after the Closing other than in respect of indemnification or other obligations that may, by the terms of such letters, survive termination;

(vi) the written resignations, effective the Closing Date, of each director or officers of the Company and each of its Subsidiaries as designated by Parent;

(vii) evidence reasonably satisfactory to Parent that all of the unit appreciation rights issued under the terms of the Company’s 2008 Unit Plan (the “2008 Unit Plan”) and Eighth Amended and Restated Unit Appreciation Rights Plan (the “UAR Plan”), as applicable, together with the actual 2008 Unit Plan and UAR Plan themselves, have been terminated and canceled and cease to represent any rights with respect thereto;

(viii) evidence reasonably satisfactory to Parent of the termination of the Company’s Registration Rights Agreement dated June 15, 2006, as amended pursuant to amendments one through eight;

(ix) fully executed Forms of Election from each Common Unitholder;

(x) fully executed copies of each Consideration Exchange Agreement;

(xi) an updated Common Unitholder Schedule, which schedule shall indicate, as of the Closing Date, each Common Unitholder’s Common Unitholder Stock Election or Common Unitholder Cash Election;

(xii) an updated Preferred Unitholder Schedule, which schedule shall indicate, as of the Closing Date, the portion of each Preferred Unitholder’s Net Merger Consideration which is payable in cash and the portion of each Preferred Unitholder’s Net Merger Consideration which is payable in shares of Parent Common Stock and shall reflect the actual Preferred Units Preference Amount as of the Closing Date;

(xiii) an updated Cashout UAR Holder Schedule;

(xiv) an executed AIQ Form for each Unitholder who will be receiving any shares of Parent Common Stock pursuant to this Agreement;

(xv) a certification by the Company, stating that FIRPTA withholding is not required, as set forth in Treasury Regulations Section 1.1445-11T(d)(2);

(xvi) a certificate of good standing, or equivalent certificate, for the Company and the material Subsidiaries listed on Schedule 6.3(n)(xvi) (“Material Subsidiaries”), dated within 10 Business Days of the Closing Date, issued by the appropriate Government;

(xvii) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company, and resolutions of the Unitholders and the Company Board, authorizing and approving the transactions contemplated hereby;

(xviii) the Revised Financial Statements;

(xix) evidence reasonably satisfactory to Parent that the employment agreements listed on Schedule 4.8 have been terminated effective as of the Effective Time;

(xx) an updated Preferred Unitholders Schedule reflecting the Preferred Unitholders Preference Amount as of the Closing Date; and

(xxi) a Registration Rights Agreement in substantially the form attached hereto as Exhibit L (the “Registration Rights Agreement”) executed by the Representatives.

(o) Blocker Purchase Agreements. Subject to Section 6.10(c), the transactions contemplated by each Blocker Purchase Agreement shall have been consummated immediately prior to the Effective Time, unless the failure of the transactions contemplated by any particular Blocker Purchase Agreement to have been consummated shall have directly or indirectly resulted from the failure of Parent to fulfill any of its obligations pursuant to such Blocker Purchase Agreement.

(p) Allocation. Parent shall have agreed to the valuation contemplated by Section 1.14 in its sole and absolute discretion.

6.4 Regulatory and Other Filings.

(a) The Company and Parent shall each cooperate reasonably with one another (i) in determining whether any action by or in respect of, or filing with, any Government authority is required or advisable, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Without limiting the foregoing Section 6.4(a), each of the Company and Parent hereby covenants and agrees to use its commercially reasonable efforts to secure termination or expiration of any waiting periods under any applicable Antitrust Law and to obtain any necessary approvals of any Antitrust Authority for the Merger and other transactions contemplated hereby. The Company and Parent shall each cooperate reasonably with one another to respond to and resolve any inquiry or investigation by any Antitrust Authority relating to their respective filings in connection with the transactions contemplated hereby with an Antitrust Authority (“Antitrust Filings”) or with respect to the transactions contemplated hereby. The Company and Parent shall each use commercially reasonable efforts to comply as promptly as practicable to any request from any Antitrust Authority for information, documents or other materials in connection with the review of the Antitrust Filings. The Company and Parent shall each promptly inform the other of any written or oral communication with, and to the extent practicable permit the other Party or its counsel to review in advance any proposed written communication to, any Antitrust Authority relating to its Antitrust Filing. To the extent practicable and consistent with the obligation to safeguard competitively-sensitive information, the Company and Parent shall each give the other Party reasonable advanced notice of, and the opportunity to participate in, any meeting or conference with any Antitrust Authority relating to the Antitrust Filings or the transactions contemplated hereby. Parent shall pay all filing and related fees in connection with any Antitrust Filings that must be made by any of the Parties (including the Company) under the HSR Act. The Company and Parent shall each furnish outside counsel for the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) with any Antitrust Authority concerning the review, clearance or approval of the transactions contemplated hereby, except to the extent prohibited by applicable Law or the instructions of such Antitrust Authority. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Company of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such material assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity interests of the Surviving Company.

6.5 Public Announcements. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release or making any other public announcement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, including, if applicable, its termination and the reasons therefor, and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, no Party shall issue any such press release, make any such statement or communication or schedule any such press conference or conference call without the consent of the other Parties, which shall not be unreasonably withheld.

6.6 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

6.7 Taxes.

(a) Parent shall, or shall cause the Surviving Company to, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for (i) all taxable periods ending on or prior to the Effective Time which are due after the Closing Date (and which will be identified on Schedule 6.7(a) delivered to Parent prior to the Closing Date) and (ii) all taxable periods that include (but do not end on) the Effective Time (all such periods described in this clause (ii) a “Straddle Period,” and all Tax Returns prepared under this Section 6.7 collectively “Pre-Closing Tax Returns”). Parent shall, or shall cause the Surviving Company to, (i) prepare all such Pre-Closing Tax Returns consistent with past practices, unless otherwise required by Law, (ii) provide such Pre-Closing Tax Returns that relate to income Taxes that flow through to the Unitholders or that relate to other Pre-Closing Tax Returns with respect to material amounts of Taxes to the Representatives for their review, comment and approval (which approval shall not be unreasonably withheld) as soon as reasonably practicable and not later than 45 days prior to the due date of such Tax Returns (including extensions) with respect to such income Tax Returns and not later than 10 days prior to the due date of such Tax Returns (including extensions) with respect to such non-income Tax Returns and (iii) make all such changes as are reasonably requested by the Representatives pursuant to the preceding clause (ii). In no event however shall such Pre-Closing Tax Returns be filed later than the date required by applicable Tax Law (including any extensions). If there is disagreement amongst Parent and the Representatives as to whether a comment is reasonably requested pursuant to the preceding clause (iii), Parent and the Representatives shall act in good faith to resolve any such dispute prior to the date on which such Pre-Closing Tax Return is required to be filed. In the event Parent and the Representatives are unable to resolve any dispute in good faith, the Representatives and Parent shall mutually request a nationally-recognized, independent accounting firm mutually acceptable to the Representatives and Parent to resolve any issue in dispute. The fees, costs and expenses of the Independent Accountants shall be allocated equally between the Representatives (out of the Expense Escrow Fund) and Parent. All income Tax Returns shall be filed by Parent and all Form K-1’s, and any corresponding state Tax forms, for all taxable periods ending on or prior to the Effective Time which are due after the Closing Date shall be distributed to Unitholders as soon as practicable, but in no event later than 45 days prior to the due date (including extensions), unless the Representatives consent to such delay or the parties are involved in a dispute as described in the preceding sentence. In no event, however, shall such Form K-1’s, and any corresponding state Tax forms, fail to be delivered to the Unitholders by the date so required by applicable Tax Law (including extensions).

(b) Any Tax refunds of the Company or its Subsidiaries that are received after Closing by Parent, the Company or its Subsidiaries, and any amounts credited against Tax to which the Company or its Subsidiaries become entitled, that relate to a pre-Closing period shall be for the account of the Unitholders to the extent such refund or credit was a refund or credit of Tax for which the Unitholders are responsible and Parent shall pay over to the Representatives any such refund or the amount of any such credit within 15 days after receipt or application of any such credit against Tax.

(c) Parent shall not (and, after the Closing, shall not allow the Company, its Subsidiaries or the Surviving Company to) amend any Tax Return for a taxable period ending on or prior to the Closing Date or any Straddle Period, without the prior written consent of the Representatives (which consent will not be unreasonably withheld, conditioned or delayed) if the effect of such amended Tax Return is to increase Taxes payable by the Unitholders or Taxes for which the Unitholders are liable.

(d) Parent, the Company and the Representatives shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Government entity, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Parent, the Company and the Representatives will retain for the full period of any statute of limitations, and upon reasonable request will provide the others with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(e) None of Parent, the Company, the Acquisition Subsidiary or any of their affiliates shall make an election under Section 338 of the Code with respect to the purchase of any Subsidiaries of the Company when such election would give rise to a tax liability for which the Company is liable.

(f) At the request of Parent, the Company shall make an effective election under Section 754 of the Code and any comparable provision of foreign, state or local law with respect to the acquisition of the Company.

6.8 Proxy Statement/Offering Memorandum.

(a) The Proxy Statement/Offering Memorandum, in the form delivered to the Unitholders, together with any and all amendments or supplements thereto (the “Proxy Statement/Offering Memorandum”), shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be issued in accordance with this Agreement and a proxy statement for purposes of obtaining approval of the Merger Agreement and the Merger by the

Unitholders. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Offering Memorandum, the Company, Parent and Acquisition Subsidiary shall cooperate in delivering any such amendment or supplement to all Unitholders as promptly as reasonably practicable.

(b) Parent, Acquisition Subsidiary and the Company shall use commercially reasonable efforts to cause the issuance of Parent Common Stock in the Merger to be exempt from the registration requirements of the Securities Act, by reason of Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act or otherwise, and otherwise to comply with all requirements of applicable federal and state securities laws.

(c) Parent agrees promptly to advise the Company if, at any time prior to the Closing, to Parent’s knowledge any information relating to Parent or Acquisition Subsidiary in the Proxy Statement/Offering Memorandum is or becomes incorrect or incomplete in any material respect. The Company agrees promptly to advise the Parent if, at any time prior to the Closing, to the Company’s Knowledge any information relating to the Company or any of its Subsidiaries in the Proxy Statement/Offering Memorandum is or becomes incorrect or incomplete in any material respect. Such notifying party will take such steps as may be necessary in order to cause the Proxy Statement/Offering Memorandum, insofar as it relates to such party (or any of its Subsidiaries), to continue to comply in all material respects with the applicable provisions of the Securities Act after the delivery thereof to the Unitholders

6.9 Director and Officer Liability.

(a) Prior to the Closing, the Company shall have purchased a six-year tail policy for its officers’ and directors’ liability insurance with an aggregate premium not in excess of $81,000 and on terms consistent with those in effect for the Company on July 7, 2009 and those set forth in the policies listed on Schedule 6.9 (which policies have been made available to Parent), and following the Effective Time, Parent shall cause the Surviving Company to maintain such policy in full force and effect throughout the term of such policy (with no obligation to extend the policy beyond its six-year term), and to continue to honor its obligations thereunder.

(b) Parent and Acquisition Subsidiary agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries provided for in the respective operating agreement, charters or by-laws or otherwise in effect as of July 7, 2009 or pursuant to the policies listed on Schedule 6.9 shall continue in full force and effect for a period of six (6) years from the Effective Time and Parent and Acquisition Subsidiary shall cause the Company and its Subsidiaries to perform the same; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and the Surviving Company also agree to indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more of its Subsidiaries in effect as of July 7, 2009 or the policies listed on Schedule 6.9.

(c) The obligations under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the prior written consent of each Person affected thereby (it being expressly agreed that the Persons to whom this Section 6.9 applies, including the present and former directors and officers of the Company and its Subsidiaries, shall be third party beneficiaries of this Section 6.9 and shall be entitled to enforce the covenants contained herein).

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, assume and have the financial ability to fully perform the obligations set forth in this Section 6.9.

6.10 Blocker Purchase.

(a) Subject to Section 6.10(c), immediately prior to the Effective Time, Parent shall cause a direct wholly owned subsidiary of Parent to purchase all of the outstanding equity interests (“Blocker Interests”) of the tax blocker entities affiliated with the Persons set forth on Schedule 6.10 (“Blocker Entities”) that are, or will be prior to the Effective Time, Unitholders of the Company but only insofar as such Blocker Entities do not own in excess of the percentage of Units set forth next to the name of the Persons affiliated with such Blocker Entities as set forth on Schedule 6.10. Prior to the date hereof, Parent, Company and certain of the Blocker Entities have worked together in good faith to negotiate a form of Blocker Purchase Agreement, in the form attached hereto as Exhibit M (each, a “Blocker Purchase Agreement”), pursuant to which agreement such purchases shall occur. As of the date hereof, certain of the Persons contemplated to be parties thereto have agreed to certain provisions of the Blocker Purchase Agreements, as reflected in the attached exhibit, but acknowledge and agree that there are additional material provisions of the Blocker Purchase Agreements that remain to be finalized and certain related amendments to this Agreement that will be required to ensure each of the Company, the Unitholders, the Blocker Owners (as defined below) and Parent are in substantially the same position (after disregarding the effect of the Blocker Entities) as a result of the transactions contemplated by any Blocker Purchase Agreement that such Person would have been if Parent had acquired all of the Units by virtue of the Merger pursuant to this Agreement (including the escrow arrangements and indemnification rights of the Persons contemplated hereby), subject, however, to the rights and obligations under the Blocker Purchase Agreements of the Blocker Owners, Parent and the wholly owned subsidiary of Parent that is contemplated to be a party to the Blocker Purchase Agreements.

(b) During the ten (10) Business Day period following the date hereof, Parent and the Company shall negotiate in good faith (including with the Blocker Entities and Blocker Owners) and finalize the Blocker Purchase Agreements and any related amendments to this Agreement with the objectives of:

(i) ensuring that the corporate mechanics will be treated as sale of the Blocker Interests to a directly wholly owned subsidiary of Parent for U.S. Federal Income Tax Purposes and not as sale of the underlying Units held by the Blocker Entities;

(ii) ensuring that the Merger will be effectively consummated in accordance with applicable Law and that, assuming the accuracy of the representations and warranties of and fulfillment of the covenants and agreements by the Blocker Owners in the form of the Blocker Purchase Agreement as finalized pursuant to this Section 6.10, the only detriment to the Parent of consummation of the transactions contemplated by the Blocker Purchase Agreement is the loss of the Foregone Tax Benefit;

(iii) providing reasonable assurances that a holder of Blocker Interest(s) (a “Blocker Owner”) shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of this Agreement than such Blocker Owner would have had if, immediately prior to the Effective Time, the Units held by the Blocker Entity had instead been held directly by such Blocker Owner (in proportion to such Blocker Owner’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to this Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Blocker Owner with respect to such Blocker Entity as expressly provided in the Blocker Purchase Agreements;

(iv) providing reasonable assurances that each Parent Indemnified Person shall have no greater and no fewer rights or obligations with respect to the transactions, agreements, covenants, indemnities and other provisions of this Agreement than such Parent Indemnified Person would have had if, immediately prior to the Effective Time, the Units held by the Blocker Entity had instead been held directly by such Blocker Owner (in proportion to such Blocker Owner’s interest in the Blocker Entity) and been acquired by the Parent by virtue of the Merger pursuant to this Agreement; provided, however, that nothing herein shall limit the rights or obligations of any Parent Indemnified Person with respect to such Blocker Entity as expressly provided in the Blocker Purchase Agreements;

(v) amending this Agreement and/or any other Transaction Document as is reasonably necessary or advisable to account for the fact that, as of the Effective Time, Parent shall be the indirect owner of certain Units as a result of the consummation of the transactions contemplated by the Blocker Purchase Agreements and that any Units so indirectly owned by Parent as of immediately prior to the Effective Time shall not be entitled to consideration or any other rights pursuant to this Agreement with respect to such Units and shall be “carved out” of the transactions contemplated hereby and none of the Parent Indemnified Persons shall have any obligations (including indemnity obligations) with respect to such ownership of those Units or as a Unitholder under this Agreement; and

(vi) taking such other actions and reaching such other agreements as are reasonably necessary to assure that, when taken together, the transactions contemplated by the Blocker Purchase Agreements and the transactions contemplated by this Agreement equitably reflect the relative rights and obligations of the respective parties (including the rights of the Parent Indemnified Persons and the Unitholders hereunder) that are otherwise reflected entirely within this Agreement on the date hereof, but for the intention of Parent and its wholly owned subsidiary, on the one hand, and the Blocker Owners, on the other hand, to consummate the transactions contemplated by the Blocker Purchase Agreements on the terms set forth in this Section 6.10.

(c) Notwithstanding the foregoing terms of this Section 6.10, if a Blocker Owner refuses or otherwise does not enter into a form of Blocker Purchase Agreement on terms which are consistent with the terms of this Section 6.10, then the Parent shall have no obligation to cause its wholly owned subsidiary to purchase the Blocker Interest owned by such Blocker Owner, and in lieu thereof, the Units owned by the applicable Blocker Entity shall be acquired by Parent by virtue of the Merger pursuant to the terms of this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties made herein shall survive the Closing and continue in effect until 15 months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Power), 2.2(a) (Subsidiaries), 2.3 (Capitalization and Related Matters), 2.4(a), (b) and the first sentence of (e) (Enforceability; Noncontravention; Consents), and 2.32 (Brokers, Finders) shall survive in perpetuity and (ii) the representations and warranties set forth in Sections 2.8 (Taxes) and 2.21 (Environmental Matters) shall survive the Closing and continue in effect until 30 days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof). Notwithstanding any provision of this Agreement to the contrary, no Parent Indemnified Person or Unitholder Indemnified Person shall be entitled to recover for any Losses unless such party shall have delivered to the indemnifying party (and, in the case of any claim by a Parent Indemnified Person, the Representatives) a written notice within the applicable survival period contemplated by this Section 7.1, and if such a notice is given, the survival period for the claim asserted in such claim notice shall continue until such claim is fully resolved. Except as otherwise expressly set forth in this Agreement, all covenants, agreements and obligations made by any Party herein shall continue to be enforceable in accordance with their terms and, if no specific term is specified, in perpetuity. The representations and warranties set forth in Sections 2.1 (Organization, Qualification and Power), 2.2(a) (Subsidiaries), 2.3 (Capitalization and Related Matters), 2.4(a), (b) and the first sentence of (e) (Enforceability; Noncontravention; Consents) and 2.32 (Brokers, Finders), shall be referred to herein as the “Company Fundamental Reps.”

7.2 Indemnification of Parent.

(a) From and after the Closing, pursuant to this Agreement and the Indemnification Escrow Agreement and subject to the limitations contained in this Article 7, Parent and its Affiliates (including, from and after the Closing, the Surviving Company) and the present and former directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Parent Indemnified Persons”), shall be indemnified and held harmless from and against, any and all claims, losses, judgments, orders, damages, liabilities, expenses or costs including reasonable attorneys’ fees and expenses (“Losses”) actually incurred by any of them, resulting from or arising out of:

(i) any breach of any representation or warranty made by the Company in Article 2 of this Agreement or any other Transaction Document;

(ii) any breach by the Company of any covenant or agreement contained in this Agreement or any other Transaction Document that is to be performed prior to the Merger or was required to have been performed prior to the Merger or any breach by the Representatives of any covenant or agreement contained in this Agreement or any other Transaction Document;

(iii) the matters set forth on Schedule 7.2(a)(iii) (the “Scheduled Indemnity Matters”);

(iv) the Unitholder Transaction Expenses (the “Expenses Indemnity”) (it being acknowledged and agreed that the Pro Rated Excess Unitholder Transaction Expenses which are paid out of the Preferred Unitholder Initial Cash Payment shall not be deemed Losses of Parent for any purposes of this Agreement, including without limitation for purposes of the Parent Cap or Parent Special Matters Cap);

(v) any continuing indemnification or similar obligation under any engagement letter with Morgan Stanley or Goldman Sachs, whether or not such engagement letter shall have been terminated (the “Engagement Letter Indemnification Indemnity”);

(vi) any claims (including claims made against the Company, the Surviving Company or their respective directors, officers or managers) made by current (i.e., those as of the date of this Agreement or those who become such between the date of this Agreement and the Closing Date) or former (A) direct or indirect holders of equity interests of the Company (including the Unitholders and the Blocker Owners) or (B) holders of unit appreciation rights or other rights to acquire equity interests in the Company of any kind or nature whatsoever, in their capacity as a holder of equity interests or holder of any such rights or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than claims against Parent or Acquisition Subsidiary for breach of this Agreement, the other Transaction Documents and any of the other agreements executed and delivered by Parent or Acquisition Subsidiary in connection herewith) or otherwise at law or equity, and whether asserted prior to, at or after the Effective Time (other than claims for which the facts or circumstances giving rise to such claim first occur following Closing) (the “Unitholder Claims”); or

(vii) (X) the Company’s and its Subsidiaries’ Taxes or their liability, if any (for example, by reason of transferee liability or application of Treasury regulation 1.1502-6) for Taxes of others, including, but not limited to, Unitholders or any Affiliate of any Unitholder, or indemnified Losses payable with respect to Taxes claimed or assessed against the Company or any Subsidiary of the Company (A) for any Tax period (or portion thereof) ending on or before the Closing Date or as a result of the transactions contemplated hereby, (B) for any Tax period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 2.8 and 6.7 hereof, or (C) for a Tax period of the Company or any Subsidiary of the Company ending after the Closing Date arising out of the settlement or other resolution of a proposed Tax adjustment that relates to a Tax period ending on or before the Closing Date, in each case other than Taxes in the amounts and to the extent reflected in the Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in the Ordinary Course of Business, and in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, whether paid or unpaid, and (Y) any Foregone Tax Benefit in excess of $2,500,000 (collectively, the “Tax Indemnity” and, together with the Scheduled Indemnity Matters, the Expenses Indemnity, the Engagement Letter Indemnification Indemnity and the Unitholder Claims, the “Special Indemnity Matters”); provided, however, the obligation to indemnify the Parent Indemnified Persons for any Tax shall be limited to any Tax properly attributable to taxable periods, or portions thereof, ending on or before the Closing Date; provided, further, that the obligation to indemnify the Parent Indemnified Persons for any Tax shall not include any employment Taxes payable by the Company with respect to cash retention bonus under the Cash Bonus Plan.

(b) Subject to Section 7.6(d), Section 7.6(g), Section 7.7(b) and Section 9.7(b), from and after the Closing, the Parent Indemnified Parties shall be entitled to recover any indemnified Losses to which they are entitled hereunder in accordance with Section 7.7(f), from the Indemnification Escrow Account and by exercising its right of setoff against $42,450,000 of any Earnout Consideration otherwise payable (the “Adjustable Earnout Setoff Amount”); provided, however, that to the extent that the Company shall deliver to Parent, at Closing, Unitholder Releases from Unitholders holding more than

50% of the Units (or, in the case of the Blocker Entities, the Unitholder Releases shall be executed by the Blocker Owners and the Units that were held by such Blocker Entities prior to the consummation of the transactions contemplated by the Blocker Purchase Agreements shall be deemed to be included in such percentage) (the “Minimum Release Threshold Percentage”), the Adjustable Earnout Setoff Amount shall be reduced on a pro rata basis between the Minimum Release Threshold Percentage and 100% in the manner contemplated by Schedule 7.2(b) (it being understood that if Releases are executed and delivered by 100% of the Unitholders, the Adjustable Earnout Setoff Amount shall be zero (0)). None of Parent, the Surviving Company, any other Parent Indemnified Person or any of their respective Affiliates shall have a right to setoff against payment of any Earnout Consideration due to Unitholders under Article 1 except to the extent expressly provided for in this Agreement (including Sections 7.6(d) and 9.7(b)).

7.3 Indemnification of the Unitholders. From and after the Closing, pursuant to this Agreement and subject to the limitations contained in this Article 7, Parent shall hold the Unitholders, and the present and former directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Unitholder Indemnified Persons”) harmless and indemnify each of them from and against any and all indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) any breach of any representation or warranty made by Parent or Acquisition Subsidiary in this Agreement or any other Transaction Document; or

(b) any breach by Parent or Acquisition Subsidiary of any covenant or agreement of Parent or Acquisition Subsidiary contained in this Agreement or any other Transaction Document (including any breach by the Company of any covenant or agreement contained in this Agreement or any other Transaction Document that is to be performed following the Merger).

7.4 Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or the Representatives or a Unitholder seeks indemnification on behalf of a Unitholder Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice in accordance with Section 9.1 to the indemnifying party (the “Indemnifying Party”) specifying in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. If the claim for Losses does not arise from a Third Person Claim (which such claims shall be addressed as specified in Section 7.5 below), the Indemnifying Party shall have 45 days after receipt of notice of such Claim Notice from the Indemnified Party to object to such claim by giving notice to the Indemnified Party. If the Indemnifying Party has not so objected to the Claim Notice by the close of business on such 45th day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Party in accordance with the terms and conditions, and subject to the limitations set forth in this Article 7. If the Indemnifying Party objects timely to the Claim Notice and the Indemnified Party and the Indemnifying Party are unable to settle any such dispute, both Persons shall have all rights and remedies at law or in equity subject to the limitations set forth herein, and either the Indemnified Party or any Indemnifying Party may commence an action or proceeding to resolve such dispute and determine any amounts due hereunder from the Indemnifying Party.

For purposes of this Article 7, the Representatives have the full authority to act on behalf of the Unitholders and the Unitholder Indemnified Persons as either an Indemnifying Party or the Indemnified Party, provided that, as set forth in this Agreement, Parent shall be deemed to have given notice to all Unitholders pursuant to giving notice to the Representatives.

7.5 Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of an Indemnified Party to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to so give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby. Except as otherwise provided in this Section 7.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within 30 days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said 30 day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(b) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within 30 days after receipt thereof and thereby elects to conduct the defense of such Third Party Claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (z) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(c) Notwithstanding anything to the contrary contained in this Section 7.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, (A) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (B) would reasonably be expected to exceed the Parent Cap, the Parent Special Matters Cap, the Unitholder Special Matters Cap or the Unitholders’ Cap, as applicable, in any case as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within 15 days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 7.5(c), in accordance with its reasonable judgment or (iv) subject to clause (iii)(B) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

7.6 Limitations on Indemnity.

(a) The Parent Indemnified Persons shall not be entitled to indemnification in respect of indemnified Losses pursuant to Section 7.2(a)(i) unless and until such indemnified Losses exceed, in the aggregate, the threshold set forth on Schedule 7.6(a)-1 (the “Indemnification Threshold”), but then to the full extent of each such indemnified Loss that exceeds the De Minimis Threshold (it being understood that any indemnified Loss that is equal to or less than the De Minimis Threshold shall not be deemed to be an indemnifiable Loss or count toward the Indemnification Threshold). In no event shall Losses that count toward the Special Deductible also count toward the Indemnification Threshold and vice-versa. No claim for indemnification may be asserted in respect of indemnified Losses pursuant to Section 7.2(a)(i) except to the extent that the dollar value of each such Loss exceeds the threshold set forth on Schedule 7.6(a)-2 (the “De Minimis Threshold”), provided that, for purposes of this determination, a “claim” will be deemed to arise from a single circumstance or a collection of circumstances based on similar facts that give rise to a single claim or cause of action, whether or not such cause of action is pursued in any court proceeding. Notwithstanding anything to the contrary in this Agreement, neither the Indemnification Threshold limitation nor the De Minimis Threshold limitation shall apply in any manner whatsoever to any breach of the Company Fundamental Reps or in instances of willful breach, fraud or intentional misrepresentation by such Party.

(b) The Parent Indemnified Persons shall not be entitled to indemnification in respect of indemnified Losses related to the Special Indemnity Matters under Sections 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v) or 7.2(a)(vi) unless and until such indemnified Losses exceed, in the aggregate, the threshold set forth on Schedule 7.6(b) (the “Special Deductible”) and then only to the extent of any such excess. All Unitholder Transaction Expenses paid by Parent at Closing pursuant to Section 1.11 shall be counted toward the Special Deductible and, if such Unitholder Transaction Expenses paid by Parent at Closing are equal to or in excess of the Special Deductible (which, for the avoidance of doubt, they shall be if there shall exist any Pro Rated Excess Unitholder Transaction Expenses), shall fully satisfy the Special Deductible. In no event shall Losses related to the Special Indemnity Matters that count against the Special Deductible also count toward the Indemnification Threshold and vice-versa.

(c) Parent shall have no obligation to indemnify Unitholder Indemnified Persons in respect of indemnified Losses pursuant to Section 7.3(a) unless such indemnified Losses exceed, in the aggregate, the Indemnification Threshold. Notwithstanding anything to the contrary in this Agreement, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1 (Organization; Qualification and Power; Enforceability; Noncontravention), 3.2 (Capitalization and Related Matters) or 3.5 (Brokers; Finders) (the “Parent Fundamental Reps”) or in instances of willful breach, fraud or intentional misrepresentation by such Party.

(d) The aggregate amount of Losses that may be recovered by the Parent Indemnified Persons from and after the Closing (i) under Section 7.2(a)(i) for any matter other than a breach of a Company Fundamental Rep or Section 2.9(a) shall not exceed the Indemnification Escrow

Amount (the “Parent Cap”) or (ii) under Section 7.2(a)(i) with respect to a breach of a Company Fundamental Rep or Section 2.9(a), or pursuant to Section 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi) or 7.2(a)(vii) in respect of a Special Indemnity Matter (each a “Parent Cap Carveout Matter”) shall not exceed the Parent Cap plus the Adjustable Earnout Setoff Amount (as such Adjustable Earnout Setoff Amount may be reduced in accordance with Section 7.2(b)) (the “Parent Special Matters Cap”). For purposes of clarity, any Losses recovered by a Parent Indemnified Person in respect of the matters subject to the Parent Cap shall count toward the Parent Special Matters Cap but Losses that count toward the Parent Special Matters Cap shall not count toward the Parent Cap. Notwithstanding the first sentence of this Section 7.6(d), neither the Parent Cap nor the Parent Special Matters Cap shall apply in instances of willful breach, fraud or intentional misrepresentation. In addition, neither the Parent Cap nor the Parent Special Matters Cap shall apply to indemnification rights under or pursuant to Section 7.2(a)(ii), and it is agreed that the Parent Indemnified Persons shall have the right, in addition to any other remedies that may be available to any Parent Indemnified Person (including Parent) under the terms of this Agreement, to set-off against the Earnout Consideration in full with respect to such indemnification rights.

(e) The aggregate amount of indemnified Losses that may be recovered by the Unitholder Indemnified Persons from and after the Closing (i) under Section 7.3(a) for any matter other than a breach of a Parent Fundamental Rep shall not exceed the amount set forth on Schedule 7.6(e) (the “Unitholder Cap”) or (ii) under Section 7.3(a) with respect to a breach of a Parent Fundamental Rep (a “Unitholder Cap Carveout Matter”) shall not exceed an amount equal to the Unitholder Cap plus the Adjustable Earnout Setoff Amount (the “Unitholder Special Matters Cap”). For purposes of clarity, any Losses recovered by a Unitholder Indemnified Person in respect of the matters subject to the Unitholder Cap shall count toward the Unitholder Special Matters Cap but Losses that count toward the Unitholder Special Matters Cap shall not count toward the Unitholder Cap. Notwithstanding the first sentence of this Section 7.6(e), neither the Unitholder Cap nor the Unitholder Special Matters Cap shall apply to the obligations of any Party hereto in instances of willful breach, fraud or intentional misrepresentation by such Party. In addition, neither the Unitholder Cap nor the Unitholder Special Matters Cap shall apply to indemnification rights under or pursuant to Section 7.3(b).

(f) Notwithstanding any provision of this Agreement to the contrary, the obligations to indemnify the Parent Indemnified Persons in respect of the Special Indemnity Matters pursuant to Section 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v) and 7.2(a)(vi) shall expire and be of no further force and effect on the date that is 36 months following the Closing Date and the obligations to indemnify the Parent Indemnified Persons in respect of the Special Indemnity Matters pursuant to Section 7.2(a)(vii) shall expire and be of no further force and effect on the date that is 30 days after the expiration of the applicable statute of limitations with respect to the matters addressed therein (including any extensions or tollings thereof).

(g) Notwithstanding any provision of this Agreement to the contrary, but subject to the rights of Parent as contained in Section 1.12(c), Section 7.6(d) or Section 9.7(b), from and after the Closing the Parent Indemnified Persons shall first recover any Losses from the Indemnification Escrow Account before exercising their right of setoff (only up to the amount of the Adjustable Earnout Setoff Amount, if any, except as otherwise set forth in this Agreement, including in Section 1.12(c), Section 7.6(d) or Section 9.7(b)) against the Earnout Consideration payable pursuant to this Agreement or making any claim for Losses against any Unitholder individually on a several, not joint, basis.

7.7 Additional Indemnification Matters.

(a) For all Tax purposes, all indemnification payments under this Article 7 shall be treated by the Parties as adjustments to the Merger Consideration to the extent permitted by applicable law.

(b) For all purposes hereunder, from and after the Closing a Parent Indemnified Person shall be permitted to claim for indemnification for only (i) 92.166% of any Parent Indemnified Person’s Losses, until the aggregate amount of indemnified Losses paid to the Parent Indemnified Persons under this Article 7 and the Indemnification Escrow Agreement shall equal the Indemnification Escrow Amount and (ii) 100% of any Parent Indemnified Person Losses in excess thereof; provided, however, that, prior to this clause (ii) taking effect, 7.834% of any Parent Indemnified Person’s indemnified Losses referenced in the foregoing clause (i) shall be recovered by Parent on behalf of such Parent Indemnified Person in accordance with the Cash Bonus Plan. By way of illustrative example, if a Parent Indemnified Person suffers an indemnifiable Loss of $10,000,000 for which it desires to seek indemnification pursuant to any section of this Article 7, the amount for which it shall be permitted to make a claim for indemnification is $9,216,600. However, if the Parent Indemnified Persons suffer indemnifiable Losses, in the aggregate, of $32,551,000, the aggregate amount of indemnifiable Losses which they shall be entitled to recover under this Article 7 and the Indemnification Escrow Agreement shall equal $30,001,000 (it being understood that an additional $2,550,000 of indemnifiable Losses shall be recovered by Parent on behalf of Parent Indemnified Person in accordance with the Cash Bonus Plan).

(c) A Parent Indemnified Person shall be entitled to indemnification pursuant to this Article 7 for any Losses in respect of the first matter listed on Schedule 7.2(a)(iii) only to the extent that such Losses exceed the amount described on Schedule 7.7(c).

(d) No information or knowledge acquired, or investigations conducted, by Parent or its representatives, of the Company or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Parent or any Parent Indemnified Person under this Agreement. No information or knowledge acquired, or investigations conducted, by the Company, any of the Unitholders or their respective representatives, of Parent or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by the Unitholders or any Unitholder Indemnified Person under this Agreement.

(e) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of a Parent Indemnified Person, Unitholder Indemnified Person or any other party or third party beneficiary hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(f) The amount of any Losses for which indemnification is provided to any Parent Indemnified Person under this Article 7 shall, from and after the Closing, be net of any amounts actually recovered under insurance policies maintained by the Company in effect immediately prior to Closing and applicable to such Losses, net of reasonable out-of-pocket expenses actually incurred by the Parent Indemnified Person in obtaining such recovery. Parent will use its commercially reasonably efforts to promptly seek full recovery under the insurance policies referenced in the foregoing sentence; provided, however, that the Parent Indemnified Person (including Parent) shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses therefor, and the Parties hereto agree, without limiting any other rights any Indemnifying Party may have against Parent, not to delay in any manner the payment to Parent or any Parent Indemnified Person of such indemnification based on Parent’s non-fulfillment of the foregoing obligation at the time any such claim is made. To the extent that any insurance payment is actually recovered by a Parent Indemnified Person after the related indemnification payment has been made pursuant to this Agreement; the Parent Indemnified Person will pay over to the Indemnification Escrow Agent (to the extent that (a) amounts have been paid to Parent out of the Indemnification Escrow Account and (b) the Indemnification Escrow Agreement remains in effect) or to the Exchange Agent (or, if the Exchange Agent is no longer engaged, to the Representatives) for distribution to the applicable

Unitholders (in any other circumstance) the amounts of such insurance payments promptly after they are actually recovered. If permitted under the terms of the applicable insurance policies, in lieu of the foregoing, the Parent Indemnified Person may subrogate or assign its rights to recover under such insurance policies to the Representatives (on behalf of the Unitholders) or their designee.

(g) Except for Losses related to Special Indemnity Matters and indemnification under or pursuant to Section 7.2(a)(ii) (to which this Section 7.7(g) does not apply), from and after the Closing, the Loss of a Parent Indemnified Person for breach of representations and warranties of the Company pursuant to Section 7.2(a)(i) shall be net of any reserves established on the Balance Sheet in respect of the matter to which the Loss relates.

(h) In the absence of willful breach, fraud or intentional misrepresentation, under no circumstance shall any Parent Indemnified Person or Unitholder Indemnified Person be entitled to indemnification for any punitive or exemplary damages unless any of the foregoing is actually paid to a third party.

(i) Any Loss for which any Indemnified Party is entitled to indemnification under this Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement but nothing herein shall be deemed to restrict the ability of the Indemnified Party to select the representation, warranty, covenant or agreement upon which to base the Indemnified Party’s claim.

(j) Notwithstanding anything contained herein or elsewhere to the contrary, and except for the materiality qualification in Section 2.17(a), all “material” or similar materiality type qualifications (including “Company Material Adverse Effect” and “Company Material Adverse Change”) contained in the representations and warranties (or definitions used in the representations and warranties) set forth in Article 2 of this Agreement shall be ignored and not given any effect for purposes of the indemnification provisions hereof, including, without limitation, for purposes of determining whether or not a breach of a representation or warranty has occurred, determining whether the thresholds in Section 7.6 have been surpassed and/or determining the amount of any indemnifiable Losses; provided, however, that the terms “Material Contracts” and “Material Permits” shall have the meaning ascribed to that term as set forth therein without effect of this Section 7.7(j).

(k) Notwithstanding anything to the contrary in this Agreement but subject to Sections 7.2(b), 7.6(d), 7.6(g) and 9.7(b), Parent shall be entitled to set-off against payment of any Earnout Consideration due to any Unitholders under Section 1.12 hereof any amount payable (to the extent permitted under Section 1.12, Section 7.2(b), Section 7.6(d), Section 7.6(g) or Section 9.7(b) hereof) to any Parent Indemnified Person pursuant to this Article 7. Notwithstanding the foregoing, except as provided for in or contemplated by Section 9.7(b), Parent shall not be entitled to set-off in excess of the Adjustable Earnout Setoff Amount with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap (it being understood that if the Adjustable Earnout Setoff Amount is zero (0), none of Parent, the Surviving Company, any other Parent Indemnified Person or any of their respective Affiliates shall have a right to set-off against payment of any Earnout Consideration due to Unitholders under Article 1, except as provided for in or contemplated by Section 9.7(b), with respect to those indemnification rights of Parent Indemnified Persons that are subject to the Parent Special Matters Cap).

ARTICLE 8

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after the Required Unitholder Approval has been obtained:

(i) by mutual consent of the Company and Parent (on behalf of itself and Acquisition Subsidiary);

(ii) by either the Company or Parent (on behalf of itself and Acquisition Subsidiary) if the Closing shall not have occurred on or before December 31, 2009 (the “Drop Dead Date”); provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party’s failure to fulfill any of its obligations under this Agreement shall be the primary reason for the failure of the Closing to occur on or before said date; provided, further, that if any Government authority or applicable Law requires the Company and Parent to postpone the Closing Date in order to obtain a consent or approval (which is required prior to the consummation of the Merger) from such Government authority, or any waiting period under any applicable Antitrust Law has not expired or been terminated, such date shall automatically be extended to such date as required by such Government authority or as of which such waiting period has expired or been terminated (which shall be in no event later than January 31, 2010);

(iii) by either the Company or Parent, at any time after the Company Unitholder Meeting, if the Company has not obtained the Required Unitholder Approval by such time;

(iv) by Parent, at any time after the Company Unitholder Meeting, if the Company has not obtained the Company Unitholder Approval by such time;

(v) by either the Company or Parent, if any Government authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger (a “Governmental Order”);

(vi) by Parent, if (A) an Adverse Recommendation Change shall have occurred or the Company Board authorizes the Company to enter into a definitive agreement concerning a Superior Proposal or (B) the Company Board shall have failed to publicly confirm the Company Recommendation within five (5) Business Days of a written request by Parent that it do so;

(vii) by Parent if the Company shall have materially breached any of its obligations under Section 4.9 such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied;

(viii) by the Company, if the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a Superior Proposal; provided, however, that (x) the Company shall have paid any amounts due pursuant to Section 9.6(b) in accordance with the terms, and at the times, specified therein and (y)

this Agreement may be terminated on this basis only at a time that is after 5:00 p.m. Central time on the fifth (5th) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and at the end of such period, the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal (defined below) that Parent has submitted to the Company. Any such written notice shall attach the most current version of such agreement (or a description of all material terms and conditions thereof), and state that the Company Board otherwise intends to make an Adverse Recommendation Change (subject to compliance with this Agreement), and/or to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal. During any such five (5) Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal (it being understood that the Company may not terminate this Agreement or enter into any such binding agreement during such five (5) Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three (3) Business Day period);

(ix) by Parent if (A) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or (B) there shall have been a breach by the Company or any of the Representatives of any of its covenants or agreements hereunder, such that, in the case of either clause (A) or (B), the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Drop Dead Date and Parent has provided the Company with detailed written notice of such circumstance not less then 15 days prior to terminating the Agreement pursuant to this provision (except that such 15 day period shall be decreased to a period equal to the number of days, if any, prior to the Drop Dead Date if there are not 15 days remaining prior to the Drop Dead Date at the time of the delivery of such written notice, and it being agreed that the Parent shall be entitled to exercise its termination rights under this Section 8.1(a)(ix) on the Drop Dead Date in any case if there shall have been a Company Material Adverse Effect), provided that, with respect to clauses (A) and (B) above, Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach; or

(x) by the Company if (A) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition Subsidiary set forth in this Agreement, or (B) there shall have been a breach by Parent or Acquisition Subsidiary of any of their respective covenants or agreements hereunder, such, that in the case of either clause (A) or (B), the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Drop Dead Date and the Company has provided Parent with detailed written notice of such circumstance not less then 15 days prior to terminating the Agreement pursuant to this provision, provided that, with respect to clauses (A) and (B) above, the Company has not materially breached any of its obligations hereunder and failed to timely cure such breach.

The party desiring to terminate this Agreement pursuant to the preceding clauses (ii) through (xi) shall give written notice of such termination to the other party in accordance with Section 9.1 below.

(b) Effect of Termination. In the event of termination pursuant to this Article 8, the transactions contemplated hereby shall be abandoned without further action by the Parties hereto and this Agreement shall terminate, and there shall be no liability under this Agreement on the part of any Party hereto, except as set forth in the last sentence of Section 4.4(a) and in Sections 6.5, 8.1 and 9.6 hereof, which provisions shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall use its commercially reasonable efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any willful inaccuracy, willful misrepresentation or willful breach of this Agreement or any representation, warranty or covenant contained herein prior to termination.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery (with confirmation) to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Parent (or, after Closing, the Company):

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

Post Office Box 8

St. Peters, MO 63376

Attention:	General Counsel
Facsimile:	(866) 773-0791

with a copy to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, MO 63102

Attention:	Steven M. Baumer
Facsimile:	(314) 259-2020

If, prior to Closing, to the Company:

Sun Edison LLC

12500 Baltimore Avenue

Beltsville, MD 20705

Attention:	General Counsel
Facsimile:	(443) 909-7106

with a copy to:

Goodwin Procter LLP

901 New York Avenue, N.W.

Washington, DC 20001

Attention:	J. Hovey Kemp and Seung W. Baik
Facsimile:	(202) 346-4140

If to the Representatives:

Carlos Domenech

Sun Edison LLC

12500 Baltimore Avenue

Beltsville, MD 20705

Facsimile: (443) 909-7106

and

Peter J. Lee

Black River Asset Management

12700 Whitewater Drive

Minnetonka, MN 55343

Facsimile: (952) 367-1548

and

Thomas Melone

Allco Renewable Energy Limited

14 Wall Street, 20th Floor

New York, NY 10005

Facsimile: (801) 858-8818

with a copy to:

Goodwin Procter LLP

901 New York Avenue, N.W.

Washington, DC 20001

Attention:	J. Hovey Kemp and Seung W. Baik
Facsimile:	(202) 346-4140

9.2 Entire Agreement. This Agreement, the Confidentiality Agreement, the other Transaction Documents and the Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Except as contemplated in connection with the Blocker Purchase Agreements, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Representatives (which consent shall not be unreasonably withheld) or by the Representatives or the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights hereunder to any entity which is controlled by Parent.

9.4 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures may be transmitted by facsimile, pdf, email or similar form of electronic transmission.

9.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government authority and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this Agreement, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

9.6 Expenses.

(a) Parent shall pay the fees and expenses of its and Acquisition Subsidiary’s counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder. All Unitholder Transaction Expenses shall be paid pursuant to Section 1.11 if the Closing shall occur or by the Company if this Agreement is terminated.

(b) If a Payment Event occurs pursuant to clause (w) in the definition of Payment Event below, the Company shall pay Parent (by wire transfer of immediately available funds) a fee in an amount equal to $10,000,000 less the amount of fees and expenses of Parent previously reimbursed by the Company pursuant to this Section 9.6(b). If a Payment Event occurs pursuant to clause (x) in the definition of Payment Event below, the Company shall pay Parent (by wire transfer of immediately available funds) a fee equal to $10,000,000 (the “Termination Fee”). If a Payment Event occurs pursuant to clause (y) in the definition of Payment Event below, the Company shall (by wire transfer of immediately available funds), reimburse Parent for all of its documented out-of-pocket costs and expenses actually incurred by or on behalf of Parent (or its Affiliates) in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing costs and the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers up to an aggregate maximum of $2,000,000. If a Payment Event occurs pursuant to clause (z) in the definition of Payment Event below, the Company shall (by wire transfer of immediately available funds), reimburse Parent for all of its documented out-of-pocket costs and expenses actually incurred by or on behalf of Parent (or its Affiliates) in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing costs and the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers up to an aggregate maximum of $1,000,000 and pay Parent the Termination Fee. As used in this Agreement, “Payment Event” means the termination of this Agreement pursuant to (w) Section 8.1(a)(iii) if, within twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Qualifying Acquisition Proposal, (x) Section 8.1(a)(vii), (y) Sections 8.1(a)(iii), 8.1(a)(iv) or 8.1(a)(ix) or (z) Sections 8.1(a)(vi) or 8.1(a)(viii). Any payment pursuant to this Section 9.6(b) shall be made within two (2) Business Days of the occurrence of the Payment Event if

Parent shall have terminated this Agreement or simultaneously with the occurrence of such Payment Event if the Company shall have terminated this Agreement. For purposes of this Agreement, “Qualifying Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 40% or more of the consolidated assets of the Company and its Subsidiaries or over 40% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 40% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 40% of the consolidated assets of the Company.

(c) The Company acknowledges that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Acquisition Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Acquisition Subsidiary pursuant to this Section 9.6, it shall also pay any costs and expenses (including reasonable attorneys’ fees) incurred by Parent or Acquisition Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made. Notwithstanding anything to the contrary in this Agreement, Parent hereby expressly acknowledges and agrees that, with respect to any termination (or attempted termination) of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 9.6(b), the payment by the Company to Parent of the Termination Fee (and, where applicable, the reimbursement by the Company of expenses as contemplated by Section 9.6(b) in addition to payment of the Termination Fee) shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members, or unitholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 9.6(b), the rights to payment under Section 9.6(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any actual termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.

9.7 Remedies.

(a) Prior to the Effective Time, except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement (including the right to seek specific performance) are cumulative and without prejudice to any other rights or remedies under Law. Without limitation of the foregoing, the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that either Parent, on the one hand, or the Company, on the other hand, shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.10, in addition to any other remedy to which it is entitled under this Agreement; provided, however, that if, following a termination of this Agreement pursuant to Section 8.1(a)(viii) and the related payment of the Termination Fee and reimbursement of expenses under Section 9.6(b), Parent files a lawsuit purporting to challenge the validity of such termination and purporting to seek specific performance of the Company’s obligation to consummate the Merger, Parent shall, prior to filing any such lawsuit, return to the Company all amounts previously paid under Section 9.6(b) together with interest on the amount so returned at a rate per annum equal to the prime rate (as published in The Wall Street Journal) in effect on the date such payment was originally made for the period between Parent’s receipt of such amounts and the Company’s receipt of such amounts when returned. Nothing in this Section 9.7(a) (including, without limitation, the proviso to the preceding sentence) is intended to, or shall be interpreted as, amending, modifying or superseding the provisions of Section 9.6(c) such that, in the event of a valid termination of this Agreement pursuant to which the Termination Fee (and, where applicable, the reimbursement by the Company of expenses as contemplated by Section 9.6(b) in addition to payment of the Termination Fee) is payable under Section 9.6(b), the payment of the Termination Fee (and, where applicable, the reimbursement by the Company of expenses as contemplated by Section 9.6(b) in addition to payment of the Termination Fee) shall constitute liquidated damages.

(b) From and after the Effective Time, the rights of the Parent Indemnified Persons and the Unitholder Indemnified Persons to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Article 7, and such indemnification rights shall be the sole and exclusive remedies of the Parent Indemnified Persons and the Unitholder Indemnified Persons, as applicable, subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or arising in connection herewith except that the foregoing shall not limit any rights in instances of fraud, willful breach or intentional misrepresentation. Notwithstanding anything else to the contrary in this Agreement, from and after the Closing, in instances of willful breach, fraud or intentional misrepresentation, then Parent shall be entitled to any and all remedies at law or in equity, including without limitation rights of setoff against the Earnout Consideration or otherwise.

9.8 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 9.9.

9.10 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the state courts located in the Court of Chancery of the State of Delaware, County of New Castle State of

Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 9.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 9.1 hereof; and service made by certified mail shall be complete seven (7) days after the same shall have been posted. The prevailing party in any litigation shall be entitled to reimbursement of its reasonable legal fees and expenses. Notwithstanding the foregoing, this Section 9.10 shall not apply to the matters addressed in Sections 1.12 ( other than Section 1.12(c)), 5.10 and 6.7.

9.11 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

9.12 Extension; Waiver. At any time prior to the Effective Time, the time for the performance of the obligations or other acts of the Parties hereto may be extended by the other Party or Parties and any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition or as a waiver of any subsequent breach or waiver of the same obligation, agreement or condition by such party; provided, further, that any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such extension or waiver is to be enforced.

9.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

9.14 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties and, with respect to Section 6.9, the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof and entitled to enforce their rights thereunder.

9.15 Subsidiary Compliance. Each of the Company and Parent shall cause its Subsidiaries to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. Whenever this Agreement requires a Subsidiary of the Company or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent, as applicable, to cause such Subsidiary to take such action.

9.16 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Representatives have retained Goodwin Procter LLP to act as the Representatives’ counsel in connection with the transactions contemplated hereby. Parent and Acquisition Subsidiary hereby agree that, in the event that a dispute arises after the Closing between the Parent and its Subsidiaries on the one hand, and the Representatives and the Unitholders on the other hand, Goodwin Procter LLP may represent the Representatives and Unitholders in such dispute even though the interests of the Representatives and Unitholders may be directly adverse to Parent, and its Subsidiaries, and even though Goodwin Procter LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company or its Subsidiaries. Parent and Acquisition Subsidiary further agree that, as to all communications among Goodwin Procter LLP, the Company, its Subsidiaries, the Representatives and/or any Unitholder that relate specifically and solely to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence as the same relate or apply to any specific communications as between the Company or any Subsidiary of the Company and Goodwin Procter LLP belongs to the Representatives and the Unitholders and the same may be controlled by the Representatives and Unitholders and shall not pass to or be claimed by Parent, Acquisition Subsidiary, the Surviving Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company and its Subsidiaries on the one hand and a third party other than the Representatives or a Unitholder, on the other hand, Parent, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Ahmad Chatila
Name:	Ahmad Chatila
Title:	President and Chief Executive Officer

SIERRA ACQUISITION SUB, LLC

By:	/s/ Bradley D. Kohn
Name:	Bradley D. Kohn
Title:	Secretary

SUN EDISON LLC

By:	/s/ David Buzby
Name:	David Buzby
Title:	Manager

REPRESENTATIVES, as the initial Representatives

/s/ Carlos Domenech
Carlos Domenech

/s/ Peter J. Lee
Peter J. Lee

/s/ Thomas Melone
Thomas Melone

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Schedule 1.12(a)

EARNOUT CALCULATION SCHEDULE

1.	During the Earnout Period, the methodology described below under Schedule 1.12(i) shall be utilized by Parent and the Surviving Company in respect of the Earnout and the potential achievement of the Maximum Earnout Target. Upon the termination of the Earnout Period, the Earnout Statement to be delivered by Parent under Section 1.12(b) shall state the Aggregate Qualified Adjusted MWs of Financially Closed Projects (as defined below) and, subject to the provisions of Section 1.12, Parent shall pay the Unitholders the consideration specified in paragraph (ii) below in accordance with the terms of Section 1.12.

2.	Subject to Section 1.12(c) for pending claims and Parent’s setoff rights under Section 7.7(k) in order to satisfy Parent’s right to receive indemnification, notwithstanding the term of the Earnout Period, within fifteen (15) Business Days following the achievement of 80MWs of Aggregate Qualified Adjusted MWs of Financially Closed Projects, Parent shall cause the early payment of the Earnout Consideration to be paid to the Exchange Agent pursuant to Section 1.12 for distribution to the Unitholders pursuant to Section 1.12. As used herein, Early Payment means the lesser of (i) $[*] or (ii) an amount equal to the greater of (x) $[*] minus the Adjustable Earnout Setoff Amount or (y) $0. To the extent that all or a part of any such Early Payment is delayed by the operation of Section 7.7(k) but not actually used for such set-off purposes during the Earnout Period, it shall be released as part of the Earnout consideration at the end of the Earnout Period in accordance with section 1.12.

3.	On a monthly basis the Surviving Company financial, planning and analysis team will present to the CEO of Parent, with a copy to the Representatives, the information required to be provided under Schedule 5.10 and the cumulative qualified MWs completed and a quarterly forecast for the remainder of the year. The Parent CEO and president of the Surviving Company will as part of a monthly meeting ensure that the Earnout execution and Parent’s goals are aligned, with any material deviation to be subject to the prior written consent of the Representatives. In furtherance of the foregoing, by mutual written agreement, Parent and the Representatives may agree to amend the Earnout methodology contained in this Schedule 1.12 as necessary or advisable as long as it is for the benefit of the combined business and it is not unfair to the recipients of the Earnout Consideration.

4.	Pursuant to the Surviving Company’s efforts to achieve the Maximum Earnout Target, Parent and Surviving Company shall develop a mutually approved rolling quarterly module supply roadmap (the “Module Supply Plan”), describing what modules, and at what prices, Surviving Company can obtain modules that include Parent wafers. The Module Supply Plan shall be dated as of Closing Date and updated on no less than a quarterly basis. The Representatives shall receive a copy of the Module Supply Plan and such updates as they are developed.

5.

In the event (x) Parent and/or a third-party module company described in the Module Supply Plan are unable to deliver such modules on the terms and conditions (including, without limitation, price, warranty, efficiency, regulatory and technology approval) provided for in the Module Supply Plan or (y) Parent does not timely provide such Module Supply Plan, then Surviving Company may purchase modules not in conformity

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with the Module Supply Plan (in all other situations, Surviving Company shall use commercially reasonable efforts to purchase modules in conformity with the Module Supply Plan).

6.	In the event a solar development project requires modules that are not viable from a third-party module company utilizing Miyagi wafers (including, without limitation, due to technological, cost, permitting or other reasons), Surviving Company may purchase modules not in conformity with the Module Supply Plan

7.	If a project is not completed on a timely basis, or if the cost of such project is increased due to a failure of Parent to abide by the Module Supply Plan, such project shall be deemed to have achieved a GPM of [*]% or IRR of [*]%, as applicable, for such Development MWs (as defined in Schedule 1.12(i), sub-sections II(a) and III(a) below) (the “Automatic MW Qualification”); provided, however, that in no event shall the failure of a third party supplier to meet its commitments to Parent or Surviving Company under the agreed upon Module Supply Plan trigger the deemed completion of such a project unless such failure is attributable in whole or in substantial part to the actions or inactions of Parent.

Section 1.12(i)

The Unitholders of the Surviving Company shall be entitled to an Earnout based on the Aggregate Qualified Adjusted MWs of Financially Closed Projects if the Aggregate Qualified Adjusted MWs exceed the thresholds set forth in Section 1.12(ii). The Aggregate Qualified Adjusted MWs of Financially Closed Projects shall be equal to the sum of (i) the Development MWs (and the Revised Development MWs, if applicable) achieved during the Earnout Period that satisfy either the GPM Test or IRR Test, as defined below and (ii) the Automatic MW Qualification (as defined in paragraph 7 above).

I.	Earnout calculation generally; Definitions

a.	“Development MW” shall mean the MWs of nameplate capacity, DC, for solar photovoltaic projects where:

i.	The Surviving Company directly develops a project

ii.	The Surviving Company develops a project through its channel partner program in the U.S. if the Surviving Company facilitates the provision of the modules for installation by the channel partner

iii.	The Surviving Company installs projects through a joint venture (e.g., SkyPower) and the Surviving Company, directly or indirectly through a subsidiary, is the general, prime or sub-contractor engineering, procurement and construction provider

iv.	100% of international joint venture or licensing structures (e.g., the Sun IS Solar Energy Ltd. joint venture, the “Israel JV”)) if the Surviving Company facilitates the provision of modules for installations

b.	A Development MW shall be determined as of the Financial Close for a project:

i.	“Financial Close” shall mean:

1.	The full, or partial in the event of a staged-project, financial closing pursuant to a project finance transaction (e.g., sale-leaseback;

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cash-sale; partnership flip; term debt facility (whether system is kept on our books or sold)) occurring after January 1, 2010 and on or prior to December 31, 2010

2.	A Development MW shall also count for the purpose of this earnout in the event such Financial Close occurs in January 2011, but only to the extent of the percentage of installation completion for such project as of 12/31/2010

a.	For the avoidance of doubt, a project will be deemed fully completed when a final building permit from the municipality, or comparable permit, is obtained

ii.	A project that includes both a partial sale and a build and hold component (i.e., where a portion, but not all, of the equity is sold to a third-party and where the decision to hold the project on the company’s balance sheet was part of the project plan) shall be divided between the GPM Test and IRR Test below based on the percentage of such project sold and/or retained by Surviving Company

c.	Module costs

i.	For the purpose of the GPM Test and IRR Test below (and other than with respect to projects developed pursuant to Section IV below), a photovoltaic module will be priced at $[*] per watt.

1.	For the purposes of calculating the GPM Test or IRR test, when projects are outside the U.S., the $[*] per watt module cost shall be converted into the applicable currency at the exchange rate as of the signing date of the Agreement, as published in the Wall Street Journal.

ii.	Surviving Company shall use commercially reasonable efforts to obtain modules in a manner consistent with the Module Supply Plan (as provided in Schedule 1.12)

d.	“Earnout Adjustment”

i.	Notwithstanding the GPM Test of [*]% and IRR Test of [*]%, to the extent the GPM Test or IRR Test (as defined below) yield a result less than [*]% and [*]%, respectively (but not less than [*]% and [*]%, respectively), the Development MWs, that are included in the Aggregate Qualified Adjusted MWs of Financially Closed Projects shall be calculated pursuant to the following formula:

1.	For the GPM Test: Development MWs-[(1-(Actual GPM/[*]%)) * [*] * Development MWs] = the “Revised Development MWs”

2.	For the IRR Test: Development MWs-[1-(Actual IRR/[*]%)) * [*] * Development MWs] = the “Revised Development MWs”

3.	E.g., assuming 150MW at a [*]% GM achieved, would result in: 150 – [(1-([*]/[*])) * [*] * 150 = [*]MW

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II.	Gross margin calculation (the “GPM MWs”)

a.	The “GPM Test”: The cumulative number of Development MWs that in the aggregate achieve a GPM of => [*]%

b.	Development MWs subject to the GPM Test shall include any project sold in a cash-sale, or sale-leaseback transaction, to a third-party (collectively, “Project Sales”)

c.	“GPM” = Development Margin / Sale Proceeds

i.	“Development Margin” is the difference between the Sale Proceeds and the COGS

1.	Development Margin shall also include:

a.	License fees from Israel JV and similar JV (with less than 50% Surviving Company control)/license fee structures (this royalty amount would go into the numerator of the GPM calculation)

b.	The amount by which actual Surviving Company 2010 SG&A is more than or less than $[*], as a downward or upward adjustment, respectively; provided, however, that the $[*] SG&A amount for the purpose herein shall be adjusted accordingly due to capitalization decisions or accounting changes that differ from Surviving Company’s 2010 Business Plan; and provided further that this clause (b) shall not have the effect of reducing the Development Margin unless the Representatives have agreed that such reduction is consistent with achieving the Maximum Earnout Target

c.	The sale, if any, in calendar year 2010, of the residual value of 2010 development projects otherwise deemed Project Sales

ii.	“COGS” is the direct cost of project construction, and shall include only modules, inverters, balance of system costs, permit costs, contractor costs and external commissions; provided, however, that for any and all costs that should be included in a Surviving Company-only profit and loss statement, such costs must be either SG&A or COGS, with no exceptions.

iii.	“Sale Proceeds” is the sum of (i) gross purchase price as described in the bill of sale or similar agreement contracted to Surviving Company for Project Sales, (ii) the proceeds from the sale of any retained interest in the project that is not otherwise included in clause (i), and (iii) the proceeds from any rebates, grants or other similar revenue not transferred in the bill of sale or similar agreement referred to in clause (i)

III.	Internal rate of return calculation (the “IRR MWs”).

a.	The “IRR Test”: the cumulative number of Development MWs that in the aggregate meet an IRR => [*]%

b.

Development MWs subject to the IRR MWs shall include any project not sold to a third-party and kept either on Surviving Company’s balance sheet or as part of a Surviving Company equity fund or other financial structure in lieu of a third-party sale (collectively, “Retained Projects”); for the avoidance of doubt, (i) any

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projects not constituting Project Sales shall be considered Retained Projects and (ii) the decision to hold the project on the company’s balance sheet was part of the project plan.

c.	“IRR” = a solar project’s levered pre-tax cash internal rate of return on equity:

i.	Measured at the time of Financial Close, based on a baseline pro forma model using commercially reasonable assumptions

ii.	And by including the following items as additional pre-tax cash flows:

1.	the deduction for depreciation allowed to the Surviving Company in each relevant period multiplied by 35%, subject to any depreciation recapture, if any;

2.	in the case of U.S. projects, the deduction taken by the Surviving Company under Section 199 of the Internal Revenue Code multiplied by 35%, subject to any depreciation recapture, if any;

3.	The amount of the investment tax credit or the grant in lieu thereof recognized by the Surviving Company, subject to any recovery or recapture, if any.

IV.	Additional MWs

a.	In addition to the provisions relating to the Earnout otherwise described in this Schedule 1.12(i), the CEO of Parent and head of the Surviving Company shall use commercially reasonable efforts to agree on up to an additional 15MWs of incremental projects for the purpose of determining Development MWs for completion in the Earnout Period that (x) are not part of Surviving Company’s current Business Plan as of the Closing Date, (y) shall qualify for the Earnout described herein, and (z) shall utilize the actual module prices obtained by the Surviving Company’ for determination of the GPM Test and/or IRR Test set forth above (as opposed to the $[*] per watt price specified above).

Section 1.12(ii)

Aggregate Qualified Adjusted MW of Financially Closed Projects	Earnout Consideration
Less than 80	$0
80	$[*] payable in Parent Common Stock (valued at the Parent Common Stock Value) and cash on the terms set forth in the Agreement.
Greater than 80 to 120

The amounts previously earned as Earnout Consideration as described above, plus Earnout Consideration payable in Parent Common Stock and cash to holders of the Company’s Units in accordance with the terms of the Agreement based on a calculation of $[*] ([*]% of $[*]) for each Qualified Adjusted MW greater than 80 Qualified Adjusted MWs and up to and including 120 Qualified Adjusted MWs.

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Aggregate Qualified Adjusted MW of Financially Closed Projects	Earnout Consideration
Greater than 120 to 150

The amounts previously earned as Earnout Consideration as described above, plus Earnout Consideration payable in accordance with the terms of the Agreement based on a calculation of $[*] ([*]% of $[*]) for each MW greater than 120 Qualified Adjusted MWs and up to and including 150 Qualified Adjusted MWs (i.e., up to an additional $[*]).

Greater than 150	The amounts previously earned as Earnout Consideration as described above, but nothing additional (i.e., total of $89,000,000).

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Schedule 5.10

OPERATION OF SURVIVING COMPANY DURING THE EARNOUT PERIOD

(a) Except as Parent and the Representatives may otherwise agree in writing, from the Closing Date through and including the last day of the Earnout Period, Parent shall cause Surviving Company to, and Surviving Company shall, operate in the Ordinary Course of Business consistent with the conduct of the Company’s Business prior to the Closing Date, and Parent shall use commercially reasonable efforts to facilitate the ability of the Surviving Company to achieve the Maximum Earnout Target amounts, which would result, absent any allowed indemnification claims under Article 7, in the payment by Parent of the full Earnout Consideration (i.e., the full $89 million) by virtue of the Surviving Company having completed 150 MW of Installed Projects by the end of the Earnout Period (the “Maximum Earnout Target”). It is the express intent of the Parties that the Surviving Company be operated, consistent with this Schedule 5.10 and Section 5.10 of the Agreement, in such a manner during the Earnout Period as to facilitate the ability of the Surviving Company to achieve the Maximum Earnout Target. During the Earnout Period, again consistent with this Schedule 5.10 and Section 5.10 of the Agreement, neither Parent nor the Surviving Company shall take, agree to take, or commit to take, or fail to take, directly or indirectly, any action that would reasonably be expected to result in Surviving Company’s inability to achieve the Maximum Earnout Target unless to do so is otherwise commercially reasonable (and not done with the intention of impacting the Surviving Company’s ability to achieve the Maximum Earnout Target). Without limiting the foregoing, during the Earnout Period, except as Parent and the Representatives may otherwise agree in writing, from the Closing Date through and including the last day of the Earnout Period, Parent and its Subsidiaries shall not, and shall not permit the Surviving Company to, and the Surviving Company shall not:

(i) mortgage, otherwise encumber or subject to any senior or first priority Lien any of the Surviving Company’s properties or assets, and not otherwise encumber or subject to any Lien solar projects or assets intended to be financed by sale-leaseback, cash sale, partnership flip or debt financings, other than in the Ordinary Course of Business of the Surviving Company;

(ii) enter into any binding contract or agreement related to any commercial development of a power plant or project that will utilize any of the sources of financing to be provided or arranged by Parent for Surviving Company’s under this Schedule 5.10 and Section 5.10 of the Agreement, including without limitation the working capital (including SG&A expense funding), or project finance facilities of, or to be made available to, the Surviving Company, and the Parties hereby agree that no such project shall be included in the Earnout calculation; provided, however, that if Parent does enter into any such binding contract or agreement (or requires the Surviving Company to do so), the Parties agree that (A) such project shall not utilize any of the sources of financing described above, and (B) the work or efforts required by employees of the Surviving Company to effect such transactions, in the aggregate, if any, shall be of a magnitude such that they do not interfere in any material respect with the Surviving Company’s efforts to achieve the Maximum Earnout Target;

(iii) except with the consent of the Representatives, terminate or demote other than for Cause any two of the four employees set forth on Schedule 5.10A (each an “Earnout Key Employee); provided that “Cause” for this purpose shall mean when used in connection with the termination of a Earnout Key Employee, the termination of the Earnout Key Employee by the Parent or Surviving Company on account of (i) the failure of the Earnout Key Employee to make a good faith effort to substantially perform his duties (other than any such failure due to the

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Earnout Key Employee’s disability) or Participant’s insubordination with respect to a specific directive of the Earnout Key Employee’s officer to which the Earnout Key Employee reports directly or indirectly; (ii) Earnout Key Employee’s dishonesty, gross negligence in the performance of his duties or engaging in willful misconduct, which in the case of any such gross negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Surviving Company or Parent; (iii) breach by Earnout Key Employee of any material provision of any written agreement with the Surviving Company or Parent or material violation of any material Company policy applicable to the Earnout Key Employee; (iv) Earnout Key Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud; or (v) material neglect or negligence in the performance of such Earnout Key Employee’s duties, obligations and responsibilities; provided, however, that such Earnout Key Employees shall be provided with at least 10 business days advance written notice and an opportunity to cure such breaches or problems as described in Subsections (i), (iii) and (v) above;

(iv) establish any compensation or other benefit arrangements that would reasonably be expected to have the effect of impairing in any material respect the Surviving Company’s employees’ motivation to apply their best efforts to achieve the full Maximum Earnout Target or breach Section 5.10; provided, however, that the parties agree that so long as (i) the salaries at the Effective Time and the Inducement Grants for such employees are maintained (and not decreased or increased during the Earnout Period (except as may be permitted in clause (ii) hereof)) and (ii) unless 80MW of Aggregate Qualified Adjusted MWs of Financially Closed Projects are achieved pursuant to the Earnout, no additional compensation is provided to the Earnout Key Employees during the Earnout Period and for a period of one year thereafter, other than (x) the compensation in place as of the Effective Time, including without limitation the Inducement Grants, (y) normal vesting of equity compensation and contractual bonuses and (z) such other adjustments or increases generally applicable to other Parent executives in comparable positions, this covenant shall be deemed met;

(v) reorganize, consolidate or otherwise take steps to transfer any portion of the Surviving Company’s business to an entity other than the Surviving Company or its Subsidiaries or to expand, alter or change the type or nature of the Surviving Company’s business from the business conducted by the Surviving Company immediately prior to the Effective Time;

(vi) unreasonably require the Surviving Company to cut staff, capital expenditures and general and administrative expenses or take other actions that are not commercially reasonable (if the same would be inconsistent with the Company’s practices prior to the Effective Time) and/or a prudent business practice, provided, however, that it is not reasonably foreseeable that such actions would materially undermine the Surviving Company’s efforts and ability to achieve the Maximum Earnout Targets;

(vii) require or allow the Surviving Company to engage in any activity for the intended purpose of increasing the long term growth of the Business at the expense of achieving the Maximum Earnout Targets, except as Parent and the Representatives may otherwise agree in writing, which agreement could include credit towards or adjustment of one or more Earnout targets or thresholds;

(viii) materially change, modify or alter the Surviving Company’s pricing, marketing, sales, financing or operations in such a manner as would reasonably be expected to hinder or impair in any material respect its achievement of the Maximum Earnout Target (unless not to do the same would be commercially unreasonable); and

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(ix) compete with the Surviving Company for project development opportunities; provided, however, that nothing contained herein shall prevent Parent from (A) continuing to participate in its existing joint venture with Q-Cells International or similar joint ventures or (B) investing or providing capital to companies engaged in project development; notwithstanding anything to the contrary in the foregoing, in respect of any new business development opportunities not in Parent’s current pipeline or currently under consideration by Parent, the Surviving Company shall have a right of first refusal with regard to any Parent photovoltaic pipeline acquisitions, or Parent corporate acquisitions primarily valued based on the photovoltaic project pipeline, in each case for the acquisition of projects or pipeline only in the United States (which right of first refusal shall include the right to negotiate with Parent about the acquisition, including the terms, such as financing terms, thereof).

(b) In addition, during the Earnout Period, Parent shall:

(i) fund (by way of contribution of cash for common equity) the Surviving Company’s Business Plan for its planned level of SG&A of $[*] in 2010, subject to Section II of Schedule 1.12(i), accounting adjustments to $[*] amount; for the avoidance of doubt, Parent’s funding of such SG&A expense shall be a separate and distinct obligation from, and in addition to, Parent’s obligations to provide capital investment funds or arrange revolving credit pursuant to Subsections (ii) and (iii) below; provided, further, that Parent’s failure to fund less than the $[*] SG&A target but in no event less than 90% of such target shall not result in automatic MW credit for the earnout but instead shall be accounted for in sub-section II(c)(i)(1)(b) of the earnout methodology below;

(ii) fund (by way of contribution of cash for common equity) not less than an aggregate of One Hundred Million ($100,000,000) in working capital to the Surviving Company, in such increments as are requested by the Surviving Company, subject to such internal controls and financial policies and procedures as are consistent with the Parent’s controls, policies and procedures regarding capital distributions to its Subsidiaries, and consistent with the Business Plan, with such funding to be provided within five (5) Business Days of the Surviving Company’s request but, in any event no later than (A) Forty Million Dollars ($40,000,000) on the Closing Date (in excess of any amount used by Parent to pay off the Company’s note with HSH), (B) Thirty Million Dollars ($30,000,000) no later than January 2, 2010 and (C) Thirty Million Dollars ($30,000,000) by April 1, 2010;

(iii) if the need for such facility is required by the Business Plan and it is commercially reasonable for Parent to do so, use commercially reasonable efforts to obtain and make available to the Surviving Company a revolver or working capital facility (which revolver or working capital facility would be either a portion of Parent’s facility or a separate Surviving Company facility on similar terms) from a bank or financial institution suitable to the scale of the Surviving Company’s business, as set forth in the Business Plan, in order to achieve the Maximum Earnout Target;

(iv) use commercially reasonable efforts to cooperate with the Surviving Company, where prudent, advisable or in the best interests of Parent and the Surviving Company to do so, to provide or fund additional project financing or project equity or otherwise provide additional credit support in connection with government loan guarantee programs; provided, however, that in no event pursuant to this Schedule 5.10 and Section 5.10 of the Agreement shall Parent be required to provide parent guaranties except for (A) performance guaranties of operations and maintenance contracts consistent with the past practices of the Surviving Company prior to the Effective Time or (B) additional credit support in connection with

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government loan guarantee programs, where prudent and advisable; and provided, further, that in no event pursuant to this Schedule 5.10 and Section 5.10 of the Agreement shall Parent be required to provide letters of credit in connection with renewable energy credit contracts or EPC contracts except where such letters of credit are (A) consistent with the past practices of the Surviving Company prior to the Effective Time and (B) necessary to obtain a specific project or projects; and

(v) provide commercially reasonable assistance to Surviving Company to obtain modules, consistent with the Module Supply Plan agreed by the parties prior to Closing, as mutually agreed and updated during the Earnout Period;

(c) During the Earnout Period the Surviving Company and Parent shall provide to the Representatives updates no less frequently than monthly providing in reasonable detail information regarding the operation and result of the Surviving Company, the outstanding MW pipeline and MW backlog, the total MWs of installed projects during the prior calendar month and the total MWs of installed projects that satisfied the IRR Test and GPM Test during the prior calendar month, together with any other information reasonably necessary to allow the Representatives to assess the Surviving Company’s progress towards achievement of the Maximum Earnout Target, and Parent, its Subsidiaries and the Surviving Company’s compliance with the covenants set forth in this Section 5.10. If the Representatives believe that there has been the occurrence or non-occurrence of any event, occurrence or circumstance that in the Representatives’ reasonable good faith judgment is reasonably likely to have a material effect on the achievement or non-achievement of the Maximum Earnout Target, or in the event the Representatives disagree with the calculations in a monthly report from the Parent or that the Representatives believe that there has been a material breach of any covenant set forth in Section 5.10, (an “Alleged Earnout Covenant Breach”), then the dispute resolution and arbitration provisions of Section 5.10(e) below shall be utilized to achieve resolution of such Alleged Earnout Breach, which resolution could included extension of the Earnout Period for an appropriate period of time or the acceleration of some or all of the entire amount of the Earnout Consideration (i.e. Eighty Nine Million Dollars ($89,000,000)).

(d) If, during the Earnout Period, there is (i) a Sale of the Company or (ii) if there is (x) a Parent Acquisition, then the Maximum Earnout Target shall be deemed to have been met as of the date of the Sale of the Company or Parent Acquisition (as the case may be) and the full Earnout Consideration (i.e. Eighty Nine Million Dollars ($89,000,000) shall be due and payable pursuant to the payment and allocation provisions of Article 1. As used in this Schedule 5.10, the term “Sale of the Company” means any transaction or series of transactions pursuant to which any Person other than Parent or a direct or indirect wholly-owned subsidiary of Parent acquires (Y) units or membership interests of the Surviving Company possessing the voting power to elect a majority of the Surviving Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s units or membership interests or otherwise) or (Z) all or substantially all of the Surviving Company’s assets determined on a consolidated basis. As used in this Schedule 5.10, “Parent Acquisition” means any (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of Parent and its Subsidiaries or over 50% of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of Parent, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person (including as such term is defined in Section 13(d) of the Exchange Act, and the Affiliates, directors, officers, employees, agents and advisors of such Person) beneficially owning 50% or more of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of Parent, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction

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involving Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of Parent or (D) a change in the composition in more than 50% of the directors, excluding directors whose nomination was approved by a majority of the existing directors (and any previously approved directors).

(e) Disputes. In the event any dispute arises between at least two of the Representatives and Parent (or any of its Subsidiaries which expressly includes the Surviving Company and its Subsidiaries and the respective successors and assigns of each of the foregoing) the Company (each an “Earnout Party”) in connection with the Earnout or any of the covenants, agreements or calculations (including any calculation of the Aggregate Qualified Adjusted MWs of Financially Closed Projects, Earnout Statement or the Preliminary Earnout Calculation) or any of its component parts) set forth on this Schedule 5.10, the Earnout Parties agree that such dispute will be resolved as follows:

(i) Mediation. The Earnout Parties shall first attempt to resolve the dispute by themselves through the participation in such endeavor of the Chief Executive Officer of Parent and the Representatives. In the event that the Earnout Parties are unable to resolve such dispute themselves within ten business days that an Earnout Party has provided notice to the other Earnout Parties of such dispute (the “Initial Period”), then, within three (3) Business Days following the end the Initial Period, the Earnout Parties shall submit it to non-binding mediation through a neutral mediator selected by mutual agreement. In the event that the Earnout Parties are unable to resolve such dispute by mediation within fifteen (15) business days following such submission (the “Mediation Period”), it shall be resolved by binding arbitration as set forth below.

(ii) Rules. Except as expressly provided herein to the contrary, the arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. To the extent that there is any conflict between the rules of the American Arbitration Association and this Schedule 5.10, this Schedule 5.10 shall govern and determine the rights of the Earnout Parties.

(iii) Location; Selection of Arbitrators. The arbitration will take place in New York, New York, before a single arbitrator which arbitrator shall have experience in matters and industries relevant to such dispute, provided, however that if the amount in controversy exceeds $25 million, then either the Parent or the Representatives shall have the right to require that three arbitrators be used. In the event that the Earnout Parties cannot agree on a single arbitrator within five (5) Business Days following the end of the Mediation Period, then the arbitrator shall be selected as follows: either Earnout Party may request the American Arbitration Association to provide a list of five (5) proposed arbitrators, all of whom must be retired judges with at least ten (10) years of judicial experience, but who may still be active in the practice of law; provided that any such prospective arbitrator shall have experience in earnout matters relevant to such dispute. If the Earnout Parties are unable to mutually select an arbitrator from such list, the Earnout Parties to such dispute shall then take turns crossing off the names one at time until one name remains, who shall thereupon be appointed the arbitrator. The Earnout Parties to such dispute shall select by lot which of them strikes the first name from the list of proposed arbitrators. If the person selected in this method to be the arbitrator declines or is otherwise unavailable to serve as the arbitrator of the dispute, the arbitrator shall be selected from the same list of proposed arbitrators selected in the reverse order to which those proposed arbitrators’ names were struck from the list until one of those individuals elected to be the arbitrator accepts the appointment and is able to serve as the arbitrator.

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(iv) Arbitration Procedures. The arbitrator selected in the manner set forth herein (the “Arbitrator”) shall be requested to honor the intention of the Earnout Parties hereto to resolve the dispute quickly and in accordance with the intent of the parties expressed in this Schedule 5.10. All decisions shall be made with this intention in mind. The decision of the Arbitrator shall be final and binding on all Earnout Parties, their successors and assigns as applicable. Except as expressly set forth in this Agreement, the Arbitrator shall determine the manner in which the arbitration proceeding is conducted, including, without limitation, the time and place of all hearings, the order or presentation of evidence and all of the questions that arise with respect to the arbitration proceeding. The arbitration shall entitle both parties to conduct discovery consistent with the applicable rules of civil procedure for federal courts situated in New York, New York. If deemed necessary by the Arbitrator, the Arbitrator shall have the right to retain a nationally recognized accounting firm to aid in the Arbitrator’s consideration of the dispute which accounting firm must be reasonably acceptable to both Earnout Parties. The Arbitrator shall be required to determine all issues in accordance with Delaware law. The arbitration shall be conducted in “baseball arbitration” style, whereby each Earnout Party shall submit their proposed result, and the Arbitrator may only choose one or the other proposed result. Either Earnout Party to the arbitration may seek a judgment from a court of competent jurisdiction to enforce the award of the Arbitrator.

(v) Costs. The cost of arbitration, including administrative fees, fees for recording a transcript, and the Arbitrator’s fees, shall be borne equally by the Earnout Parties to the arbitration. Each Earnout Party shall bear the costs of the fees charged such Earnout Party by its own counsel; provided, however, that the Arbitrator shall have the discretion and the right, but not the obligation, to award reasonable attorneys’ fees to the Earnout Party determined by the Arbitrator to be the prevailing party (which shall be the Earnout Party whose proposed result is chosen by the Arbitrator).

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Schedule 7.6(e)-1

UNITHOLDER CAP

Thirty Million Dollars ($30,000,000).